    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                   FORM 10/A



                                AMENDMENT NO. 1


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

                              LANDAIR CORPORATION
             (Exact name of registrant as specified in its charter)

                 TENNESSEE                                       62-1743549
       (State or other jurisdiction                 (IRS employer identification number)
     of incorporation or organization)

             430 AIRPORT ROAD                                       37745
          GREENEVILLE, TENNESSEE                                 (ZIP Code)
 (Address of principal executive offices)

                                  423-636-7000
              (Registrant's telephone number, including area code)

                             ---------------------

                          Copies of Communications to:


            RICHARD H. ROBERTS                                  LEIGH WALTON
            LANDAIR CORPORATION                            BASS, BERRY & SIMS PLC
             430 AIRPORT ROAD                            2700 FIRST AMERICAN CENTER
       GREENEVILLE, TENNESSEE 37745                      NASHVILLE, TENNESSEE 37238
              (423) 636-7000                                   (615) 742-6200


                             ---------------------

       Securities to be registered pursuant to Section 12(b) of the Act:

                                      None
                                (Title of Class)

                             ---------------------

       Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, $0.01 Par Value Per Share
                     (Title of each class to be registered)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              LANDAIR CORPORATION

              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

ITEM                 FORM 10 ITEM CAPTION                       LOCATION IN INFORMATION STATEMENT
----                 --------------------                       ---------------------------------
1.     Business........................................  Business; Selected Financial Data
2.     Financial Information...........................  Selected Financial Data; Management's
                                                         Discussion and Analysis of Financial Condition
                                                           and Results of Operations
3.     Properties......................................  Business -- Properties
4.     Security Ownership of Certain Beneficial Owners
         and Management................................  Security Ownership of Certain Beneficial Owners
                                                         and Management
5.     Directors and Executive Officers................  Management
6.     Executive Compensation..........................  Compensation of Executive Officers in 1997
7.     Certain Relationships and Related
         Transactions..................................  Relationship between Services and the Company after the Distribution; Executive Compensation
                                                           and Other Matters
8.     Legal Proceedings...............................  Business -- Legal Proceedings
9.     Market Price of Dividends on the Registrant's
         Common Equity and Related Shareholder
         Matters.......................................  The Distribution -- Listing and Trading of the
                                                         Landair Corporation Common Stock; Risk
                                                           Factors -- No Current Price Market for the
                                                           Landair Corporation Common Stock; Possibility
                                                           of Significant Price Fluctuations; Dividend
                                                           Policy; Description of Company Capital Stock
10.    Recent Sales of Unregistered Securities.........  None
11.    Description of Registrant's Securities to be
         Registered....................................  Description of Company Capital Stock; Purposes
                                                         and Anti-takeover Effects of Legislation and
                                                           Certain Provisions of the Company's Charter
                                                           and Bylaws
12.    Indemnification of Directors and Officers.......  Liability and Indemnification of Directors and
                                                         Officers
13.    Financial Statements and Supplementary Data.....  Selected Financial Data; Pro Forma Condensed
                                                           Combined Financial Statements; Index to
                                                           Financial Statements
14.    Changes in and Disagreements with Accountants on
         Accounting and Financial Disclosure...........  None
15.    Financial Statements and Exhibits...............  Index to Financial Statements; Index to
                                                         Exhibits

                          LANDAIR SERVICES, INC. LOGO

                                August   , 1998

Dear Shareholder:

     I am pleased to inform you that the Board of Directors of Landair Services, Inc. ("Services") has approved a distribution to our shareholders of all the outstanding shares of common stock of Landair Corporation, its truckload subsidiary (the "Company"). The stock distribution is expected to be made on or about September 23, 1998 to holders of record of shares of the $.01 par value common stock of Services (the "Services Common Stock") on September 16, 1998. You will receive one share of the $.01 par value per share common stock of the Company (the "Landair Corporation Common Stock") for each share of Services Common Stock you hold on the record date.

     As a result of the distribution of Landair Corporation Common Stock, you will own shares in two separate public companies. Prior to the distribution of Landair Corporation Common Stock, Services intends to change its name to Forward Air Corporation, and will continue to operate its Forward Air network, which serves the growing deferred air freight market. The Company, on the other hand, will own and operate the Truckload operations now owned and operated by Landair Transport, Inc., a subsidiary of Services.

     In addition to changing its name to Forward Air Corporation to reflect its focus on the Forward Air operations, Services will change the symbol under which it is listed on the Nasdaq National Market to "FWRD." The Company, in turn, will assume the "LAND" ticker symbol and has applied for listing its stock under that symbol on the Nasdaq National Market.

     Your Board of Directors believes that the distribution, among other things, will allow investors, analysts and creditors to evaluate better the different merits of the two distinct businesses and their characteristics and prospects and thereby enhance the likelihood that each will achieve appropriate market recognition of its performance. Accordingly, Services believes that the distribution will position each company to enhance shareholder value and competitiveness.

     The enclosed Information Statement explains the proposed distribution in detail and provides financial and other important information regarding the Company. We urge you to read it carefully. Holders of Services Common Stock are not required to take any action to participate in the distribution. A shareholder vote is not required in connection with this matter and, accordingly, your proxy is not being sought.

                                          Sincerely,

                                          /s/Scott M. Niswonger
                                          Scott M. Niswonger
                                          Chairman, President and Chief
                                          Executive Officer

                                EXPLANATORY NOTE

     This Form 10/A-1 was originally filed on August 19, 1998 via the SEC's EDGAR filing system under the CIK code number of Landair Services, Inc., rather than the registrant, Landair Corporation. This Form 10/A-1 is being filed today under the CIK code number of the registrant, Landair Corporation. No other changes have been made to the Form 10/A-1 since its original filing on August 19, 1998.


                             INFORMATION STATEMENT
                              LANDAIR CORPORATION
                                  COMMON STOCK
                          ($0.01 par value per share)

     This Information Statement is being furnished to shareholders of Landair Services, Inc., a Tennessee corporation ("Services"), in connection with the pro rata distribution (the "Distribution") by Services to its shareholders of all of the outstanding shares of the $0.01 par value per share common stock (the "Landair Corporation Common Stock") of its wholly-owned subsidiary, Landair Corporation (the "Company"). Prior to the Distribution, the name of Services will, subject to the approval of the shareholders of Services, be changed to "Forward Air Corporation." References herein to "Services" include the newly named Forward Air Corporation.

     The Distribution is expected to be made on or about September 23, 1998 (the "Distribution Date") to holders of record of the $0.01 par value per share common stock of Services (the "Services Common Stock") as of the close of business on September 16, 1998 (the "Record Date"), subject to the satisfaction or waiver of certain conditions. The Distribution will be made on the basis of one share of Landair Corporation Common Stock for each share of Services Common Stock held on the Record Date. No consideration will be paid by holders of Services Common Stock for the shares of Landair Corporation Common Stock to be received in the Distribution, nor will they be required to surrender or exchange shares of Services Common Stock in order to receive Landair Corporation Common Stock. See "THE DISTRIBUTION."

     There is no current trading market for the Landair Corporation Common Stock, although a "when issued" market is expected to develop on or about the Record Date. The Company has applied for listing of the Landair Corporation Common Stock on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "LAND." See "THE DISTRIBUTION -- LISTING AND TRADING OF THE LANDAIR CORPORATION COMMON STOCK."

                             ---------------------

   IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS INFORMATION
                                   STATEMENT.

                             ---------------------

NO VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION. WE ARE
    NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

           The date of this Information Statement is August   , 1998

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................   ii
SUMMARY OF INFORMATION STATEMENT............................    1
SUMMARY FINANCIAL DATA......................................    6
RISK FACTORS................................................    7
THE DISTRIBUTION............................................   12
RELATIONSHIP BETWEEN SERVICES AND THE COMPANY AFTER THE
  DISTRIBUTION..............................................   16
FINANCING...................................................   19
SELECTED FINANCIAL DATA.....................................   20
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...........   21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   27
BUSINESS....................................................   32
MANAGEMENT..................................................   36
COMPENSATION OF EXECUTIVE OFFICERS IN 1997..................   41
1997 OPTION GRANTS, AGGREGATED OPTION EXERCISES AND OPTION
  VALUES....................................................   41
AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION
  VALUES....................................................   42
LANDAIR CORPORATION EMPLOYEE BENEFIT PLANS..................   44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   47
DESCRIPTION OF COMPANY CAPITAL STOCK........................   49
PURPOSES AND ANTI-TAKEOVER EFFECTS OF LEGISLATION AND
  CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS....   50
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.....   52
INDEPENDENT AUDITORS........................................   53
INDEX TO FINANCIAL STATEMENTS...............................  F-1
ANNEX A -- DISTRIBUTION AGREEMENT...........................  A-1


                             AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form 10 (such registration statement, as it may be amended or supplemented, the "Registration Statement") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Landair Corporation Common Stock. This Information Statement does not contain all of the information that is set forth in the Registration Statement and the exhibits and schedules thereto. The Registration Statement and the annexes, exhibits and schedules thereto are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, as well as the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; Seven World Trade Center, Suite 1300, New York, New York 10048; and at 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036. Copies of such information are obtainable by mail from the Public Reference Section of the SEC at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Copies of such material may also be obtained from the SEC's web site (http://www.sec.gov).


     Following the Distribution, the Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that will be filed by the Company with the SEC will be available for inspection and copying at the SEC's public reference facilities referred to above. Copies of such material will be obtainable by mail from the Public Reference Section of the SEC at the address referred to above at prescribed rates and from the SEC's web site referred to above.

     NO PERSON IS AUTHORIZED BY SERVICES OR THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER SERVICES OR THE COMPANY. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT NOR CONSUMMATION OF THE DISTRIBUTION CONTEMPLATED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                        SUMMARY OF INFORMATION STATEMENT

     This Summary is included for convenience only and should not be considered complete. This Summary is qualified in its entirety by reference to the more detailed information, including the Combined Financial Statements and Notes thereto, set forth elsewhere in this Information Statement and in the Distribution Agreement set forth as Annex A to this Information Statement (the "Distribution Agreement"). Shareholders are urged to read this Information Statement in its entirety. The Company is currently a wholly-owned subsidiary of Services. Pursuant to the terms of the Distribution Agreement and prior to the Distribution, Services will be reorganized (the "Reorganization") so that (i) substantially all of the operations, assets and liabilities related to the Truckload operations currently being conducted by Services or its subsidiaries (the "Truckload Business") will be transferred to the Company and its subsidiaries and (ii) substantially all of the operations, assets and liabilities related to the less-than-truckload deferred air freight business currently being conducted by Services or its subsidiaries (the "Forward Air Business") will continue to be owned by Services and its subsidiaries. Upon completion of the Reorganization and the Distribution, the Company will be an independent, separately-traded public company that owns and operates the Truckload Business. Unless the context otherwise requires, references in this Information Statement to Services and the Company shall include subsidiaries of Services and the Company after the Reorganization and the Distribution, and references in this Information Statement to the Company prior to the Distribution shall refer to the Truckload Business as operated by Services.

                                  THE COMPANY


     The Company is an irregular route, high-service level truckload carrier that transports a wide range of commodities in both intrastate and interstate commerce. The Company provides dry van common carrier and dedicated contract carriage for shippers of a variety of products in the medium- and short-haul markets. These products include, among others, air freight, automotive parts and supplies, electronics, metal products, paper products, retail and other consumer goods. The preponderance of the Company's business involves providing high-quality, specialized services to service-sensitive shippers. To assure the most efficient response to the differing requirements of customers at numerous shipping locations, the Company has a network of terminals where over-the-road tractors are based and drivers are domiciled.


     The Company utilizes a satellite-linked, computerized operations system to monitor and facilitate the movement of freight. The Company's operating philosophy is founded on maintaining the highest level of service at market competitive prices in the most efficient manner possible.

                                   OPERATIONS


     The Company currently conducts operations from ten terminals. Each terminal is the base for certain over-the-road tractors and is the domicile of the drivers who operate those tractors. These terminals have facilities and staff to provide driver supervision, fueling and routine maintenance. The Company also operates facilities for its dedicated operations. The Company believes this network of facilities enhances its ability to provide responsive service to its customers in an efficient manner.


     Each customer's shipment is accorded exclusive use of a trailer, with most shipments being transported directly from customer pick-up locations to destinations without a change of drivers, relays or circuitous routing via terminals. The Company operates a centralized customer service and operations center in Greeneville, Tennessee. All facilities and drivers are linked to a satellite communication and dispatch system which provides interactive updates to its operations.

     Since January 1998, the Company has recruited commission agents in addition to its continuing efforts to recruit independent contractors who own and operate their own tractors ("owner-operators"). The Company believes that the increased use of owner-operators and commission agents will tend to protect the Company during business downturns and should provide increased revenue without adding proportionate fixed costs.

     The Company's operations are divided into two primary divisions:


     Common Carrier Operations. The Company's common carrier operations serve customers with a variety of shipping needs. The common carrier operations' primary traffic consists of medium- and short-haul routes and is concentrated primarily in the eastern two-thirds of the United States. Customers of the common carrier operations include Fortune 500 companies who subscribe to a "core-carrier" strategy as well as smaller companies with regional shipping needs. Services include just-in-time delivery, satellite communications and electronic data interchange, as well as tailored services required to meet specific customer needs such as dedicated capacity, team operations and roller bed equipment used to serve its air cargo industry customers.

     Dedicated Contract Carriage. The Company's dedicated fleet operations provide dedicated equipment and personnel on a contractual basis to each of its customers for that customer's exclusive use, frequently as a lower cost alternative to private carriage. While providing shippers with a higher level of service, the implementation of a dedicated fleet program frees for other uses that portion of a shipper's capital that would have been invested in a private fleet. This ability to redeploy capital allows shippers to better utilize resources in furtherance of their primary businesses. The dedicated fleet's service typically includes certain of the staffing requirements associated with operating a private fleet.


     The primary focus of the Company's marketing strategy is to increase freight density within defined market areas that are consistent with the Company's growth and profit objectives by capitalizing on the trend of shippers to use a fewer number of truckload carriers in pursuit of a "core carrier" partnership strategy and the trend to outsource private fleet transportation requirements. The financial and operating goal of the Company is to maximize profitability by achieving optimal equipment utilization and yield, while meeting or exceeding customer service requirements.


     The Company's principal executive offices are located at 430 Airport Road, Greeneville, Tennessee 37745 and its telephone number is (423) 636-7000.

                                THE DISTRIBUTION

     Set forth below is a brief summary of certain terms of the Distribution and related transactions. The Distribution Agreement is more fully described herein under "THE DISTRIBUTION," and is attached as Annex A to this Information Statement.

Distributing Company.......  Landair Services, Inc., a Tennessee corporation
                             ("Services"), which, prior to the Distribution and subject to the approval of the shareholders of Services, will change its name to "Forward Air Corporation."

Distributed Company........  Landair Corporation, a Tennessee corporation (the
                             "Company"), which upon completion of the Reorganization and Distribution will be an independent, separately-traded public company that owns and operates the Truckload Business.

Distribution Ratio.........  One share of Landair Corporation Common Stock for each share of Services Common Stock held of record as of the close of business on the Record Date.


Securities to be
Distributed................  Based on approximately 6,195,631 shares of Services
                             Common Stock outstanding as of July 31, 1998, approximately 6,195,631 shares of Landair Corporation Common Stock will be distributed. The Landair Corporation Common Stock to be distributed will constitute all of the outstanding Common Stock of the Company immediately after the Distribution.



Record Date................  Close of business on September 16, 1998.



Distribution Date..........  On or about September 23, 1998.


Mailing Date...............  Certificates representing the shares of Landair
                             Corporation Common Stock to be distributed pursuant to the Distribution will be delivered to the Distribution Agent on the Distribution Date. The Distribution Agent will mail certificates representing the shares of Landair Corporation Common Stock to holders of Services Common Stock as soon as practicable after the Distribution Date. Holders of Services Common Stock should not send stock certificates to Services, the Company or the Distribution Agent. See "THE DISTRIBUTION -- MANNER OF EFFECTING THE DISTRIBUTION."

Distribution Agent.........  SunTrust Bank, Atlanta will be the distribution agent (the "Distribution Agent") for the Distribution.


Reasons for the
Distribution...............  Services believes that the Distribution will allow investors, analysts and creditors to evaluate better the different merits of the two businesses and their characteristics and prospects, and may enhance the likelihood that each will achieve appropriate market recognition of its performance. Accordingly, Services believes that the Distribution will position each company to enhance shareholder value and competitiveness. See "THE DISTRIBUTION -- BACKGROUND AND REASONS FOR THE DISTRIBUTION."



Tax Consequences...........  Services has received a private letter ruling (the
                             "Ruling") from the IRS to the effect, among other things, that receipt of shares of the Landair Corporation Common Stock by shareholders of Services will be tax-free and that Services will not recognize income, gain or loss as a result of the Distribution. Accordingly, neither Services or its shareholders will recognize gain or loss as a result of the Distribution of Landair Corporation

                             Common Stock. See "THE DISTRIBUTION -- CERTAIN FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION."


Reorganization.............  Pursuant to the Distribution Agreement and prior to the Distribution, Services and its subsidiaries will effect the Reorganization pursuant to which
                             (i) substantially all of the operations, assets and liabilities related to the Truckload Business will be transferred to the Company and its subsidiaries and (ii) substantially all of the operations, assets and liabilities related to the Forward Air Business will continue to be owned by Services and its subsidiaries.

Dividend Policy............  The Company currently expects that for the foreseeable future it will retain earnings to finance the growth of the Company's business. Future payment of dividends will depend upon the financial condition, results of operations, contractual restrictions and capital requirements of the Company, as well as other factors deemed relevant by the Board of Directors of the Company. See "RISK FACTORS -- DIVIDEND POLICY."


Listing and Trading
Market.....................  There is not currently a public market for the
                             Landair Corporation Common Stock, although the Company expects that a "when-issued" trading market may develop on or about the Record Date. The Company has applied for listing of the Landair Corporation Common Stock on the Nasdaq National Market under the symbol "LAND," the ticker symbol currently used by Services. Upon the change of its name to Forward Air Corporation prior to the Distribution, Services will also change the symbol under which it is listed on the Nasdaq National Market to "FWRD." See "RISK FACTORS -- NO CURRENT PUBLIC MARKET FOR THE LANDAIR CORPORATION COMMON STOCK; POSSIBILITY OF SIGNIFICANT PRICE FLUCTUATIONS" and "THE DISTRIBUTION -- LISTING AND TRADING OF THE LANDAIR CORPORATION COMMON STOCK."


Certain Provisions of
Charter and Bylaws.........  Certain provisions of the Company's Charter and
                             Bylaws and Tennessee law may have the effect of delaying or making more difficult an acquisition of control of the Company in a transaction not approved by the Board of Directors of the Company. See "PURPOSES AND ANTI-TAKEOVER EFFECTS OF LEGISLATION AND CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS." Provisions of the Company's Charter eliminate certain liabilities of its directors in connection with the performance of their duties. See "LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS LIMITATION OF LIABILITY."

Relationship Between
Services and the Company
  After the Distribution...  Services will have no stock ownership in the
                             Company upon consummation of the Distribution. For purposes of governing certain ongoing relationships between the Company and Services after the Distribution and to provide for an orderly transition, the Company and Services have entered into or will enter into certain agreements. Such agreements include (i) the Distribution Agreement, providing for the terms of the Distribution and the Reorganization; (ii) the Employee Benefit Matters Agreement, providing for certain allocations of responsibilities with respect to employee compensation and benefit matters; (iii) the Tax

                             Sharing Agreement pursuant to which the Company and Services will allocate tax liabilities that relate to periods prior to the Distribution Date, and based on subsequent actions of the Company, will allocate to the Company any liability that would arise if the Distribution were not tax-free; and
                             (iv) the Transition Services Agreement, providing for the performance of certain services between the Company and Services. See "RELATIONSHIP BETWEEN SERVICES AND THE COMPANY AFTER THE DISTRIBUTION."

Risk Factors...............  Shareholders should carefully consider all of the information contained in this Information
                             Statement, including the matters described under "RISK FACTORS."

                             SUMMARY FINANCIAL DATA


     The following table sets forth (i) summary historical financial data of the Truckload Business for each of the five years ended December 31, 1997 and for the six months ended June 30, 1998 and 1997 and (ii) summary pro forma financial data of the Truckload Business for the year ended December 31, 1997 and as of and for the six months ended June 30, 1998. The summary pro forma financial data of the Truckload Business has been derived from the Pro Forma Condensed Combined Financial Statements.



                                       SIX MONTHS ENDED JUNE 30,                       YEAR ENDED DECEMBER 31,
                                     -----------------------------   -----------------------------------------------------------
                                     PRO FORMA                       PRO FORMA
                                      1998(4)     1998      1997      1997(4)     1997      1996      1995      1994      1993
                                     ---------   -------   -------   ---------   -------   -------   -------   -------   -------
                                                                           (IN THOUSANDS)
INCOME STATEMENT DATA (1)(2):
Operating revenue..................   $51,543    $51,543   $42,625    $91,398    $91,398   $82,242   $87,764   $80,934   $66,083
Income from operations.............     3,093      3,093       970      3,739      3,739       825     4,104     3,642     1,287
Interest expense...................      (199)      (924)     (933)      (387)    (1,826)   (2,221)   (2,327)   (1,116)     (899)
Other income (expense), net........        26         26       (71)       (12)       (12)       59       227       280       376
                                      -------    -------   -------    -------    -------   -------   -------   -------   -------
Income (loss) before income
  taxes............................     2,920      2,195       (34)     3,340      1,901    (1,337)    2,004     2,806       764
Income taxes (benefit).............     1,133        850       (11)     1,312        751      (432)    1,067     1,402       343
                                      -------    -------   -------    -------    -------   -------   -------   -------   -------
Net income (loss)(3)...............   $ 1,787    $ 1,345   $   (23)   $ 2,028    $ 1,150   $  (905)  $   937   $ 1,404   $   421
                                      =======    =======   =======    =======    =======   =======   =======   =======   =======
Net income per common share:
  Basic............................   $  0.29                         $  0.33
  Diluted..........................   $  0.29                         $  0.33
BALANCE SHEET DATA:
Cash and cash equivalents..........   $    61    $    61
Total assets.......................    78,980     98,356
Long-term obligations, net of
  current portion..................         4     14,877
Shareholder's investment...........    44,220     40,903


---------------

(1) Results for 1994 and 1993 lack comparability to other periods because (i) 1994 includes an $805,000 loss on the sale and winding down of refrigerated trucking operations, and (ii) 1993 includes bonuses of approximately $1.1 million which represented non-recurring bonuses to key management and payments to Services' S Corporation shareholder to enable him to pay income taxes by virtue of Services' S Corporation status through October 29, 1993. Had these items not been included in the results of operations, income from operations, income before income taxes and net income would have been approximately $4.5, $3.6 and $1.8, and $2.4, $1.9, and $1.1 million in 1994 and 1993, respectively.
(2) The historical and pro forma financial information includes certain allocations of corporate administrative expenses by Services.
(3) Per share data has not been presented because the financial statements of the Truckload Business include primarily wholly-owned subsidiaries or divisions of Services.

(4) The summary pro forma balance sheet data of the Truckload Business, as of June 30, 1998, presents the financial position of the Truckload Business assuming the Reorganization and the Distribution had occurred on June 30, 1998. The summary pro forma income statement data for the year ended December 31, 1997 and the six months ended June 30, 1998 present the results of operations of the Truckload Business assuming the Reorganization and the Distribution had occurred on January 1, 1997. The summary combined pro forma financial data incorporates certain assumptions set forth in the footnotes to the Pro Forma Condensed Combined Financial Statements.

                                  RISK FACTORS

     Shareholders of Services should be aware that the Reorganization, the Distribution and the ownership of the Landair Corporation Common Stock involve certain risks, including those described below and elsewhere in this Information Statement, which could adversely affect the value of their holdings. Certain statements contained in this Information Statement constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used in this Information Statement, the words "estimate," "project," "intend," "expect," "anticipate" and similar expressions are intended to identify forward-looking statements. These forward-looking statements were based on various factors, many of which are beyond the Company's control and were derived utilizing numerous assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth below (which list does not purport to be exhaustive) and the matters set forth in this Information Statement generally.

NEW STAND-ALONE COMPANY; LACK OF PRIOR INDEPENDENT OPERATING HISTORY

     Upon consummation of the Distribution, the Company will be a stand-alone entity with less capital resources than Services prior to the Distribution. There can be no assurance that all of the Company's present customers will continue to do business with it as a stand-alone entity following the Distribution. Furthermore, the Company's management team has not operated the Company as a separate public company, and the Company will have a new Board of Directors, appointed by Services, effective as of the consummation of the Distribution.

     After the Distribution, the Company will have a continuing relationship with Services under the Transition Services Agreement described in "RELATIONSHIP BETWEEN SERVICES AND THE COMPANY AFTER THE DISTRIBUTION" for certain services. The Transition Services Agreement is intended to ensure that the Company's business will, during the term thereof, receive the same level of services as a stand-alone operation as it currently receives as a part of Services. There can be no assurance, however, that Services will be willing to continue providing such services, or that such services will be provided at a comparable level and cost, beyond the term of the Transition Services Agreement. The failure of Services to provide such services to the Company after the expiration of the Transition Services Agreement or to perform its obligations under the Transition Services Agreement following the Distribution could have a material adverse effect on the Company if comparable arrangements cannot be made. The impact of these and other changes on the Company's operations cannot be predicted. See "MANAGEMENT" and "RELATIONSHIP BETWEEN SERVICES AND THE COMPANY AFTER THE DISTRIBUTION."

SUBSTANTIAL CAPITAL REQUIREMENTS; UNAVAILABILITY OF FUTURE FINANCING FROM
SERVICES

     In order to compete effectively, the Company must have access to capital. The Company has relied in part upon Services to provide the cash necessary to fund capital expenditures and meet other cash requirements. In the future, Services will not provide the Company with financing or capital contributions. Accordingly, the Company may need to access lenders or equity markets or obtain additional funding sources in order to finance its operations and capital expenditures. No assurance can be given that the Company will have access to such financial markets or other funding in the future, or that any such financing or refinancing will be completed on favorable terms and in a timely manner.

COMPETITION

     The truckload industry is highly competitive, and the Company will compete with other regional and national carriers and, to a lesser extent, with less-than-truckload carriers, railroads and other means of transportation. Many of the Company's competitors have greater financial resources, more equipment or larger freight capacity than the Company. Service and price are the principal means of competition in the transportation industry. Historically, competition in the trucking industry has resulted in aggressive pricing, and management has no reason to believe that these conditions will change.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

     To succeed in the competitive truckload industry, the Company must continue to improve its quality of service and maintain competitive pricing. There can be no assurance that the Company will be successful in its attempts to meet the competitive demands of the industry, and the failure to do so would have a material adverse effect on its business, financial condition or results of operations.

     One customer of the Truckload Business, Federal Express Corporation, accounted for 29.4% of combined operating revenue of the Company for the year ended December 31, 1997.

POTENTIAL SALE OF LANDAIR CORPORATION COMMON STOCK BY SCOTT NISWONGER


     As a condition of the Ruling, Scott Niswonger is required, to the extent he sells any shares of Services Common Stock within twelve months following the Distribution, to dispose of an equal percentage of shares of Landair Corporation Common Stock within the later of twelve months following the Distribution or three months following such sale of Services Common Stock. Any sales by Mr. Niswonger of substantial amounts of Landair Corporation Common Stock following the Distribution, or the perception that such sales could occur, could adversely affect the prevailing market price of the Landair Corporation Common Stock.


AVAILABILITY OF DRIVERS

     The trucking industry continues to experience a shortage of qualified, experienced drivers. The availability of drivers is an important factor in the Company's ability to serve its customers. Competition for drivers is intense. The Company has periodically experienced driver shortages in certain geographical areas. The Company may not be able to employ a sufficient number of drivers from time to time to meet customer shipment demands, resulting in loss of revenue that might otherwise be available to the Company. There can be no assurance that in the future a shortage of qualified drivers would not have a material adverse effect on the Company's business, financial condition or results of operations.

POSSIBLE EFFECT OF ECONOMIC DEVELOPMENTS AND MARKET CONDITIONS

     Interest rate fluctuations, increases in fuel prices, economic recession, changes in customers' business cycles and industry capacity are factors over which the Company has little or no control, but which may adversely affect its business, financial condition or results of operations.


RISK OF LOSS OF "TAX-FREE" TREATMENT OF THE DISTRIBUTION



     Services has received a private letter ruling from the IRS to the effect that, among other things, the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code. Such ruling is based on the accuracy of certain factual representations and certain assumptions of Services. Although Services is not aware of any facts or circumstances that would cause such representations or assumptions to be false, no assurance can be given in this regard. Although the Tax Sharing Agreement restricts the ability of the Company and Services to engage in any transaction or commit or fail to take any action that would cause the Reorganization or the Distribution not to qualify as a tax free transaction for federal income tax purposes, certain actions or the failure to take certain actions by Services or the Company following the Distribution ("Post-Distribution Acts") potentially could render the Distribution taxable. Examples of such Post-Distribution Acts include, without limitation, (i) the transfer by Services or the Company of a material portion of its assets (other than a transfer of assets in the ordinary course of business); (ii) the merger of Services or the Company with or into another corporation; (iii) the discontinuance by Services or the Company of a material portion of its historical business activities; (iv) transfers of stock of Services and/or the Company by shareholders of sufficient quantity to cause the historic shareholders of Services not to be considered to have maintained sufficient "continuity of proprietary interest" in one or both of the companies; and (v) the failure of Services to offer to the public within twelve months of the Distribution newly issued shares of Services Common Stock representing approximately fifteen percent of the total issued and outstanding shares of Services Common Stock.



     If the Distribution were rendered taxable as a result of any Post-Distribution Act or for any other reason, Services would be subject to tax on the difference between the fair market value of the Landair Corporation Common Stock and the adjusted tax basis of the Landair Corporation Common Stock at the time of the Distribution and each holder of Services Common Stock who received shares of the Landair Corporation Common Stock in the Distribution would generally be treated as having received a taxable dividend includible in income in an amount equal to the fair market value of such Landair Corporation Common Stock received at the time of the Distribution. Under the Tax Sharing Agreement, the Company will generally indemnify Services with respect to any taxes incurred by Services in connection with the Distribution if the Distribution fails to qualify as a tax-free transaction for Federal income tax purposes as a result of a violation of any of the foregoing restrictions by the Company or as a result of certain misrepresentations or omissions by the Company to the IRS or to counsel of Services. See "RELATIONSHIP BETWEEN SERVICES AND THE COMPANY AFTER THE DISTRIBUTION -- DISTRIBUTION AGREEMENT."



NO CURRENT PUBLIC MARKET FOR THE LANDAIR CORPORATION COMMON STOCK; POSSIBILITY OF SIGNIFICANT PRICE FLUCTUATIONS



     Although the Company expects that a "when-issued" trading market may develop on or about the Record Date, there is not currently a public market for the Landair Corporation Common Stock. In addition, the trading price of the Landair Corporation Common Stock will be influenced by a variety of factors, including the Company's operating results, the depth and liquidity of the market for the Landair Corporation Common Stock, investor perception of the Company and the industries in which it participates and general economic and market conditions. Such prices may also be affected by certain provisions of the Company's Charter and Bylaws, as each will be in effect following the Distribution, which may have anti-takeover effects. Accordingly, there can be no assurance as to the prices at which trading in the Landair Corporation Common Stock will occur on a "when-issued" basis or after the Distribution. Although the Company has applied for listing the Landair Corporation Common Stock on the Nasdaq National Market, there can be no assurance that an active public market will develop for the Landair Corporation Common Stock. The prices at which trading in the Landair Corporation Common Stock occurs may fluctuate significantly, particularly until the Landair Corporation Common Stock issued in the Distribution is fully distributed. See "THE DISTRIBUTION -- LISTING AND TRADING OF THE LANDAIR CORPORATION COMMON STOCK."


DIVIDEND POLICY

     The Company currently expects that it will retain earnings to finance the growth of the Company's business. Future payment of dividends will depend upon the financial condition, results of operations, contractual restrictions and capital requirements of the Company, as well as other factors deemed relevant by the Board of Directors of the Company.

HOLDING COMPANY STRUCTURE

     The Company is a holding company and does not have any material assets other than the stock of its subsidiaries. Accordingly, the Company's ability to pay dividends, if any, on the Landair Corporation Common Stock, to service its indebtedness and meet its other cash needs are substantially dependent upon the results of operations of its subsidiaries and their cash flow, if any, generated by the operations of such subsidiaries.

FRAUDULENT TRANSFER AND RELATED CONSIDERATIONS

     Prior to the Distribution and as part of the Reorganization, Services and its subsidiaries will transfer certain assets and liabilities between the Company and Services relating to the Forward Air Business and the

Truckload Business. Such transfers, as well as the Distribution itself, may be subject to review under state or federal fraudulent transfer laws in the event of the bankruptcy or other financial difficulty of either the Company or Services.

     Under those laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of the Company, such as a trustee in bankruptcy or the Company as debtor in possession in a case under Chapter 11 of the United States Bankruptcy Code, were to find that at the time of such transfer of assets and liabilities, the Company either (i) was insolvent, (ii) was rendered insolvent, (iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, the court could avoid such transfer.

     Similarly, if a court in a lawsuit by an unpaid creditor or representative of creditors of Services, such as a trustee in bankruptcy or Services as debtor in possession, were to find that at the time of the Distribution one of the factors identified in clauses (i) through (iv) above applied to Services, such court could avoid the Distribution and direct the return of all shares of Landair Corporation Common Stock distributed thereunder to Services or to an entity to hold for the benefit of Services' creditors.

     Moreover, regardless of the factors identified in clauses (i) through (iv) above, the court could avoid such transfer of assets and liabilities or the Distribution if, in either case, it found that such transfer or the Distribution resulted from actual intent to hinder, delay or defraud creditors of the Company or Services, respectively.

     The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL; CERTAIN ANTI-TAKEOVER EFFECTS

     Certain provisions of the Company's Charter and Bylaws and Tennessee law could have the effect of delaying, deferring or preventing a change of control of the Company in a transaction not approved by the Company's Board of Directors. See "PURPOSES AND ANTI-TAKEOVER EFFECTS OF LEGISLATION AND CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS."

TRANSPORTATION REGULATIONS

     The business of the Company is subject to regulation by various federal and state agencies, including the United States Department of Transportation ("DOT"). The trucking industry is subject to regulatory and legislative changes (including limits on vehicle weights and size) that can affect the economics of the industry by requiring changes in operating practices or influencing the costs of providing services to shippers. See "BUSINESS -- TRANSPORTATION REGULATIONS."

ENVIRONMENTAL REGULATIONS

     The trucking industry is subject to stringent environmental laws and regulations, including laws and regulations dealing with underground fuel storage tanks and the transportation of hazardous materials. Laws protecting the environment have become more stringent. Management of the Company believes that the Company is in material compliance with all laws applicable to its operations, and is not aware of any situation or condition that it believes is likely to have a material adverse effect on its financial position or results of operations. There can be no assurance, however, that environmental matters existing with respect to the Company, or compliance by the Company with laws relating to environmental matters, will not have a material adverse effect on the Company's business, financial condition or results of operations. See "BUSINESS -- ENVIRONMENTAL REGULATIONS."

SEASONALITY


     In the trucking industry, revenue and operating results generally reflect a seasonal pattern as customers reduce shipments during and after the winter holiday season and during the month of July due to plant closings. Additionally, the volume of shipments is often affected by weather variations. The Company's operating expenses also have historically been higher in the winter months, due primarily to decreased fuel efficiency and increased maintenance costs of revenue equipment in colder weather.


INFLATION

     Significant increases in fuel prices, to the extent not offset by increases in rates, would have a material adverse effect on the profitability of the Company. Historically, the Company has responded to periods of sharply higher fuel prices by implementing fuel surcharge programs or base rate increases, or both, to recover additional costs, but there can be no assurance that the Company will be able to successfully implement such surcharges or increases in response to increased fuel costs in the future.

                                THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

     Services continually reviews its businesses, with a view to increasing competitiveness and efficiency of its operations and to enhancing the long-term interests of its shareholders. Following considerable review of available strategic alternatives for enhancing Services' shareholder value, the Board of Directors of Services concluded that the Distribution would be in the best interests of the Company, Services and Services' shareholders. Services believes that the Distribution will allow investors, analysts and creditors to evaluate better the different merits of the two businesses and their characteristics and prospects and may enhance the likelihood that each will achieve appropriate market recognition of its performance. Accordingly, Services believes that the Distribution will position each company to enhance long-term shareholder value and competitiveness.

     Financial Reasons. The Board of Directors and management of Services believe that the separation of the Truckload Business and the Forward Air Business into two public companies through the Distribution will enable each of the businesses to raise capital more efficiently, as both lenders and equity investors will be better able to assess the different risk profiles and operating characteristics of the Truckload Business and the Forward Air Business. Currently, the two businesses have different capital requirements, operating and profit margins, forms of competition, contractual relationships, regulatory requirements and growth expectations. Services currently intends to expand the Forward Air Business through the combination of internal growth and additional acquisitions. The Distribution will give the Forward Air Business direct access to capital markets and will permit it to raise funds on the basis of its own operating profile and fundamentals. The Services Board anticipates that, as an independent entity without the Truckload Business, the Forward Air Business will be able to raise capital and make acquisitions using common stock more efficiently because it is expected that the market will value stock in the Forward Air Business on a price/earnings multiple closer to other low-asset based transportation service providers, which multiple the Services Board currently expects will be higher than the multiple historically assigned to Services and the combined Forward Air and Truckload Businesses.

     Similarly, the Company currently intends to expand its business through a combination of internal growth and additional acquisitions. Separation from the Forward Air Business will allow investors to assess a potential investment in the Company based on its capital requirements, operating profile and fundamentals and growth expectations. Separation of its assets from those of the Forward Air Business may facilitate asset based lending to the Company to satisfy some of its future capital needs.

     Management and Employee Reasons. Management also expects that the Distribution will enable both the Company and Services to motivate their respective key employees, and attract new employees, by offering economic rewards and incentives, such as stock options whose value will be directly related to the performance of the Truckload Business and Forward Air Business, respectively. Prior to the Distribution, employees of Services that were key employees of either the Truckload Business, exclusively, or the Forward Air Business, exclusively, received equity-based incentives tied to the combined results of the Forward Air Business and the Truckload Business.

     Potential Customer Concerns. The Forward Air Business currently provides services to air freight forwarders. These same air freight forwarders and domestic and international airlines compete with fully integrated air cargo carriers. The Truckload Business provides transportation services to many of the same fully integrated air cargo carriers. As a result, the Forward Air Business may be seen by some as a competitor with several significant customers of the Truckload Business.

THE REORGANIZATION

     Pursuant to the Distribution Agreement and prior to the Distribution, Services and its subsidiaries will effect the Reorganization pursuant to which
(i) substantially all of the operations, assets and liabilities related to the Truckload Business will be transferred to the Company and its subsidiaries and (ii) substantially all of the operations, assets and liabilities related to the Forward Air Business will continue to be owned by Services and its subsidiaries. As part of the Reorganization and pursuant to the Distribution Agreement, Services has agreed to borrow approximately $12 million from an unrelated financial institution and to use the proceeds of such borrowing to pay any intercompany debt owed by Services to Landair Transport, Inc., currently a wholly-owned subsidiary of Services ("Landair Transport") that will become a subsidiary of the Company after the Reorganization and the Distribution. In addition, as part of the Reorganization and pursuant to the Distribution Agreement, Services will transfer to the Company $5 million in the form of a capital contribution which the Company intends to use to pay down long-term debt and increase the Company's future capacity for maintaining and/or acquiring equipment.


MANNER OF EFFECTING THE DISTRIBUTION

     The general terms and conditions relating to the Distribution are set forth in the Distribution Agreement which is attached hereto as Annex A. The Distribution Agreement will be executed on or prior to the Distribution Date. In the event that all conditions to the Distribution are satisfied or waived, and subject to the right of the Services Board to abandon, defer or modify the Distribution and related transactions, the Distribution will be made on or about the Distribution Date to shareholders of record of Services on the Record Date. On the Distribution Date, all shares of Landair Corporation Common Stock will be delivered by Services to the Distribution Agent. As soon as practicable after the Distribution Date, certificates representing Landair Corporation Common Stock will be mailed by the Distribution Agent to holders of record of Services Common Stock entitled thereto on the basis of one share of Landair Corporation Common Stock for each share of Services Common Stock held on the Record Date. All such shares will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "DESCRIPTION OF COMPANY CAPITAL STOCK."

     Holders of Services Common Stock will not be required to pay any cash or other consideration for the shares of Landair Corporation Common Stock received in the Distribution or to surrender or exchange shares of Services Common Stock or to take any other action in order to receive Landair Corporation Common Stock. The Distribution will not affect the number of, or the rights attaching to, the outstanding shares of Services Common Stock.

     HOLDERS OF SERVICES COMMON STOCK SHOULD NOT SEND CERTIFICATES TO THE COMPANY, SERVICES OR THE DISTRIBUTION AGENT. THE DISTRIBUTION AGENT WILL MAIL THE STOCK CERTIFICATES REPRESENTING SHARES OF LANDAIR CORPORATION COMMON STOCK AS SOON AS PRACTICABLE AFTER THE DISTRIBUTION DATE. SERVICES STOCK CERTIFICATES WILL CONTINUE TO REPRESENT SHARES OF SERVICES COMMON STOCK AFTER THE DISTRIBUTION IN THE SAME AMOUNT SHOWN ON THE CERTIFICATES.

RESULTS OF THE DISTRIBUTION


     After the Distribution, the Company will be a separate public company which will own and operate the Truckload Business formerly conducted by Services and its subsidiaries. The number and identity of the holders of Landair Corporation Common Stock immediately after the Distribution will be substantially the same as the number and identity of the holders of Services Common Stock on the Record Date. Immediately after the Distribution, the Company will have approximately 6,195,631 shares of Landair Corporation Common Stock outstanding, based on the number of record shareholders and outstanding shares of Services Common Stock as of the close of business on July 31, 1998, and the distribution ratio of one share of Landair Corporation Common Stock for each share of Services Common Stock. The actual number of shares of Landair Corporation Common Stock to be distributed will be determined as of the Record Date. The Distribution will not affect the number of outstanding shares of Services Common Stock or any rights of Services shareholders.

DISTRIBUTION AGENT


     The Distribution Agent is SunTrust Bank, Atlanta, 58 Edgewood Avenue, Atlanta, Georgia 30303.


CONDITIONS TO DISTRIBUTION; RIGHT TO ABANDON, DEFER OR MODIFY DISTRIBUTION

     The Distribution is conditioned upon, among other things, (i) the consummation of the Reorganization in accordance with the terms and conditions of the Distribution Agreement and certain internal corporate reorganizations;
(ii) the successful renegotiation of certain Services credit facilities and debt instruments, including the execution of certain consents, waivers and amendments thereto by lenders; (iii) the establishment of a separate credit facility for the Company and Services (iv) the receipt of certain third-party consents relating to certain contracts, licenses and other agreements; (v) the receipt by Services of the Ruling, or at the option of the Services Board, an opinion of special tax counsel to Services, in form and substance satisfactory to the Services Board, to the effect that, among other things, the Distribution will constitute such a tax-free distribution under Section 355 of the Code; (vi) the Registration Statement having become effective and no stop-order being in effect; (vii) there not being in effect any statute, rule, regulation or order of any court, governmental or regulatory body that prohibits or makes illegal the transactions contemplated by the Distribution; and (viii) approval for listing of the Landair Corporation Common Stock on the Nasdaq National Market. Pursuant to the Distribution Agreement, the Services Board will receive the right in its discretion other than with respect to those set forth in clauses
(i), (v), (vi) and (vii) above, to waive the satisfaction of any condition to the Distribution; provided, however, that the Services Board may abandon, defer or modify the Distribution and the related transactions at any time prior to the Distribution Date.

CERTAIN FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION


     Services has received a private letter ruling from the IRS to the effect that, among other things, the Reorganization will qualify as a "reorganization" under Section 368(a)(1)(D) of the Code and the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code, and accordingly, for federal income tax purposes:



          1. No gain or loss will be recognized by a holder of Services Common Stock as a result of the receipt of shares of Landair Corporation Common Stock in the Distribution;


          2. The aggregate tax basis of the Services Common Stock and the Landair Corporation Common Stock in the hands of a shareholder of Services immediately after the Distribution will be the same as the basis of the Services Common Stock held by such shareholder immediately before the Distribution, allocated in proportion to the fair market value of the Services Common Stock and the Landair Corporation Common Stock at the time of the Distribution;

          3. The holding period of the Landair Corporation Common Stock received by the shareholders of Services in the Distribution will include the holding period of the Services Common Stock with respect to which the Distribution was made (assuming such Services Common Stock was held as a capital asset); and

          4. Generally, no gain or loss will be recognized by Services or the Company as a result of the Distribution.


     The Ruling is based on the accuracy of certain factual representations and certain assumptions of Services. Although Services is not aware of any facts or circumstances that would cause such representations or assumptions to be false, no assurance can be given in this regard. The Distribution, although tax-free as of the Distribution Date, like other tax-free distributions, could be rendered taxable as a result of subsequent actions or events. For a description of subsequent actions or events that could render the Distribution taxable, see "RISK FACTORS -- RISK OF LOSS OF 'TAX-FREE' TREATMENT OF THE DISTRIBUTION."



     If the Distribution were rendered taxable as a result of any Post-Distribution Act or for any other reason, Services would be subject to tax on the difference between the fair market value of the Landair Corporation Common Stock and the adjusted tax basis of the Landair Corporation Common Stock at the time of the

Distribution and each holder of Services Common Stock who received shares of the Landair Corporation Common Stock in the Distribution would generally be treated as having received a taxable dividend includible in income in an amount equal to the fair market value of such Landair Corporation Common Stock received at the time of the Distribution. Under the Tax Sharing Agreement, the Company will generally indemnify Services with respect to any taxes incurred by Services in connection with the Distribution if the Distribution fails to qualify as a tax-free transaction for Federal income tax purposes as a result of a violation of any of the foregoing restrictions by the Company or as a result of certain misrepresentations or omissions by the Company to the IRS or to counsel of Services. See "RELATIONSHIP BETWEEN SERVICES AND THE COMPANY AFTER THE DISTRIBUTION -- DISTRIBUTION AGREEMENT."



     For a description of the Tax Sharing Agreement pursuant to which Services and the Company will provide for various tax matters, see "RELATIONSHIP BETWEEN SERVICES AND THE COMPANY AFTER THE DISTRIBUTION -- TAX SHARING AGREEMENT."


     THE FOREGOING IS A SUMMARY OF THE ANTICIPATED MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW. IT DOES NOT PURPORT TO ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION, OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS, SUCH AS SHAREHOLDERS WHO RECEIVED THEIR SERVICES COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION. EACH SHAREHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

LISTING AND TRADING OF THE LANDAIR CORPORATION COMMON STOCK

     There is not currently a public market for the Landair Corporation Common Stock, although the Company expects that a "when-issued" trading market will develop on or about the Record Date. Prices at which the Landair Corporation Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted and the prices at which such trading occurs may fluctuate significantly, particularly until the Landair Corporation Common Stock issued in the Distribution is fully distributed. The prices at which the Landair Corporation Common Stock trades will be determined by the market and may be influenced by many factors, including, among others, the operating results of the Company, the depth and liquidity of the market for Landair Corporation Common Stock, investor perception of the Company and the industry in which the Company participates and general economic and market conditions. Such prices may also be affected by certain provisions of the Company's Charter and Bylaws and Tennessee law which may have anti-takeover effects. See "RISK FACTORS -- NO CURRENT PUBLIC MARKET FOR THE LANDAIR CORPORATION COMMON STOCK; POSSIBILITY OF SIGNIFICANT PRICE FLUCTUATIONS" and "-- DIVIDEND POLICY" and "PURPOSES AND ANTI-TAKEOVER EFFECTS OF LEGISLATION AND CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS."

     Prior to the Distribution, subject to the approval by the shareholders of Services, Services will change its name to Forward Air Corporation to reflect its focus on the Forward Air Business. In connection therewith, Services will also change the symbol under which it is listed on the Nasdaq National Market to "FWRD", effective immediately following the name change. The Company, in turn, will assume the "LAND" ticker symbol currently used by Services and has applied for listing its stock under that symbol on the Nasdaq National Market.

     Services has complied with Staff Legal Bulletin No. 4 (the "Bulletin") issued by the Division of Corporate Finance of the Securities and Exchange Commission. The Bulletin states the views of the staff of the Division of Corporate Finance regarding whether Section 5 of the Securities Act of 1933, as amended (the

"Securities Act"), applies to spin-offs. The Bulletin states that the staff will no longer respond to no-action letter requests about spin-off issues discussed in the Bulletin. The Bulletin states that a subsidiary does not have to register the spin-off under the Securities Act if the following five conditions are met:
(i) the parent shareholders do not provide consideration; (ii) the spin-off is pro rata to the parent shareholders; (iii) the parent provides adequate information about the spin-off and the subsidiary to its shareholders and to the trading markets; (iv) the parent has a valid business purpose; and (v) if the parent spins off "restricted securities," it has held those securities for at least two years. Services believes that the Distribution meets the conditions of the Bulletin. Accordingly, the Company believes the shares of Landair Corporation Common Stock issued in the Distribution will be freely transferrable, except for shares of Landair Corporation Common Stock received by persons who may be deemed "affiliates" of the Company under the Securities Act. Persons who may be deemed to be affiliates of the Company after the Distribution generally include persons that control, are controlled by or are under common control with the Company, and include executive officers and directors of the Company, as well as any of its controlling shareholders. Persons who are affiliates of the Company will be permitted to sell shares of the Landair Corporation Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

FUTURE MANAGEMENT OF THE COMPANY

     Following the Distribution, it is intended that the Company will continue to operate the Truckload Business substantially in the manner in which it has been operated by Services in the recent past, including the further implementation of certain structural changes intended to enhance the operations of the Company. See "BUSINESS." The Company and its subsidiaries will have substantially the same operating management.

REASONS FOR FURNISHING THE INFORMATION STATEMENT


     This Information Statement is being furnished by Services solely to provide information to Services shareholders who will receive Landair Corporation Common Stock in the Distribution as required by applicable federal securities laws. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Services or the Company. The information contained in this Information Statement is believed by Services and the Company to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither the Company nor Services will update the information except in the normal course of their respective public disclosure practices.


      RELATIONSHIP BETWEEN SERVICES AND THE COMPANY AFTER THE DISTRIBUTION

     For the purpose of governing certain aspects of the ongoing relationship between Services and the Company after the Distribution and to provide mechanisms for an orderly transition following the Distribution, Services and the Company will enter into various agreements (collectively, the "Transition Agreements"). Forms of the Transition Agreements are included as exhibits to the Registration Statement of which this Information Statement is a part, and the following summaries are qualified by reference to the Transition Agreements as filed.

DISTRIBUTION AGREEMENT

     The Distribution Agreement provides for, among other things, the principal corporate transactions required to effect the Distribution and for the allocation of certain assets and liabilities between Services and the Company.


     Pursuant to the Distribution Agreement, Services and its subsidiaries will effect the Reorganization pursuant to which (i) substantially all of the operations, assets and liabilities related to the Truckload Business will be transferred to the Company and its subsidiaries and (ii) substantially all of the operations, assets and liabilities related to the Forward Air Business will continue to be owned by Services and its subsidiaries. As part of the Reorganization and pursuant to the Distribution Agreement, Services has agreed to borrow approximately $12 million from an unrelated financial institution and to use the proceeds of such borrowing to pay any intercompany debt owed by Services to Landair Transport, currently a wholly-owned subsidiary of Services that will become a subsidiary of the Company after the Reorganization and the Distribution. In addition, as part of the Reorganization and pursuant to the Distribution Agreement, Services will transfer to the Company $5 million in the form of a capital contribution which the Company intends to use to pay down long-term debt and increase the Company's future capacity for maintaining and/or acquiring equipment. Each of Services and the Company will bear its own costs and expenses that (i) are necessary to effect the Distribution and (ii) arise after the Distribution and are related thereto.

     The Distribution Agreement provides that Services will indemnify the Company against certain liabilities, costs and expenses arising out of Services' pre-Distribution business (other than as relates to the Company's business) and the Company will indemnify Services against certain liabilities, costs and expenses of the Company or arising out of its pre-Distribution business, and each will have sole responsibility for claims arising out of its respective activities after the Distribution. The Distribution Agreement also provides that each of Services and the Company will indemnify each other in the event of certain liabilities arising under the federal securities laws.

     The Distribution Agreement will also provide that each of the Company and Services will be granted mutual access to certain historical records and information in the possession of the other, and requires the retention by each of the Company and Services for a period consistent with the document retention policies in effect at Services and the Company prior to the Distribution Date of all such information in its possession, and thereafter requires that each party give the other prior notice of its intention to dispose of such information.

     The Distribution Agreement provides that, for a period of three years after the Distribution Date, neither Services nor the Company will directly solicit the employment of any employee of the other company or its affiliates without the prior written consent of such other company.

TRANSITION SERVICES AGREEMENT

     Services and the Company currently share certain administrative and other services. After the Distribution, Services and the Company will provide services to each other substantially on the basis set forth in the Transition Services Agreement.

     Services will provide the following services to the Company: accounts payable, payroll, human resources and benefit plan administration, owner-operator settlement, central purchasing, accounting, administrative and information technology. The Company will provide the following services to
Services: safety, licensing/permitting/fuel tax, insurance/claims, recruiting/retention and training. Services performed by Services under the Transition Services Agreement shall be paid for by Services and the Company at prices comparable to those which could be achieved through arms-length negotiations.

     The Transition Services Agreement will have an eighteen month term; provided, however, that Services shall be obligated to provide the information technology services described above until the third anniversary of the Distribution Date. The information technology services will be reviewed by Services and the Company every six months. Notwithstanding the stated term of the Transition Services Agreement, Services or the Company (as recipients of the services) will be able to terminate any or all such services at any time on three months written notice, and Services or the Company (as providers of the services) may at any time after the first anniversary of the Distribution Date, terminate any or all of the services on six months notice.

EMPLOYEE BENEFIT MATTERS AGREEMENT

     The Employee Benefit Matters Agreement will provide for the treatment of employee benefit matters and other compensation arrangements for Services and Company employees after the Distribution. Pursuant to this agreement, Services will continue sponsorship of the various employee benefit plans and welfare plans of Services with respect to Services employees after the Distribution, and the Company will be required to establish a number of similar such plans which will allow the Company to provide to its employees after the Distribution substantially the same benefits currently provided to them as employees of Services.

     According to the terms of the Amended and Restated Stock Option and Incentive Plan of Services, options to purchase shares of Services Common Stock that are exercisable at the time of the Distribution and that are held by those employees who will terminate employment with Services and become employees of the Company upon the Distribution, will be cancelled if not exercised prior to such employees' termination of employment with Services. Accordingly, employees leaving Services and continuing as employees of the Company are expected to exercise their vested options prior to the Distribution. Under the Employee Benefit Matters Agreement, unexercisable options held by employees of Services who remain or become employees of the Company upon consummation of the Distribution will be converted into options to purchase Landair Corporation Common Stock under the Company's 1998 Stock Option and Incentive Plan (the "Stock Plan"). Such conversion shall be on the basis of a formula contained in the Employee Benefit Matters Agreement designed to preserve the fair market value of such converted options on the date of the Distribution.

TAX SHARING AGREEMENT


     Services and the Company will, on or prior to the Distribution Date, enter into a Tax Sharing Agreement to determine their responsibilities for taxes attributable to periods ending before and after the Distribution. Under the terms of the Tax Sharing Agreement, Services is generally responsible for filing all tax returns of the Services consolidated group (including the Company and its subsidiaries) for periods ending on or before the Distribution Date. The Company will continue to be responsible for its allocable share of such tax liability for periods ending on or prior to the Distribution Date and the Company will make payments to Services in respect of such liability, including any liability that may arise as a result of an audit of the tax returns for such periods. See "RISK FACTORS -- RISK OF LOSS OF 'TAX-FREE' TREATMENT OF THE DISTRIBUTION." The Company will generally be entitled to its allocable share of any refunds attributable to the reduction of its tax liabilities for such periods. The Company's allocable share of tax liability (and refunds) for these purposes will generally be determined based on the proportion that its tax liability, computed as if the Company filed a separate tax return, bears to the total tax liability of all members of the Services' consolidated group computed in a similar fashion.



     The Company will generally indemnify Services with respect to any taxes incurred by Services in connection with the Distribution if the Distribution fails to qualify as a tax-free transaction for federal income tax purposes as a result of certain transactions by the Company or as a result of certain misrepresentations or omissions by the Company to the IRS or to counsel for Services. See "RISK FACTORS -- RISK OF LOSS OF 'TAX-FREE' TREATMENT OF THE DISTRIBUTION."


     After the Distribution Date, Services and the Company will each be separately responsible for filing all tax returns for their respective affiliated groups of companies and paying the appropriate amounts of all related taxes. Services will, however, retain full responsibility for and discretion in amending all tax returns of the consolidated group and handling any tax controversy, audit or other dispute resolution process with respect to periods ending on or prior to the Distribution Date, unless Services approves of a specific request by the Company to handle such a situation that would directly affect the Company.

LEASES

     Services, through a wholly-owned subsidiary, currently leases to a wholly-owned subsidiary of the Company a portion of its terminal facility in Atlanta, Georgia. Rental payments under the lease agreement are based upon the cost of such facility and an agreed upon percentage of usage. In addition, on or prior to the date of the Distribution, Services will enter into subleases with the Company pursuant to which Services will sublease to the Company (i) a portion of its terminal facility in Columbus, Ohio that is leased by Services from the Director of Development of the State of Ohio; (ii) a portion of the facility leased by Services in Indianapolis, Indiana; (iii) a portion of its terminal facility in Chicago, Illinois that is leased by a Services subsidiary;
(iv) a portion of its terminal facility in Detroit, Michigan that is leased by a Services subsidiary; and (v) a portion of the headquarters of Services in Greeneville, Tennessee that is leased by Services from the Greeneville-Greene County Airport Authority. Services expects to sublease the Columbus terminal facility for consideration based upon the cost of such facility to Services and an agreed upon percentage of usage. Services expects to sublease the Indianapolis, Chicago, Detroit and Greeneville facilities for consideration based upon an agreed upon percentage of usage.

                                   FINANCING


     In preparation for the Distribution, Services is negotiating with its present lenders to obtain separate credit facilities for each of the Company and Services. In addition, Services expects to eliminate guarantees of indebtedness and cross-collateralization between the Company and Services. The Company's proposed new credit facilities are to include a working capital line of credit and an equipment financing facility. These credit facilities are expected to permit the Company to borrow up to $15 million under the working capital line of credit and $20 million under the equipment financing facility. Interest rates for advances under the facilities will vary based on total indebtedness, cash flows, results of operations and other ratios. The facilities will bear interest at LIBOR plus 1.0% to 1.6%, expire in August 2000, and will be secured by accounts receivable and certain revenue equipment. Availability under the proposed line of credit is expected to be reduced by the amount of outstanding letters of credit. Among other restrictions, the terms of the proposed line of credit are expected to require the Company to maintain a total debt to total net worth ratio of less than 2.25 to 1.0, a ratio of earnings before interest, taxes, depreciation and amortization to interest and current maturities of long-term debt and capital lease obligations greater than 1.25 to 1.0, and a minimum net worth greater than 90% of net worth upon consummation of the credit facility plus 50% of net income.



     Set forth in the table below are the sources of funds being received by the Company in connection with the Reorganization and the Distribution and the anticipated uses of such funds in such Reorganization and Distribution (in thousands) (See Pro Forma Condensed Combined Financial Statements).



            Sources:
              Receipt of payment from Services of intercompany
                 indebtedness...........................................  $ 12,393
              Receipt of capital contribution from Services.............     5,000
                                                                          --------
                                                                          $ 17,393
                                                                          ========
            Uses:
              Payment of long-term debt.................................  $(17,393)
                                                                          ========

                            SELECTED FINANCIAL DATA


     The following table sets forth selected financial data of the Truckload Business as of and for each of the five years ended December 31, 1997 and as of and for the six months ended June 30, 1998 and 1997. This historical financial information includes certain allocations of corporate administrative expenses by Services. The selected financial data are qualified by and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Pro Forma Condensed Combined Financial Statements" and "Combined Financial Statements and Notes" thereto appearing elsewhere in the Information Statement. Per share data has not been presented because the financial statements of the Truckload Business include primarily wholly-owned subsidiaries or divisions of Services.



                                            SIX MONTHS ENDED                      YEAR ENDED
                                                JUNE 30,                         DECEMBER 31,
                                            -----------------   -----------------------------------------------
                                             1998      1997      1997      1996      1995      1994      1993
                                            -------   -------   -------   -------   -------   -------   -------
                                                                      (IN THOUSANDS)
INCOME STATEMENT DATA(1):
Operating revenue.........................  $51,543   $42,625   $91,398   $82,242   $87,764   $80,934   $66,083
Income from operations....................    3,093       970     3,739       825     4,104     3,642     1,287
Interest expense..........................     (924)     (933)   (1,826)   (2,221)   (2,327)   (1,116)     (899)
Other income (expense), net...............       26       (71)      (12)       59       227       280       376
                                            -------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes.........    2,195       (34)    1,901    (1,337)    2,004     2,806       764
Income taxes (benefit)....................      850       (11)      751      (432)    1,067     1,402       343
                                            -------   -------   -------   -------   -------   -------   -------
         Net income (loss)................  $ 1,345   $   (23)  $ 1,150   $  (905)  $   937   $ 1,404   $   421
                                            =======   =======   =======   =======   =======   =======   =======
BALANCE SHEET DATA:
Cash and cash equivalents.................  $    61   $    28   $   614   $    28   $ 3,687   $   615   $ 2,678
Total assets..............................   98,356    87,312    97,208    89,292    95,200    77,719    56,384
Long-term obligations, net of current
  portion.................................   14,877    13,878    14,151    19,771    29,990    21,713     9,222
Shareholder's investment..................   40,903    38,385    39,558    38,408    39,313    38,376    37,955


---------------

(1) Results for 1994 and 1993 lack comparability to other periods because (i) 1994 includes an $805,000 loss on the sale and winding down of refrigerated trucking operations, and (ii) 1993 includes bonuses of approximately $1.1 million which represented non-recurring bonuses to key management and payments to Services' S Corporation shareholder to enable him to pay income taxes by virtue of Services' S Corporation status through October 29, 1993. Had these items not been included in the results of operations, income from operations, income before income taxes and net income would have been approximately $4.5, $3.6 and $1.8, and $2.4, $1.9, and $1.1 million in 1994 and 1993, respectively.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)


     The unaudited pro forma condensed combined balance sheet of the Company, as of June 30, 1998, presents the financial position of the Truckload Business assuming the Reorganization and the Distribution had occurred on June 30, 1998. The unaudited pro forma condensed combined statements of income of the Company for the year ended December 31, 1997 and the six months ended June 30, 1998 present the results of operations of the Truckload Business assuming the Reorganization and the Distribution had occurred on January 1, 1997.



     The unaudited pro forma condensed combined financial statements of the Company should be read in conjunction with the historical combined financial statements of the Truckload Business contained in this Information Statement. The pro forma condensed combined statements are for informational purposes only and do not purport to represent what the results of operations or financial position of the Truckload Business would have been had the Reorganization and the Distribution in fact occurred on June 30, 1998 as to the balance sheet or on January 1, 1997 as to the statements of income, or to project the results of operations of the Truckload Business in any future period. The pro forma condensed combined financial statements do not purport to represent what the results of operations or financial position would have been had the Truckload Business been operated as a separate entity during the periods presented.

                              LANDAIR CORPORATION

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 JUNE 30, 1998

                                  (UNAUDITED)


                                                                            PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                             ----------    -----------    ---------
                                                                         (IN THOUSANDS)
                                              ASSETS
Current assets:
  Cash and cash equivalents................................   $    61       $     --       $    61
  Accounts receivable......................................    10,663             --        10,663
  Other current assets.....................................     7,144           (292)(2)     6,852
  Receivable from Landair Services, Inc....................    12,393        (12,393)(3)        --
                                                              -------       --------       -------
          Total current assets.............................    30,261        (12,685)       17,576
Property and equipment, net................................    68,062         (1,070)(1)    61,371
                                                                              (5,621)(2)
Other assets...............................................        33             --            33
                                                              -------       --------       -------
          Total assets.....................................   $98,356       $(19,376)      $78,980
                                                              =======       ========       =======

                             LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current liabilities:
  Accounts payable.........................................   $ 5,394       $     --       $ 5,394
  Accrued expenses.........................................    12,271                       12,271
  Current portion of long-term debt........................     9,662           (991)(2)     3,264
                                                                                (407)(3)
                                                                              (5,000)(4)
  Current portion of capital lease obligations.............     2,683           (373)(1)     2,310
                                                              -------       --------       -------
          Total current liabilities........................    30,010         (6,771)       23,239
Long-term debt, less current portion.......................    13,922         (1,936)(2)        --
                                                                             (11,986)(3)
Capital lease obligations, less current portion............       955           (951)(1)         4
Deferred income taxes......................................    12,566         (1,049)(2)    11,517
Shareholder's investment...................................    40,903            254 (1)     44,220
                                                                              (1,937)(2)
                                                                               5,000 (4)
                                                              -------       --------       -------
          Total liabilities and shareholder's investment...   $98,356       $(19,376)      $78,980
                                                              =======       ========       =======


  See accompanying notes to pro forma condensed combined financial statements.

                              LANDAIR CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)


                                                                             PRO FORMA
                                                              HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                              -----------   ------------   ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenue:
  Forward Air, Inc..........................................    $ 6,137        $   --       $ 6,137
  Other.....................................................     85,261            --        85,261
                                                                -------        ------       -------
                                                                 91,398            --        91,398
Operating expenses..........................................     87,659            --        87,659
                                                                -------        ------       -------
Income from operations......................................      3,739            --         3,739
Other income (expense):
  Interest expense..........................................     (1,826)        1,439(5)       (387)
  Other, net................................................        (12)           --           (12)
                                                                -------        ------       -------
                                                                 (1,838)        1,439          (399)
                                                                -------        ------       -------
Income before income taxes..................................      1,901         1,439         3,340
Income taxes................................................        751           561(6)      1,312
                                                                -------        ------       -------
Net income..................................................    $ 1,150        $  878       $ 2,028
                                                                =======        ======       =======
Net income per common share:
  Basic.....................................................                                $  0.33
                                                                                            =======
  Diluted...................................................                                $  0.33
                                                                                            =======
Weighted average number of common shares outstanding:
  Basic.....................................................                    6,195(7)      6,195
                                                                                            =======
  Diluted...................................................                    6,195(7)
                                                                                   29(8)      6,224
                                                                                            =======


  See accompanying notes to pro forma condensed combined financial statements.

                              LANDAIR CORPORATION

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1998

                                  (UNAUDITED)


                                                                             PRO FORMA
                                                              HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                              -----------   ------------   ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenue:
  Forward Air, Inc. ........................................    $ 2,354        $   --       $ 2,354
  Other.....................................................     49,189            --        49,189
                                                                -------        ------       -------
                                                                 51,543            --        51,543
Operating expenses..........................................     48,450            --        48,450
                                                                -------        ------       -------
Income from operations......................................      3,093            --         3,093
Other income (expense):
  Interest expense..........................................       (924)          725(5)       (199)
  Other, net................................................         26            --            26
                                                                -------        ------       -------
                                                                   (898)          725          (173)
                                                                -------        ------       -------
Income before income taxes..................................      2,195           725         2,920
Income taxes................................................        850           283(6)      1,133
                                                                -------        ------       -------
Net income..................................................    $ 1,345        $  442       $ 1,787
                                                                =======        ======       =======
Net income per common share:
  Basic.....................................................                                $  0.29
                                                                                            =======
  Diluted...................................................                                $  0.29
                                                                                            =======
Weighted average number of common shares outstanding:
  Basic.....................................................                    6,195(7)      6,195
                                                                                            =======
  Diluted...................................................                    6,195(7)
                                                                                   29(8)      6,224
                                                                                            =======


  See accompanying notes to pro forma condensed combined financial statements.

                              LANDAIR CORPORATION

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                 JUNE 30, 1998

                                  (UNAUDITED)
                                 (IN THOUSANDS)


     (1) Reflects the contribution from the Truckload Business to Services of property and equipment under capital lease related to the Forward Air Business as follows:



Property and equipment, net.................................  $(1,070)
Current portion of capital lease obligations................      373
Capital lease obligations, less current portion.............      951
Shareholder's investment....................................     (254)
                                                              -------
                                                              $    --
                                                              =======



     (2) Reflects the contribution by the Truckload Business to Services of property and equipment and certain assets used in the Forward Air Business along with the related debt, as follows:



Property and equipment, net.................................  $(5,621)
Other current assets........................................     (292)
Deferred income taxes.......................................    1,049
Current portion of long-term debt...........................      991
Long-term debt, less current portion........................    1,936
Shareholder's investment....................................    1,937
                                                              -------
                                                              $    --
                                                              =======



     (3) Reflects the receipt by the Truckload Business of payment from Services of intercompany indebtedness, as of June 30, 1998, in the amount of $12,393, with the proceeds used to pay off long-term debt.



     (4) Reflects a $5,000 capital contribution to the Truckload Business by Services with the proceeds used to reduce current portion of long-term debt.



Current portion of long-term debt...........................  $ 5,000
Shareholder's investment....................................   (5,000)
                                                              -------
                                                              $    --
                                                              =======



     (5) Reflects the elimination of historical interest expense and the reallocation of interest expense based upon Truckload's pro rata share of the pro forma adjusted long-term debt and capital lease obligations of Truckload and Services as of June 30, 1998.



     (6) Reflects the inclusion of income tax expense based on the combined federal and state statutory rate of 39% applied to adjusted pre-tax income. Income tax expense is greater on a pro forma than an historical basis due to increased pre-tax income resulting from the pro forma reallocation of interest expense described in Note 5 above.



     (7) Reflects the estimated shares expected to be issued in the Distribution based on 6,195 shares of Services Common Stock being outstanding at June 30, 1998.



     (8) Reflects the increase in 29 diluted weighted average common shares outstanding for the year ended December 31, 1997 and six months ended June 30, 1998 relating to the options held by Truckload employees that are eligible for conversion into Truckload options, as if such conversion occurred on January 1, 1997.

                              LANDAIR CORPORATION

     (9) Historically, certain working capital accounts relating to the Forward Air Business, principally consisting of certain accounts payable, accrued payroll and related items and accrued liabilities, have been maintained by the Truckload Business as a result of the Truckload Business' participation in Services central cash management program. Accordingly, management of the Company estimates that approximately $5 million of net working capital liabilities will not be continuing obligations of the Company after such liabilities are paid by the Company subsequent to the Distribution. The impact of the settlement of the working capital accounts is not reflected in the unaudited pro forma condensed combined balance sheet of the Company as of June 30, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship of expense items to operating revenue for the periods indicated.

                                                          SIX MONTHS
                                                             ENDED            YEAR ENDED
                                                           JUNE 30,          DECEMBER 31,
                                                         -------------   ---------------------
                                                         1998    1997    1997    1996    1995
                                                         -----   -----   -----   -----   -----
Operating revenue:
  Forward Air, Inc.....................................    4.6%    6.0%    6.7%    7.1%    3.7%
  Other................................................   95.4    94.0    93.3    92.9    96.3
                                                         -----   -----   -----   -----   -----
                                                         100.0   100.0   100.0   100.0   100.0
Operating expenses:
  Salaries, wages and employee benefits................   32.9    32.6    32.7    31.1    27.9
  Purchased transportation.............................   24.2    24.1    23.5    26.0    31.2
  Fuel and fuel taxes..................................   11.6    12.5    12.3    12.6    10.0
  Depreciation and amortization........................    9.0     9.6     9.1    10.3     8.2
  Insurance and claims.................................    5.7     8.3     7.3     7.6     6.0
  Operating leases.....................................    0.8     0.6     0.7     1.3     2.5
  Other operating expenses.............................    9.8    10.0    10.3    10.1     9.5
                                                         -----   -----   -----   -----   -----
          Total operating expenses.....................   94.0    97.7    95.9    99.0    95.3
                                                         -----   -----   -----   -----   -----
Income from operations.................................    6.0     2.3     4.1     1.0     4.7
Interest expense.......................................   (1.8)   (2.2)   (2.0)   (2.7)   (2.7)
Other income, net......................................    0.1    (0.2)     --     0.1     0.3
                                                         -----   -----   -----   -----   -----
Income (loss) before income taxes......................    4.3    (0.1)    2.1    (1.6)    2.3
Income taxes (benefit).................................    1.7      --     0.9    (0.5)    1.2
                                                         -----   -----   -----   -----   -----
Net income (loss)......................................    2.6%   (0.1)%   1.2%   (1.1)%   1.1%
                                                         =====   =====   =====   =====   =====

RESULTS OF OPERATIONS

 Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

     Operating revenue increased by $8.9 million, or 20.9%, to $51.5 million in the first half of 1998 from $42.6 million in 1997. The increase in the operating revenue of the Truckload operations resulted primarily from a 5.3% increase in equipment utilization and yield, and a 14.8% increase in tractors in service. During the first six months of 1998 and 1997, the average tractors in service in the Truckload Business, including owner-operators, were 789 and 687, respectively.

     The operating ratio (operating expenses as a percentage of operating revenue) was 94.0% for the first half of 1998 compared to 97.7% for 1997. The improved operating ratio was due primarily to a lower operating cost structure resulting from an increase in equipment utilization and yield and additional tractors in service during the period.

     Salaries, wages and employee benefits were 32.9% of operating revenue in the first six months of 1998 compared to 32.6% in 1997. The increase as a percentage of operating revenue in 1998 was due primarily to an increase in the ratio of Company-operated to owner-operator equipment. During the first six months of 1998, average Company-operated tractors in service were 565 compared to 489 in 1997.

     Purchased transportation was 24.2% of operating revenue in the first six months of 1998 compared to 24.1% in 1997. The decrease in purchased transportation as a percentage of operating revenue between periods was primarily attributable to a reduction in the ratio of owner-operator to Company-operated equipment in 1998. During the first six months of 1998 and 1997, approximately 224 and 198 of the Company's average tractors in service were contracted through owner-operators.

     Fuel and fuel taxes were 11.6% of operating revenue in the first half of 1998, compared to 12.5% in 1997. The decrease in fuel and fuel taxes as a percentage of operating revenue during 1998 resulted primarily from a 11.0% decrease in average fuel price per gallon. The decrease in fuel and fuel taxes as a percentage of operating revenue during 1998 was partially offset by an increase in the ratio of Company-operated to owner-operator equipment.

     Depreciation and amortization expense as a percentage of operating revenue was 9.0% in the first half of 1998, compared to 9.6% in 1997. The improvement in depreciation and amortization expense as a percentage of operating revenue is primarily attributed to increased utilization of operating assets partially offset by additional depreciation and amortization as a result of a higher ratio of Company-operated to owner-operator equipment during the first six months of 1998 compared to the first half of 1997.

     Insurance and claims were 5.7% of operating revenue for the six months ended June 30, 1998, compared with 8.3% in 1997. The decrease in insurance and claims as a percentage of operating revenue is due primarily to a decrease in the frequency and severity of accidents and lower premium costs during the first half of 1998 compared with 1997.

     Operating leases were 0.8% of operating revenue in the first half of 1998 compared to 0.6% in 1997. The increase in operating leases as a percentage of operating revenue is attributed to an increase in rent expense for revenue equipment during the period.

     Other operating expenses, a large component of which relates to equipment maintenance, were 9.8% of operating revenue in the first half of 1998 compared to 10.0% in 1997. The decrease in 1998 as a percentage of operating revenue is attributed to improvements in utilization levels in the Company's operations partially offset by increased maintenance expense as a result of a higher ratio of Company-operated to owner-operator equipment during the first six months of 1998 compared to the same period in the prior year.

     Interest expense was $924,000, or 1.8% of operating revenue, in the first half of 1998 compared to $933,000, or 2.2%, for the same period in 1997.

     The combined federal and state effective income tax rate for the first half of 1998 was 38.7% compared to a tax benefit at the rate of 32.4% for the 1997 period.

     As a result of the foregoing factors, net income increased by $1,368,000 to $1,345,000 for the first half of 1998 from a loss of $23,000 for the 1997 period.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Operating revenue increased by $9.2 million, or 11%, to $91.4 million for 1997 from $82.2 million in 1996. The increase in the operating revenue of the Truckload operations resulted primarily from an increase in equipment utilization and yield. Average tractors in service in the Truckload Business were 699 during 1997 and 695 in 1996.

     The operating ratio for 1997 was 95.9% compared to 99.0% for 1996. The improved operating ratio in 1997 was due primarily to a lower operating cost structure resulting from an increase in equipment utilization and yield during the period.

     Salaries, wages and employee benefits were 32.7% of operating revenue in 1997 compared to 31.1% in 1996. The increase in expense as a percentage of operating revenue in 1997 was due primarily to an increase in the ratio of Company drivers to owner-operators. The average number of Company-operated tractors in service was 501 in 1997 and 472 in 1996.

     Purchased transportation was 23.5% of operating revenue in 1997 compared to 26.0% in 1996. The decrease in purchased transportation as a percentage of operating revenue was primarily attributable to a lower ratio of owner-operator to Company equipment during 1997 as compared to 1996. During 1997 and 1996, approximately 198 and 223, respectively, of Truckload's average tractors in service were contracted through owner-operators.

     Fuel and fuel taxes were 12.3% of operating revenue in 1997 compared to 12.6% in 1996. The decrease in fuel and fuel taxes as a percentage of operating revenue during 1997 resulted from a 0.8% decrease in the average fuel price per gallon coupled with a 2.3% increase in the average miles per gallon and a 3.5% increase in average revenue per loaded mile of the Company-operated tractor fleet. The decrease in fuel and fuel taxes during 1997 was partially offset from an increase in the ratio of Company drivers to owner operators.

     Depreciation and amortization expense as a percentage of operating revenue was 9.1% in 1997 compared to 10.3% in 1996. The decrease in depreciation and amortization as a percentage of operating revenue is attributable to substantial improvements in equipment utilization during 1997, partially offset by increased ownership of revenue equipment.

     Insurance and claims were 7.3% of operating revenue in 1997 compared to 7.6% in 1996. The improvement in insurance and claims expense during 1997 as compared to 1996 resulted from fluctuations in the frequency and severity of accidents between years coupled with improvements in claims development trends and premium costs.

     Operating leases were 0.7% of operating revenue in 1997 compared to 1.3% in 1996. The decrease in operating leases as a percentage of operating revenue is attributed to increased ownership, rather than leasing, of revenue equipment.

     Other operating expenses, a large component of which relates to equipment maintenance, were 10.3% of operating revenue in 1997 compared to 10.1% in 1996. The increase in other operating expenses as a percentage of operating revenue is attributed to an increase in the ratio of Company-operated to owner-operator equipment.

     Interest expense was $1.8, or 2.0% of operating revenue, in 1997 compared to $2.2 million, or 2.7%, in 1996. The decrease in interest expense during 1997 was due to lower average net borrowing during 1997.

     The combined federal and state effective tax rate for 1997 was 39.5% compared to a tax benefit at the rate of 32.3% for 1996. For information concerning income taxes, as well as information regarding differences between effective tax rates and statutory rates, see Note 5 of the Notes to Combined Financial Statements.

     As a result of the foregoing factors, net income increased by $2.1 million to $1.2 million for 1997 from a loss of $905,000 in 1996.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Operating revenue decreased by $5.5 million, or 6.3%, to $82.2 million in 1996 from $87.8 million in 1995. The decrease in the operating revenue of the Truckload operations resulted primarily from a decrease in equipment utilization and yield. During 1996 and 1995, average tractors in service in the Truckload Business were 695 and 685, respectively.

     The operating ratio for 1996 was 99.0% compared to 95.3% for 1995. The decrease in the operating ratio in 1996 was due mainly to a higher cost structure resulting from a decrease in equipment utilization and yield during the period.

     Salaries, wages and employee benefits were 31.1% of operating revenue in 1996 compared to 27.9% in 1995. The increase as a percentage of operating revenue in 1996 was due primarily to an increase in the ratio of Company drivers to owner-operators. During 1996 and 1995, the average Company-operated tractors in service in the Truckload Business were 472 and 435, respectively.

     Purchased transportation was 26.0% of operating revenue in 1996 compared to 31.2% in 1995. The decrease in purchased transportation as a percentage of operating revenue was primarily attributable to a lower ratio of owner-operators to Company drivers during 1996 as compared to 1995. During 1996, approximately 223 of Truckload's average tractors in service were contracted through owner-operators as compared to 250 in 1995.

     Fuel and fuel taxes were 12.6% of operating revenue in 1996 compared to 10.0% in 1995. The increase in fuel and fuel taxes as a percentage of operating revenue during 1996 was primarily attributed to a 14.4% increase in the average fuel price per gallon and an increase in the ratio of Company drivers to owner-operators. Approximately 60% of the increase in fuel prices during 1996 was passed on to customers in the form of a fuel surcharge.

     Depreciation and amortization expense as a percentage of operating revenue was 10.3% in 1996 compared to 8.2% in 1995. The increase in depreciation and amortization expense as a percentage of operating revenue for 1996 is attributable to an increase in the ratio of Company to owner-operator equipment and to increased ownership of revenue equipment.

     Insurance and claims were 7.6% of operating revenue in 1996 compared to 6.0% in 1995. The increase in insurance and claims expense during 1996 as compared to 1995 resulted from fluctuations in the frequency and severity of accidents between years coupled with changes in claims development trends and premium costs.

     Operating leases were 1.3% of operating revenue in 1996 compared to 2.5% in 1995. The decrease in operating leases as a percentage of operating revenue is attributed to increased ownership, rather than leasing, of revenue equipment.

     Other operating expenses, a large component of which relates to equipment maintenance, were 10.1% of operating revenue in 1996 compared to 9.5% in 1995. The increase in other operating expenses as a percentage of operating revenue is attributed to an increase in the ratio of Company-operated to owner-operator equipment.

     Interest expense was $2.2, or 2.7% of operating revenue, in 1996 compared to $2.3 million, or 2.7%, in 1995. The decrease in interest expense during 1996 was due to lower average net borrowing during the year.

     The combined federal and state effective tax rate benefit for 1996 was 32.3% compared to an effective tax rate of 53.2% in 1995. For information concerning income taxes, as well as information regarding differences between effective tax rates and statutory rates, see Note 5 of the Notes to Combined Financial Statements.

     As a result of the foregoing factors, net income decreased by $1.8 million resulting in a loss of $905,000 for 1996 compared to net income of $937,000 in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The continued growth of the Truckload Business, and the nature of its operations, have required significant investment in new equipment. The Truckload Business has historically financed revenue equipment purchases with cash flows from operations, and through borrowing under credit agreements with financial institutions. Working capital needs have generally been met with cash flows from operations and borrowings under the Services line of credit. Net cash provided by operating activities of the Truckload Business totaled approximately $16.9, $9.5 and $14.9 million in 1997, 1996 and 1995, respectively.

     Net cash used in investing activities was approximately $14.6 million in 1997, $3.4 million in 1996 and $19.9 million in 1995. Investing activities consisted primarily of the acquisition of additional revenue equipment and enhanced management information systems during 1997, 1996 and 1995.

     Net cash used in financing activities was $1.7 million in 1997 and $9.8 million in 1996. Net cash provided by financing activities was $8.1 million in 1995. These financing activities included the continued financing of revenue equipment coupled with repayment of long-term debt and capital leases.

     The Truckload Business expects net capital expenditures in 1998 for revenue equipment and management information systems to be less than $20 million. The Truckload Business expects to fund these expenditures through cash provided by operating activities and borrowing under credit facilities which are being finalized and will be effective as of the Distribution. Additional funds may be required to fund acquisitions. While the Company expects to be able to borrow funds to finance acquisitions, no assurance can be given that such financings can be completed on terms satisfactory to the Company.

     In preparation for the Distribution, Services is negotiating with its present lenders, each an unrelated financial institution, to obtain separate credit facilities for each of the Company and Services. In addition,

Services expects to eliminate guarantees of indebtedness and cross-collateralization between the Company and Services. The Company's proposed new credit facilities are to include a working capital line of credit and an equipment financing facility. These credit facilities are expected to permit the Company to borrow up to $15 million under the working capital line of credit and $20 million under the equipment financing facility. Interest rates for advances under the facilities will vary based on covenants related to total indebtedness, cash flows, results of operations and other ratios. The facilities will bear interest at LIBOR plus 1.0% to 1.6%, expire in August 2000, and will be secured by accounts receivable and certain revenue equipment. Availability under the proposed line of credit is expected to be reduced by the amount of outstanding letters of credit. Among other restrictions, the terms of the proposed line of credit are expected to require the Company to maintain a total debt to total net worth ratio of less than 2.25 to 1.0, a ratio of earnings before interest, taxes, depreciation and amortization to interest and current maturities of long-term debt and capital lease obligations greater than 1.25 to 1.0, and a minimum net worth greater than 90% of net worth upon consummation of the credit facility plus 50% of net income.

IMPACT OF YEAR 2000

     Some of the Company's older computer programs and systems were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The Company is in the process of replacing the majority of its key financial and operational systems as a part of upgrading its systems in the normal course of business. Management believes that this program will substantially meet or address its Year 2000 issues. In addition to its replacement program, the Company will require modifying some of its software and hardware so that its computer systems will function properly with respect to dates in the Year 2000 and thereafter. The estimated cost of the Company's completed and remaining replacement and modification for the Year 2000 issue is expected to be less than $250,000 and is not expected to be material to the Company's earnings or financial position.

     The Company also plans to initiate a formal communication process with all its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to the failure of any third party to remediate its own Year 2000 issues, and expects to complete such process during the first quarter of 1999. Once the Company has completed the process mentioned above and has determined the extent to which the Company's interface systems are vulnerable to the failure of any third party to remediate its own year 2000 issues, the Company expects to develop its plans (including contingency plans) and budgets to perform any necessary remediation actions. There is no guarantee that the systems of such other companies will be timely converted and would not have an adverse effect on the Company.

     The system replacements and upgrades are estimated to be completed not later than June 30, 1999, which is prior to any anticipated impact of Year 2000 issues on the Company's operating systems. The Company believes that with the completion of such replacements and upgrades, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such replacements and upgrades are not made, or are not completed timely, or if third parties with which the Company's systems interface are not replaced or upgraded, the Year 2000 issue could have a material impact on the operations of the Company.

                                    BUSINESS


     The Company is an irregular route truckload carrier that transports a wide range of commodities in both intrastate and interstate commerce. The Company provides dry van common carrier and dedicated contract carriage for shippers of a variety of products in the medium- and short-haul markets. These products include, among others, air freight, automotive parts and supplies, electronics, metal products, paper products, retail and other consumer goods. The preponderance of the Company's business involves providing high-quality, specialized services to service-sensitive shippers. To assure the most efficient response to the differing requirements of customers at numerous shipping locations, the Company has a network of terminals where over-the-road tractors are based and drivers are domiciled.


     The Company utilizes a satellite-linked, computerized operations system to monitor and facilitate the movement of freight. The Company's operating philosophy is founded on maintaining the highest level of service at market competitive prices in the most efficient manner possible.

OPERATIONS


     The Company currently conducts operations from ten terminals. Each terminal is the base for certain over-the-road tractors and is the domicile of the drivers who operate those tractors. These terminals have facilities and staff to provide driver supervision, fueling and routine and heavy maintenance. The Company also operates facilities for its dedicated operations. The Company believes this network of facilities enhances its ability to provide responsive service to its customers in an efficient manner.


     Each customer's shipment is accorded exclusive use of a trailer, with most shipments being transported directly from customer pick-up locations to destinations without a change of drivers, relays or circuitous routing via terminals. The Company operates a centralized customer service and operations center in Greeneville, Tennessee. All facilities and drivers are linked to a satellite communication and dispatch system which provides interactive updates to its operations.

     Since January 1998, the Company has recruited commission agents in addition to its continuing efforts to recruit owner-operators. The Company believes that the increased use of owner-operators and commission agents will protect the Company during business downturns and will provide increased revenue without adding proportionate fixed costs.


     The Company's operations are divided into two primary divisions:


     Common Carrier Operations. The Company's common carrier operations serve a broad array of customers with a variety of shipping needs. The common carrier operations' primary traffic consists of medium- and short-haul routes and is concentrated primarily in the eastern two-thirds of the United States. Customers of the common carrier operations include Fortune 500 companies who subscribe to a "core-carrier" strategy as well as smaller companies with regional shipping needs. Services include just-in-time delivery, satellite communications and electronic data interchange, as well as tailored services required to meet specific customer needs such as dedicated capacity, team operations and roller bed equipment used to serve its air cargo industry customers.

     Dedicated Contract Carriage. The Company's dedicated fleet operations provide dedicated equipment and personnel on a contractual basis to each of its customers for that customer's exclusive use, frequently as a lower cost alternative to private carriage. While providing shippers with a higher level of service, the implementation of a dedicated fleet program frees for other uses that portion of a shipper's capital that would have been invested in a private fleet. This ability to redeploy capital allows shippers to better utilize resources in furtherance of their primary businesses. The dedicated fleet's service also includes certain of the staffing requirements associated with operating a private fleet.


     The primary focus of the Company's marketing strategy is to increase freight density within defined market areas that are consistent with the Company's growth and profit objectives by capitalizing on the trend of shippers to use a fewer number of truckload carriers in pursuit of a "core carrier" partnership strategy and the trend to outsource private fleet transportation requirements. The financial and operating goal of the

Company is to maximize profitability by achieving optimal equipment utilization and yield, while meeting or exceeding customer service requirements.

REVENUE EQUIPMENT

     The Company purchases high quality tractors to help attract and retain drivers, promote safe operations and minimize maintenance and repair costs. When purchasing new revenue equipment, the Company typically acquires standardized tractors and trailers manufactured to the Company's specifications. Standardization enables the Company to simplify driver training, control the cost of spare parts inventory and enhance its preventive maintenance program.

     The Company has purchased most of its tractors from Freightliner Corporation and its trailers from Great Dane Corporation. The majority of the tractors purchased are equipped with Series 60 Detroit Diesel electronic engines which have contributed significantly to increased fuel efficiency. The Company's purchase and lease agreements generally provide for a repurchase option by the manufacturer at guaranteed predetermined trade values for tractors after four years and for trailers after seven years.

     As of May 31, 1998, the Company owned or leased 604 tractors and contracted for 220 tractors from owner-operators. The average age of the Company-owned tractor fleet was approximately 2.2 years at May 31, 1998. As of May 31, 1998, the Company owned or leased 1,707 van trailers, of which substantially all are 53' long and 185 include specialized roller bed equipment required to serve air cargo industry customers. By having a majority of the Company's trailer fleet equipped with 53' trailers, the Company is able to provide its customers with more economy and convenience and increased driver productivity. The average age of the trailer fleet was approximately 4.2 years at May 31, 1998.

     The Company has installed Qualcomm two-way satellite communication systems in the majority of its tractors. The Qualcomm system provides the Company with continuous communications capability in the event a driver experiences a service delay or disruption. The Qualcomm system also allows the Company to track the exact location and route of any particular shipment and communicate instantly with drivers to improve operating efficiencies.

EMPLOYEES

     Drivers. The Company has established several programs to increase driver loyalty and to provide a greater stake in the Company to drivers. Drivers are compensated on the basis of miles driven, and base pay for miles driven increases with a driver's length of employment with the Company. Following the Distribution, the Company will maintain a 401(k) benefit plan and stock purchase plan for Company drivers and other employees.

     Safety and Training. The Company conducts comprehensive training programs to promote safety, customer relations, service standards, productivity and positive attitudes. Driver training and safety programs are developed by the Company's safety department. Drivers meet or exceed DOT qualifications. Driver qualification files are updated at least annually to maintain compliance with DOT regulations.

     The Company's safety department focuses on: (i) recruiting and maintaining the most qualified drivers; (ii) improving driver and management safety training; (iii) implementing periodic reviews of driving records; (iv) creating incentive bonuses for drivers with good safety records and (v) raising awareness of safety-related issues on a Company-wide basis.

     In March 1998, the DOT initiated a safety audit of the Company. On May 13, 1998, the Company was notified that it had retained its satisfactory rating.

OWNER-OPERATORS AND COMMISSION AGENTS

     The Company intends to continue to expand its operations with owner-operators equipment. The Company believes that the owner-operators with whom it contracts are generally more experienced than the general driver population and that they have a vested interest in protecting their own equipment that motivates them to operate in a cautious manner. Owner-operators are responsible for paying all their operating expenses including fuel, maintenance, equipment payments and all other equipment-related expenses. Owner-operators are compensated by the Company on a rate per mile or percentage of revenue basis. As of June 30, 1998, 27% of the Company's tractors in service were contracted to the Company by owner-operators.

     The Company has recently begun to recruit commission agents. These commission agents typically have long-term relationships with an established customer base. Management believes that the use of commission agents may provide additional opportunities to diversify the Company's customer base and to establish relationships with owner-operators affiliated with commission agents. The Company intends in the future to expand the use of commission agents.

INSURANCE AND CLAIMS

     The Company's insurance and claims program provides protection of the Company's assets and interests through a combination of insurance, self-insurance, and excess and umbrella coverages. The Company believes that the coverages described below are adequate and appropriate. The Company self-insures its automobile liability and general liability exposures with a retention of $100,000 combined single limits per occurrence. The funding obligation within the retention is secured by letters of credit established for the benefit of its insurance carriers. Umbrella liability policies increase both automobile and general liability coverage to $50 million.

     Workers' compensation and employer's liability exposure is covered by a combination of self-insurance programs, self-insured excess insurance contracts and insurance contracts. A self-insured retention of $250,000 per occurrence applies in states where self-insurance is permitted under applicable law, with underwriters assuming excess liability up to statutory limits for workers' compensation. Workers' compensation and employer's liability exposure is covered by insurance policies in other states. Coverage is provided to statutory limits with a deductible/retention of $250,000 per occurrence. Employer's liability coverage is $1,000,000 per occurrence. The Company's funding obligation within the deductible retention is secured by letters of credit established for the benefit of its insurance carriers. The Company's umbrella policy provides coverage of $49,000,000 in excess of the underlying coverages for workers' compensation and employer's liability.

     Director and officer liability, fiduciary liability and commercial crime coverage is provided by various policies with limits which management believes are sufficient for the size and scope of its operations. The Company has cargo insurance coverage with limits of $1,000,000 per loss with deductibles of $100,000 per occurrence.

TRANSPORTATION REGULATIONS

     Prior to 1996, the Company's operations in interstate commerce were regulated by the Interstate Commerce Commission ("ICC"). Effective December 29, 1995, President Clinton signed into law the Interstate Commerce Commission Termination Act of 1995 which closed the ICC and transferred its remaining responsibilities to a new Surface Transportation Board and the Federal Highway Administration. In addition, interstate motor carrier operations are subject to safety requirements prescribed by the Department of Transportation. Such matters as weight and dimension of equipment are also subject to federal and state regulations. The Company's Canadian operations are subject to similar requirements imposed by the laws and regulations of the Dominion of Canada and various provincial laws and regulations. The Company is subject to various federal, state and local environmental laws and regulations. Management believes that the Company is in substantial compliance with applicable regulatory requirements relating to its operations. Failure of the Company to comply with the applicable regulations could result in substantial fines or revocation of the Company's operating permits.

ENVIRONMENTAL REGULATIONS

     The Company has aboveground fuel storage tanks at its Atlanta, Georgia; Indianapolis, Indiana; Greeneville, Tennessee; and Memphis, Tennessee facilities and underground fuel storage tanks at its

Columbus, Ohio facility. Such storage tanks are subject to various federal and state environmental laws and regulations. Management believes that the Company is in substantial compliance with applicable environmental laws and regulations. No material increase for expenditures for compliance with federal, state and local environmental laws and regulations is anticipated in 1998.

COMPETITION AND INDUSTRY TRENDS

     The Company competes with regional, inter-regional, national truckload carriers and private fleets, and, to a lesser extent, with less-than-truckload carriers, railroads and overnight delivery companies. Many of the Company's competitors have greater financial resources, more equipment or larger freight capacity than the Company. Service and price are the principal means of competition in the transportation industry.

     The Company's principal competitive strength is its ability to consistently provide reliable service at a competitive price. Many of the Company's customers are high volume, time-sensitive shippers which require a flexible and dependable motor carrier service tailored to their specific needs, including pick-up and delivery within specified delivery times.

MAJOR CUSTOMER

     One customer of the Company, Federal Express Corporation, accounted for 29.4% of combined operating revenue for the year ended December 31, 1997.

PROPERTIES

     The Company's headquarters are located in Greeneville, Tennessee and will, on or prior to the Distribution, be subleased from Services which leases such headquarters from the Greeneville-Greene County Airport Authority under a lease expiring in 2006. The cost to the Company of the headquarters sublease is based upon an agreed upon percentage of usage, a rate management believes approximates fair market value. In addition to the existing sublease for operation of its Atlanta facility through a wholly-owned Services subsidiary, the Company expects to sublease from Services or one of its subsidiaries a portion of the Columbus, Indianapolis, Chicago and Detroit facilities. The Company will be responsible for a portion of the taxes, assessments and other costs of ownership under the sublease agreements.


     The Company currently operates terminals at Columbus, Ohio; Atlanta, Georgia; Chicago, Illinois; Greeneville, Tennessee; Indianapolis, Indiana; Detroit, Michigan; Dallas, Texas; Olive Branch, Mississippi (near Memphis, Tennessee); Belpre, Ohio; and Camden, South Carolina.


LEGAL PROCEEDINGS

     The Company is, from time to time, a party to litigation arising in the normal course of its business, most of which involves claims for personal injury and property damage incurred in connection with the transportation of freight. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     As the sole shareholder of the Company prior to the Distribution, Services has designated the persons who will serve as the directors and executive officers of the Company immediately following the Distribution, most of whom have served in similar capacities for Services prior to the Distribution. The following table sets forth certain information concerning persons who are currently expected to serve as executive officers of the Company as of the Distribution.

NAME                                     AGE                          POSITION
----                                     ---                          --------
Scott M. Niswonger.....................  51    Chairman and Chief Executive Officer
Eddie R. Brown.........................  48    President and Chief Operating Officer
                                               Chief Financial Officer, Senior Vice President and
Edward W. Cook.........................  40    Treasurer
Richard H. Roberts.....................  44    Senior Vice President, General Counsel and Secretary
N. Jeffrey Woods.......................  40    Vice President, Operations

     There are no family relationships between any of the executive officers of the Company. All officers hold office at the pleasure of the Board of Directors.

     The following background material is provided for each executive officer employed by the registrant, including employment history for at least the last five years:

     Scott M. Niswonger is a co-founder of Services and has served as a director and as President of Services since its founding in 1981, and as Chairman of the Board and Chief Executive Officer of Services since February 1988. Mr. Niswonger also serves as a director of the Regional Advisory Board of First Tennessee Bank National Association.

     Eddie R. Brown joined Landair Transport as President and Chief Operating Officer in January 1998. Since June 1991, Mr. Brown served in various management positions for Landstar System, Inc., a $1.3 billion truckload carrier based in Jacksonville, Florida. He was President of Landstar Ranger Transportation, Inc. from January 1996 and Executive Vice President and Chief Operating Officer of Landstar System, Inc. from January 1995 until December 1995. Mr. Brown's first position with Landstar System, Inc. was as President and Chief Executive Officer of Landstar Poole, Inc. in Evergreen, Alabama from June 1991 to December 1994. From January 1986 to June 1991, Mr. Brown served as President and Chief Executive Officer for Bulldog Trucking Inc. From October 1980 until January 1986, while at Builders Transport, Inc., he served in various capacities, ranging from Terminal Manager to Vice President, Operations and Sales.

     Edward W. Cook joined Services as Chief Financial Officer, Senior Vice President and director in September 1994. Since May 1995, he also served as Treasurer of Services. Prior to joining Services, Mr. Cook was employed by Ernst & Young LLP for eleven years, most recently as a senior manager in the Nashville, Tennessee office. During the period of March 1986 through February 1988, Mr. Cook served as Controller and Assistant Secretary of Ryder-Temperature Controlled Carriage in Nashville, Tennessee.

     Richard H. Roberts has served as Senior Vice President and General Counsel of Services since July 1994, and as Secretary and director of Services since May 1995. Prior to joining Services, Mr. Roberts was a partner with the Baker, Worthington, Crossley & Stansberry law firm from January 1991, and an associate of the firm from June 1985. Mr. Roberts has also served as a director of Miller Industries, Inc. since April 1994.

     N. Jeffrey Woods has been Vice President of Operations of Landair Transport since December 1990. From April 1985 to June 1990, Mr. Woods served in various capacities with Ryder Systems, Inc., including Director of Operations Planning and Director of Central Operations of Ryder-Temperature Controlled Carriage in Nashville, Tennessee.

OTHER KEY EMPLOYEES

     Harry O. Crabtree joined Landair Transport as Vice President, Safety, in January 1998. Prior to joining Landair Transport, he served as Vice President, Safety and Quality of Landstar Inway, Inc., a position he held from January 1997. Mr. Crabtree was Vice President, Risk Management, for Landstar TLC, Inc. from March 1995 to January 1997, and was Director of Safety for Landstar Poole, Inc. from March 1989 until March 1995. From June 1979 to March 1989, Mr. Crabtree held various management positions at Landstar Poole, Inc.

     P. Michael Davis joined Landair Transport in July 1998 as Vice President of Dedicated Operations. Mr. Davis previously served as Vice President of the Dedicated Fleet Division of Builders Transport, Inc. ("Builders Transport") in Camden, South Carolina from February 1989 to July 1998 and as Vice President of Sales from March 1986 to January 1989. Prior to March 1986, Mr. Davis spent 23 years with McLean Trucking Company.

     Arthur Henry joined Landair Transport as Vice President, Sales and Marketing, in January 1998. Prior to joining Landair Transport, he served as Director of Marketing of Transport Corporation of America, Inc., a position he held from November 1992 to December 1997. From May 1987 to November 1992, he held a marketing position at Transport Corporation of America, Inc. From October 1978 until May 1987, Mr. Henry was Director of Marketing for Bronaugh Express, Inc. in Lexington, Kentucky.

     Jeffrey S. Kleiber joined Landair Transport in June 1996 as Director of Claims and served as Vice President, Safety and Risk Management, of Landair Transport from January 1997 until March 1998, when he was appointed Vice President, Risk Management. Prior to joining Landair Transport, he served as President of Mid Atlantic Claims, Inc. in York, Pennsylvania, a third-party administration company which primarily handled transportation losses and claims for Goodway Transport, Inc., where he also served as Vice President of Safety and Risk Management from January 1992 until May 1996. From June 1978 until January 1992, Mr. Kleiber served as Vice President of Safety at Shaffer Trucking, Inc. in New Kingstown, Pennsylvania.

     Jeffrey W. Maddison joined Landair Transport as Vice President, Maintenance and Purchasing, in January 1996 and has held the same position with Services since February 1996. Mr. Maddison served as Executive Vice President for Erin Truckways, Ltd., d/b/a Digby Truck Lines from January 1992, and was Vice President of Maintenance for Crete Carrier Corp., Shaffer Trucking, Inc., Sunflower Carriers, Inc. and HTL Truck Lines, Inc. from September 1987 until December 1991.

     John R. Morris began serving as President of Dedicated Operations for Landair Transport in July 1998. Mr. Morris was President and Chief Operating Officer of Builders Transport from January 1989 until December 1993 and from December 1995 before joining Landair Transport. Mr. Morris served as director of Builders Transport from January 1989 until September 1990 and from October 1990 until July 1998. Also while at Builders Transport, Mr. Morris filled the position of President of Dedicated Services and Contract Logistics Group from December 1993 until December 1995. He was also Chief Executive Officer for Builders Transport on two occasions between June 1990 and November 1992. Mr. Morris was in charge of the Dedicated Fleet operations for Builders Transport from January 1986 until January 1989. He also spent 23 years with McLean Trucking Company before joining Builders Transport.

     Greg R. Smith joined Landair Transport in July 1998 as Vice President of its Dedicated Operations. Mr. Smith was employed with Builders Transport as Vice President Sales, Dedicated Services, from January 1989 until joining Landair Transport. From April 1987 until August 1988, he served as Vice President, Sales and Marketing, for Poole Truckline, Inc., and was Area Vice President, Sales and Marketing, for Schneider National, Inc. from July 1980 until April 1987.

DIRECTORS

     Set forth is certain information concerning persons who are currently expected to serve as directors of the Company as of the Distribution.

JERRY T. ARMSTRONG                                                        Age 60
Dallas, Texas

     Mr. Armstrong is the Chairman and Chief Executive Officer of Wind Associates, Inc., a private investment and management company, a position he has held since June 1997. From June 1988 to June 1997, Mr. Armstrong was Chairman, President and Chief Executive Officer of Merchants, Inc., and from February 1984 until June 1988, he was President and Chief Executive Officer of The Wedge Group, Inc., both parent corporations of diversified transportation companies. He also served on the Board of Directors of Landstar System, Inc. from March 1991 until May 1994. Over a forty year career, Mr. Armstrong held chief executive positions with and served on the boards of ANR Freight Systems, Inc., Garrett Freight Lines, Inc., Riss International, Inc., and Johnson Motor Lines, Inc., all transportation related companies.

EDDIE R. BROWN
Greeneville, Tennessee                                                    Age 48

     Mr. Brown joined Landair Transport as President and Chief Operating Officer in January 1998. Since June 1991, Mr. Brown served in various management positions for Landstar System, Inc., a $1.3 billion truckload carrier based in Jacksonville, Florida. He was President of Landstar Ranger Transportation, Inc. from January 1996 and Executive Vice President and Chief Operating Officer of Landstar System, Inc. from January 1995 until December 1995. Mr. Brown's first position with Landstar System, Inc. was as President and Chief Executive Officer of Landstar Poole, Inc. in Evergreen, Alabama from June 1991 to December 1994. From January 1986 to June 1991, Mr. Brown served as President and Chief Executive Officer for Bulldog Trucking Inc. From October 1980 until January 1986, while at Builders Transport, Inc., he served in various capacities, ranging from Terminal Manager to Vice President, Operations and Sales.

GEN. DUANE H. CASSIDY
Ponte Vedra Beach, Florida                                                Age 64

     Gen. Cassidy retired in January 1998 as Corporate Senior Vice President and Chairman of the Commercial Board of CSX Corporation, a position he held from June 1996. From January 1992 to June 1996, he was Senior Vice President of Sales and Marketing for CSX Transportation, Inc., a subsidiary of CSX Corporation. From October 1989 to January 1992, he served as Vice President of Logistics Technology, Inc. and held the position of President, CSX/Sea-Land Logistics, Inc. From September 1985 to September 1989, he served as Commander in Chief, Military Airlift Command, and from July 1987 to September 1989, as Commander in Chief, United States Transportation Command, where he was the Department of Defense advocate and single point of contact for the Defense Transportation System -- air, land, and sea, military and commercial. In October 1989, he retired from the Air Force as a four-star General, and currently sits on the National Defense Transportation Association's Board of Directors as Vice Chairman.

DR. C. JOHN LANGLEY, JR.
Knoxville, Tennessee                                                      Age 52

     Dr. Langley is the John H. Dove Distinguished Professor of Logistics and Transportation at the University of Tennessee, Knoxville. He has served as a professor at the University of Tennessee since September 1973. From October 1984 until October 1992, he was a member of the Executive Committee of the Council of Logistics Management, served as President of the Council from October 1990 to October 1991, and was the 1993 recipient of the Council's Distinguished Service Award. In addition to his university duties, he actively provides logistics consulting services.

SCOTT M. NISWONGER                                                        Age 51

Greeneville, Tennessee


     Mr. Niswonger is a co-founder of Services and has served as President and a director of Services since its founding in 1981, and Chairman of the Board and Chief Executive Officer since February 1988. Mr. Niswonger also serves as a director of the Regional Advisory Board of First Tennessee Bank National Association.



RICHARD H. ROBERTS                                                        Age 44

Greeneville, Tennessee


     Mr. Roberts has served as Senior Vice President and General Counsel of Services since July 1994 and a director of Services since 1995, and as Secretary since May 1995. Prior to joining Services, Mr. Roberts was a partner with the Baker, Worthington, Crossley & Stansberry law firm from January 1991, and an associate of the firm from June 1985. Mr. Roberts has also served as a director of Miller Industries, Inc. since April 1994.


BOARD OF DIRECTORS AND COMMITTEES

     In order to facilitate the activities of the Board of Directors of the Company following the Distribution, the Board of Directors intends to create several standing committees, including an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. These committees will not have a formal meeting schedule, but will be required to meet at least once each year.

     Executive Committee. Initial members of the Executive Committee are expected to be Messrs. Brown, Niswonger and Roberts. The Executive Committee will be authorized to act on behalf of and to carry out the functions of the Board to the extent permitted by law and the Bylaws of the Company.

     Audit Committee. Initial members of the Audit Committee are expected to be Mr. Niswonger and the non-employee directors. The Audit Committee will recommend engagement of the independent auditors, consider the fee arrangement and scope of the audit, review the financial statements and the independent auditors report, consider comments made by the independent auditors with respect to the Company's internal control structure, and review internal accounting procedures and controls with the Company's financial and accounting staff.

     Compensation Committee. Initial members of the Compensation Committee are expected to be Mr. Niswonger and the non-employee directors. The Compensation Committee will be responsible for determining the overall compensation levels of certain of the Company's executive officers and administering the Company's employee stock option plan and other employee benefit plans.

     Nominating Committee. Initial members of the Nominating Committee are expected to be Messrs. Brown and Niswonger. The Nominating Committee will be responsible for establishing the criteria for and review the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated, the Committee will present its recommendation of a replacement director to the Board. The Committee will also make recommendations as to exercise of the Board's authority to determine the number of its members, within the limits provided by the Bylaws of the Company. Shareholders wishing to communicate with the Nominating Committee concerning potential director candidates may do so, following the Distribution, by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested.

     All directors will hold office at the pleasure of the shareholders.

COMPENSATION OF DIRECTORS

     Employee directors of the Company will not receive additional compensation for Board or committee service. In lieu of an annual retainer, non-employee directors will be paid a fee of $1,500 for each Board meeting and $1,500 for each committee meeting attended, together with reasonable traveling expenses. No additional fee will be paid for committee meetings held on the same day as Board meetings.

DIRECTOR OPTION PLAN


     On July 21, 1998, the Board adopted, and Services as the sole shareholder then approved, the Landair Corporation Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"). Pursuant to the Non-Employee Director Plan, eligible non-employee directors will be granted options to purchase 10,000 shares of Landair Corporation Common Stock on the effective date of the Non-Employee Director Plan and will be granted options to purchase 5,000 shares of Landair Corporation Common Stock on the first business day after each annual meeting of shareholders of the Company at an exercise price equal to the then applicable fair market value of the Landair Corporation Common Stock as defined in the Non-Employee Director Plan on such date. The Company has reserved 100,000 shares for issuance pursuant to the Non-Employee Director Plan.


TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND OTHERS

     The Company and its subsidiaries had no transactions in which any director or executive officer, or any member of the immediate family of any director or executive officer, had a material direct interest reportable under applicable rules of the SEC.

                   COMPENSATION OF EXECUTIVE OFFICERS IN 1997

SUMMARY COMPENSATION TABLE

     Prior to the Distribution, the Company has been a wholly-owned subsidiary of Services, and the Company's officers and directors have not been separately compensated for acting in such capacities. The following table sets forth the cash and non-cash compensation paid or to be paid by Services to the Chief Executive Officer and the two other highest paid executive officers of Services (the "Named Executive Officers") who are expected to serve in such capacities for the Company after the Distribution for the years shown in all capacities in which they served.

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                              ------------
                                                ANNUAL COMPENSATION            NUMBER OF
                                         ----------------------------------    SECURITIES     ALL OTHER
                                                               OTHER ANNUAL    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR    SALARY     BONUS     COMPENSATION     OPTIONS          (1)
---------------------------       ----   --------   --------   ------------   ------------   ------------
Scott M. Niswonger..............  1997   $269,377   $169,250       $-0-             -0-        $10,600
  Chairman, President &           1996    268,781        -0-        -0-             -0-         16,061
  Chief Executive Officer         1995    262,080        -0-        -0-             -0-         16,768
Edward W. Cook..................  1997    104,300     84,975        -0-          10,000         10,133
  Chief Financial Officer,        1996    103,753        -0-        -0-          10,000          8,919
  Senior Vice President &         1995    100,750        -0-        -0-             -0-          6,359
  Treasurer
Richard H. Roberts..............  1997     90,000     89,250        -0-          10,000          9,952
  Senior Vice President,          1996     89,173        -0-        -0-          10,000         10,327
  General Counsel & Secretary     1995     79,892        -0-        -0-             -0-         10,301

---------------

(1) Includes car allowance and employer matching portion of 401(k) contributions.

       1997 OPTION GRANTS, AGGREGATED OPTION EXERCISES AND OPTION VALUES


     Options granted by Services during the last year to the Named Executive Officers are set forth in the following table.


                         OPTION GRANTS IN THE LAST YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                    VALUE AT
                                                     INDIVIDUAL GRANTS                           ASSUMED ANNUAL
                                 ----------------------------------------------------------         RATES OF
                                                    PERCENT OF                                    STOCK PRICE
                                    NUMBER OF      TOTAL OPTIONS                                APPRECIATION FOR
                                   SECURITIES       GRANTED TO     EXERCISE OR                    OPTION TERM
                                   UNDERLYING      EMPLOYEES IN    BASE PRICE    EXPIRATION   --------------------
NAME(1)                          OPTIONS GRANTED     LAST YEAR      ($/SHARE)       DATE         5%         10%
-------                          ---------------   -------------   -----------   ----------   --------   ---------
Edward W. Cook.................      10,000            9.03           10.00       01/31/07     62,889     159,374
Richard H. Roberts.............      10,000            9.03           10.00       01/31/07     62,889     159,374

---------------

(1) Mr. Niswonger has not been granted any options for the purchase of Services Common Stock nor has he been granted options to purchase shares of Landair Corporation Common Stock.

     The following table sets forth the year-end aggregated option exercises by the Named Executive Officers and the year-end value of unexercised options held by the Named Executive Officers.

                    AGGREGATED OPTION EXERCISES IN LAST YEAR
                           AND YEAR-END OPTION VALUES

                                  OPTION EXERCISES IN
                                       LAST YEAR             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                 ----------------------     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                   SHARES                  OPTIONS HELD AT YEAR-END             YEAR-END(2)
                                 ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME(1)                           EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------                          -----------   --------   -----------   -------------   -----------   -------------
Edward W. Cook.................      -0-         -0-        25,000         25,000         165,313        263,438
Richard H. Roberts.............      -0-         -0-        25,000         25,000         154,063        259,688

---------------

(1) Mr. Niswonger has not been granted any options for the purchase of Services Common Stock.
(2) Represents the closing price for Services Common Stock on December 31, 1997, of $24.25, less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than the December 31, 1997 closing price. Exercisable options have been held at least one year from the date of grant.

ISSUANCE OF COMPANY OPTIONS AND CONVERSION OF SERVICES OPTIONS

     According to the terms of the Amended and Restated Stock Option and Incentive Plan of Services, options to purchase shares of Services Common Stock that are exercisable at the time of the Distribution and that are held by those employees who will terminate employment with Services and become employees of the Company upon the Distribution will be cancelled if not exercised prior to such employees' termination of employment with Services. Accordingly, employees leaving Services and continuing as employees of the Company are expected to exercise their vested options prior to the Distribution. Under the Employee Benefit Matters Agreement, unexercisable options held by employees of Services who remain or become employees of the Company upon consummation of the Distribution will be converted into options to purchase Landair Corporation Common Stock pursuant to the terms and conditions of the Stock Plan. Such conversion shall be on the basis of a formula contained in the Employee Benefit Matters Agreement designed to preserve the fair market value of such converted options on the date of the Distribution.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS


     The Company does not currently, and is not expected to have upon consummation of the Distribution, any employment agreements with any of the Named Executive Officers. The Company does currently have an employment agreement with Eddie R. Brown, who is expected to serve as the Company's President and Chief Operating Officer following the Distribution. Pursuant to such employment agreement, Mr. Brown is to be paid a base salary of $156,000 or such greater rate as the Board of Directors of the Company determines from time to time. Upon early involuntary termination of Mr. Brown's employment with the Company, the Company shall pay Mr. Brown an amount equal to any then remaining payments under the employment agreement. The agreement expires December 31, 1999. In addition to his base salary, Mr. Brown will be granted an option to purchase 100,000 shares of Landair Corporation Common Stock at an exercise price equal to approximately $6.92 per share, the estimated pro forma book value of shares of Landair Corporation Common Stock on January 1, 1998, the first day of Mr. Brown's employment.


     Awards granted under the Company's Stock Plan become immediately exercisable or otherwise nonforfeitable in full in the event of a Change in Control of the Company (as defined in the Stock Plan), notwithstanding specific terms of the awards providing otherwise. Furthermore, with respect to stock options granted under the Stock Plan, following a Change in Control, the Compensation Committee may, in its discretion, permit the cancellation of such options in exchange for a cash payment in an amount per share equal, generally, to the difference between the highest closing sales price during the sixty-day period preceding the Change in Control and the exercise price. A Change in Control is defined in the Stock Plan to include, among other things, (i) the acquisition of securities representing a majority of the combined voting power of all classes of capital stock by any person (other than the Company and other related entities); (ii) the approval by the shareholders of a merger or consolidation of the Company into or with another entity (with certain exceptions), the sale or other disposition of all or substantially all of the Company's assets, or the adoption of a plan of liquidation; or (iii) a change in the composition of the Board of Directors in any two-year period such that individuals who were Board members at the beginning of such period cease to constitute a majority thereof (with certain exceptions).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company will be comprised of Mr. Niswonger and two non-employee directors. The Company does not expect there to be any Compensation Committee interlocks. See "TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND OTHERS."

                   LANDAIR CORPORATION EMPLOYEE BENEFIT PLANS

1998 LANDAIR CORPORATION STOCK OPTION AND INCENTIVE PLAN


     The Company's Board of Directors and its sole shareholder have approved the Stock Plan to which officers and other key employees as well as key consultants will be eligible to receive awards of stock options, stock appreciation rights and restricted stock. Options granted under the Stock Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Code, or non-qualified stock options ("NQSOs"). Stock Appreciation Rights ("SARs") may be granted simultaneously with the grant of an option or (in the case of NQSOs) at any time during its term. Restricted stock may be granted in addition to or in lieu of any other award granted under the Stock Plan.


     The Stock Plan provides that awards may be granted covering up to 500,000 shares of Landair Corporation Common Stock (subject to antidilution and similar adjustments in the event of a stock split, combination of shares, recapitalization, or similar changes). The Stock Plan limits the number of shares with respect to which awards (including options, SARs and restricted stock) may be granted to any individual to no more than 100,000 shares in any year. Unless the Stock Plan is terminated earlier by the Company's Board of Directors, awards may be granted for a period of ten (10) years from the date of the Distribution.

     Unless otherwise determined by the Company's Board of Directors, the Stock Plan will be administered by the Compensation Committee, which will be comprised solely of "nonemployee directors" within the meaning of Rule 16b-3 under the Exchange Act, or by the Company's Board of Directors if the Compensation Committee is not so comprised (any entity administering the Stock Plan is referred to as the "Committee"). It is currently anticipated that the members of the Committee will also be "outside directors" within the meaning of Section 162(m) of the Code. Subject to the provisions of the Stock Plan, the Committee will determine the type of award, when and to whom awards will be granted, and the number of shares covered by each award. The Committee will have sole discretionary authority to interpret the Stock Plan and to adopt rules and regulations related thereto. In determining the persons to whom awards shall be granted and the number of shares covered by each award, the Committee will take into account the contribution to the management, growth and profitability of the business of the Company by the respective persons and such other factors as the Committee deems relevant.

     The Committee will determine, in its sole discretion, the purchase price of the shares of stock covered by an option and the kind of consideration payable with respect to any awards; provided, however, that in the case of the ISOs, the price must not be less than the "Fair Market Value" (as defined in the Stock
Plan) on the date of grant, and provided further that the option price must be 110% of the Fair Market Value in the case of the ISOs granted to "Ten Percent Stockholders" (as defined in the Stock Plan). The Committee may provide for the payment of the option price in cash, by delivery of shares of Landair Corporation Common Stock having a Fair Market Value equal to such option price, by a combination thereof or by any other method in accordance with the terms of the option agreements. The Stock Plan contains special rules governing the time of exercise in the case of death, disability, or other termination of employment and also provides for acceleration of the exercisability of options in the event of a "Change in Control" (as defined in the Stock Plan).

     The Stock Plan also permits the Committee to grant SARs with respect to all or any portion of the shares of Landair Corporation Common Stock covered by options. Each SAR will confer a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (i) the Fair Market Value of one share of Landair Corporation Common Stock on the date of exercise over (ii) the grant price of the SAR. The grant price of any SAR granted in tandem with an option will be equal to the exercise price of the underlying option, and the grant price of any other SAR will be such price as the Committee determines. The Committee may, in its sole discretion, condition the exercise of any SAR upon the attainment of specified Performance Goals (as defined below).

     The Stock Plan also provides for the grant of restricted stock awards, which are awards of Landair Corporation Common Stock that may not be transferred or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee determines (the "Restricted Period"). The

Committee may also impose such other conditions and restrictions on the shares as it deems appropriate, including the satisfaction of one or more of the following performance criteria: (i) pre-tax income or after-tax income; (ii) operating cash flow; (iii) operating profit; (iv) return on equity, assets, capital or investment; (v) earnings or book value per share; (vi) sales or revenues; (vii) operating expenses; (viii) Landair Corporation Common Stock price appreciation; and (ix) implementation or completion of critical projects or processes (the "Performance Goals"). The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur) levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the Performance Goals will be determined, to the extent applicable, in accordance with generally accepted accounting principles and will be subject to certification by the Committee; provided, that the Committee will have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company. The Committee may provide that such restrictions will lapse with respect to specified percentages of the awarded shares on successive future dates.

     During the Restricted Period, the grantee will be entitled to receive dividends with respect to, and to vote the shares awarded to him or her. If, during the Restricted Period, the grantee's continuous employment with the Company terminates for any reason, any shares remaining subject to restrictions will be forfeited, unless otherwise determined by the Committee. The Committee has the authority to cancel any or all outstanding restrictions prior to the end of the Restricted Period, including cancellation of restrictions in connection with certain types of termination of employment.

     The Company's Board of Directors may at any time and from time to time suspend, amend, modify or terminate the Stock Plan; provided, however, that no amendment that requires shareholder approval in order for the Stock Plan to continue to comply with Section 162(m) of the Code or any other applicable law will be effective unless and until such amendment has received the requisite approval by the Company's shareholders.

LANDAIR CORPORATION NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


     On July 21, 1998, the Board adopted, and the sole shareholder then approved, the Non-Employee Director Plan. Pursuant to the Non-Employee Director Plan, eligible non-employee directors will be granted options to purchase 10,000 shares of Landair Corporation Common Stock on the effective date of the Non-Employee Director Plan and will be granted options to purchase 5,000 shares of Landair Corporation Common Stock on the first business day after each annual meeting of shareholders of the Company at an exercise price equal to the then applicable fair market value of the Landair Corporation Common Stock. The Company has reserved 100,000 shares for issuance pursuant to the Non-Employee Director Plan.


LANDAIR CORPORATION EMPLOYEE STOCK PURCHASE PLAN


     On July 21, 1998, the Board adopted, and Services as the sole shareholder then approved, the Landair Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan"), which Stock Purchase Plan is expected to become effective upon consummation of the Distribution. Pursuant to the Stock Purchase Plan, employees of the Company and its subsidiaries may purchase Landair Corporation Common Stock through regular payroll deduction of up to 10% of the employee's annual compensation. The Company has reserved 300,000 shares for issuance pursuant to the Stock Purchase Plan.


     In no event may a participant in the Stock Purchase Plan (i) purchase thereunder during any calendar year Landair Corporation Common Stock that had a fair market value on the first trading date of the year of more than $25,000 or
(ii) purchase Landair Corporation Common Stock thereunder, if, on the first trading date of the year the employee would be deemed (under applicable tax rules) to own 5% or more of the total combined voting power or value of all classes of stock of the Company issued and outstanding.

     The issue price of the Landair Corporation Common Stock under the Stock Purchase Plan is equal to the lesser of (i) 85% of the market price (as defined therein) on the first day of each option period or (ii) 85% of the market price on the exercise date (generally, the last trading day of each option period). Shares of Landair

Corporation Common Stock will not be issued under the Stock Purchase Plan, however, if the issue price is less than the book value of the Landair Corporation Common Stock as of the preceding December 31.

LANDAIR CORPORATION EMPLOYEE CASH INCENTIVE PLAN

     Effective upon the consummation of the Distribution, the Company will implement an employee cash incentive plan (the "Cash Incentive Plan"), which will provide for annual cash incentive payments to employees based on the Company's results of operations. The goals of the Cash Incentive Plan will be established based on operating plans for the year, and amounts payable under the Cash Incentive Plan will be determined based on the results of the Company's operations. The amount of the cash incentives to be paid under the Cash Incentive Plan shall be determined annually by the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Services will own all of the outstanding shares of the Landair Corporation Common Stock until the Distribution. The following table sets forth, as of May 31, 1998, certain information with respect to the Services Common Stock "beneficially owned" (i) by each of the Named Executive Officers of Services who will continue to be an executive officer of the Company following the Distribution and (ii) by all anticipated directors, nominees and executive officers of the Company, both individually and as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Services Common Stock owned by them.


                                                                                       PERCENTAGE OF
                                                           AGGREGATE NUMBER OF            COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                  BENEFICIAL OWNERSHIP(2)   SHARES OUTSTANDING(2)
---------------------------------------                  -----------------------   ---------------------
Eddie R. Brown.........................................                --                   --%
Edward W. Cook.........................................            32,328(3)                 *
Scott M. Niswonger.....................................         3,129,520(4)                51
Richard H. Roberts.....................................            39,554(5)                 *
N. Jeffrey Woods.......................................            66,293(6)                 1
All directors and executive officers as a group (5
  persons).............................................         3,267,695(7)                53


---------------

 *  Less than one percent
(1) The business address of each listed executive officer and director is c/o Landair Services, Inc., 430 Airport Road, Greeneville, Tennessee 37745.
(2) For the purpose of determining "beneficial ownership," the rules of the SEC require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities. The SEC rules also require that certain shares of stock that a beneficial owner has the right to acquire within sixty days of the date set forth above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of calculating the percentage of ownership of such owner, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

(3) Includes 1,000 shares held by Mr. Cook's spouse and 29,000 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.


(4) Includes 300 shares held by Mr. Niswonger as custodian for his grandson and 300 shares which are held by Mr. Niswonger's spouse as custodian for one of her children.


(5) Includes 37,500 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.


(6) Includes 41,775 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.


(7) Includes 108,275 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

     Based on information provided to the Company, in addition to Mr. Niswonger, the Company believes the following table sets forth the beneficial owners of five percent or more of the outstanding Services Common Stock as of the dates set forth below:

                                                              AMOUNT AND
                                                              NATURE OF    PERCENTAGE OF
                                                              BENEFICIAL   COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP     OUTSTANDING
------------------------------------                          ----------   -------------
Princeton Services, Inc.(1).................................   644,100          10%
Wellington Management Company, LLP(2).......................   434,600           7

---------------

(1) Princeton Services, Inc. ("PSI"), 800 Scudders Mill Road, Plainsboro, NJ 08536, as a parent holding company and the general partner of Merrill Lynch Asset Management, L.P. d/b/a Merrill Lynch Asset Management ("MLAM") and Fund Asset Management, L.P. d/b/a Fund Asset Management ("FAM"), may be deemed to beneficially own Services Common Stock. MLAM and FAM are investment advisers registered under Section 203 of the Investment Advisers Act of 1940, as amended, and may be deemed to beneficially own certain shares by virtue of acting as investment advisers to one or more investment companies registered under Section 8 of the Investment Company Act of 1940, as amended, and to certain private accounts. As of May 31, 1998, one such investment company advised by FAM, the Merrill Lynch Special Value Fund, Inc., held 428,500 shares of the Services Common Stock. Certain accounts managed by MLAM held, as of May 31, 1998, 215,600 shares. None of the companies have sole voting dispositive power over the shares, and each of the companies has shared voting and dispositive power over all of the shares.
(2) Wellington Management Company, LLP ("WMC"), 75 State Street, Boston Massachusetts 02109, is an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. As of March 31, 1998, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 434,600 shares of Services Common Stock that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of March 31, 1998, WMC did not have sole voting or dispositive power over the shares, had shared voting power over 260,000 shares and shared dispositive power over all of the shares.

                      DESCRIPTION OF COMPANY CAPITAL STOCK

     The following description of the capital stock of the Company is a summary and is qualified by reference to the provisions of the forms of Charter of the Company (the "Company Charter") and the Bylaws of the Company (the "Company Bylaws"), copies of which have been filed with the SEC as exhibits to the Registration Statement on Form 10 of which this Information Statement is a part.

AUTHORIZED CAPITAL STOCK


     The authorized capital stock of the Company consists of 45,000,000 shares of Landair Corporation Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Based upon approximately 6,195,631 shares of Services Common Stock outstanding as of July 31, 1998, approximately 6,195,631 shares of the Landair Corporation Common Stock will be issued and outstanding upon completion of the Distribution. No shares of Preferred Stock are outstanding and none have been reserved for issuance. Of the shares of Landair Corporation Common Stock authorized for issuance, 500,000 shares are reserved for issuance under the Stock Option Plan, 100,000 shares are reserved for issuance under options granted to the Non-Employee Director Plan and 300,000 shares are reserved for issuance under the Stock Purchase Plan.


LANDAIR CORPORATION COMMON STOCK

     Holders of Landair Corporation Common Stock are entitled to receive such dividends, if any, as may from time to time be declared by the Board of Directors of the Company. Holders of Landair Corporation Common Stock are entitled to one vote per share on all matters on which the holders of Landair Corporation Common Stock are entitled to vote. Because Holders of Landair Corporation Common Stock do not have cumulative voting rights, the holders of a majority of shares of Landair Corporation Common Stock represented at a meeting can elect all of the directors, subject to the rights of the holders of any shares of Preferred Stock which may be outstanding. In the event of liquidation, dissolution or winding up of the Company, holders of Landair Corporation Common Stock would be entitled to share ratably in all assets of the Company available for distribution to the holders of Landair Corporation Common Stock. There are no preemptive rights applicable to the shares of Landair Corporation Common Stock. All of the outstanding shares of Landair Corporation Common Stock are, and the shares of Landair Corporation Common Stock offered hereby will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Landair Corporation Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors is authorized to issue, from time to time, without approval of the shareholders, up to 5,000,000 shares of Preferred Stock, in one or more series and the Board of Directors may fix for each series (i) the rate of dividend; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of voluntary or involuntary liquidation; (iv) sinking fund provisions, if any, for the redemption or purchase of shares; (v) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (vi) voting rights, if any.

     The Board of Directors may fix the number of votes to which each share of Preferred Stock of a series is entitled, or deny voting rights to the shares of any series, except to the extent voting rights are expressly granted by applicable law. Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the voting power of the holders of Landair Corporation Common Stock or other Preferred Stock.

     The holders of each series of the Preferred Stock will be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends in cash, property or securities of the Company including shares of Preferred Stock, at the times and at the rates fixed by the Board of Directors for that particular series. Dividends may or may not be cumulative. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock will be entitled to receive, prior to the distribution of any assets or funds to the holders of Landair Corporation Common Stock, the amount fixed for such purpose by the Board of Directors together with all accumulated and unpaid dividends.

     Preferred Stock of any series, or any part thereof, which is by its terms redeemable, may be redeemed by the Company, subject to and in accordance with such terms and conditions as may be designated by the Board of Directors in creating such series. The amount payable by the Company upon redemption of the Preferred Stock will be the redemption price fixed for the shares of each series by the Board of Directors together with all accumulated and unpaid dividends.

     The Board of Directors is authorized to determine the terms and conditions on which the shares of any series of Preferred Stock may be converted into any other shares of capital stock of the Company, if the shares of such series are issued with the privilege of conversion, and to provide for the redemption or purchase of any series of the Preferred Stock and to establish sinking or purchase funds for this purpose.

               PURPOSES AND ANTI-TAKEOVER EFFECTS OF LEGISLATION
           AND CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

GENERAL

     The provisions of the Company Charter, the Company Bylaws and Tennessee law described in this section may delay or discourage the acquisition of control of the Company that is not approved by the Company's Board of Directors. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of the Company and to encourage any person who might seek to acquire control for the Company to negotiate with the Company's Board of Directors. Management of the Company believes that generally the interests of the Company's shareholders would be served best if any change in control resulted from negotiations with the Company's Board of the proposed terms, such as the price to be paid, the form of consideration and the anticipated tax effects of the transaction.

     The provisions described herein are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all outstanding shares of capital stock at an adequate price or is otherwise unfair to its shareholders or an unsolicited proposal for the restructuring or sale of all or part of the Company.

     Management of the Company believes that, as a general rule, such proposals might not be in the best interests of the Company and its shareholders. However, to the extent that these provisions do discourage takeover attempts, they could make it more difficult to accomplish transactions that are opposed by the incumbent Board and could deprive shareholders of opportunities to realize takeover premiums for their shares or other advantages that large accumulations of stock might provide.

     Set forth below is a description of the relevant provisions of the Company Charter and the Company Bylaws. The description is intended as a summary only and is qualified by reference to the Company Charter and the Company Bylaws, copies of which have been filed with the SEC as exhibits to the Registration Statement on Form 10 of which this Information Statement forms a part.

PREFERRED STOCK

     The Company Charter authorizes the Board of Directors of the Company, without shareholder approval, to provide for the issuance of one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series. See "DESCRIPTION OF COMMON CAPITAL STOCK -- PREFERRED STOCK."

     The Company believes that the availability of the Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as authorized but unissued shares of Landair Corporation Common Stock, will be available for issuance without the expense and delay of shareholder action, unless such action is required by applicable law or the rules of the Nasdaq National Market or any other stock exchange on which the Company's securities may be listed. The Board of Directors has the power (subject to applicable law) to approve the issuance of a series of Preferred Stock with terms that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt.

     The Company's Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders at the time of issuance.

LEGISLATION

     The Tennessee Business Combination Act (the "Combination Act") provides that any corporation to which the Combination Act applies, including the Company, shall not engage in any "business combination" with an "interested shareholder" for a period of five years from the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

     The Combination Act defines "business combination" generally to mean any:
(i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, pledge, mortgage, transfer or other disposition (in one transaction or a series of transactions) of assets representing 10% or more of (A) the market value of consolidated assets, (B) the market value of the corporation's outstanding shares or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder; (v) plan of liquidation; (vi) transaction in which the interested shareholder's proportionate share of the outstanding shares of any class of securities is increased; or (vii) financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit except proportionately as a shareholder.

     Under the Combination Act an "interested shareholder" generally is defined as any person who is the direct or indirect beneficial owner of 10% or more of any class or series of the outstanding voting stock, or any affiliate or associate of the corporation who has been the direct or indirect beneficial owner of 10% or more of the voting power of any class or series of the corporation's stock at any time within the five year period preceding the date in question. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period provided the transaction (i) complies with all applicable Charter and Bylaw requirements and applicable Tennessee law and (ii) is approved by at least two-thirds of the outstanding voting stock beneficially owned by the interested shareholder, or when the transaction meets certain fair price criteria. The fair price criteria include, without limitation, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of (i) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest;
(ii) the highest preferential amount, if any, such class or series is entitled to receive on liquidation; or (iii) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as set forth above.

     The Tennessee Control Share Acquisition Act (the "Acquisition Act") prohibits certain shareholders from exercising in excess of 20% of the voting power in a corporation acquired in a "control share acquisition," as defined in the Acquisition Act, unless such voting rights have been previously approved by the disinterested shareholders of the corporation. The Company has not elected to make the Acquisition Act applicable to it. No assurance can be given that such election, which must be expressed in a charter or bylaw amendment, will or will not be made in the future.

     The Tennessee Greenmail Act (the "Greenmail Act") prohibits a corporation from purchasing or agreeing to purchase any of its securities, at a price in excess of fair market value, from a holder of 3% or more of any class of such securities who has beneficially owned such securities for less than two years, unless such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or the corporation makes an offer of at least equal value per share to all holders of shares of such class.

     The purpose of such legislation may be to render more difficult a change of control of a corporation by delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including an attempt that might result in the payment of a premium over the market price for the shares held by such shareholder, and may promote continuity of the corporation's management by rendering it more difficult for shareholders to remove or change the incumbent members of the board of directors.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY

     The Tennessee Business Corporation Act (the "Tennessee Act") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of directors' fiduciary duty. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based upon all material information reasonably available to them. Absent the limitations now authorized by the Tennessee Act, directors are accountable to corporations and their shareholders for monetary damages only for conduct constituting gross negligence in the exercise of their duty of care. Although the statute does not change the directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter of the Company limits the liability of directors (in their capacity as directors but not in their capacity as officers) to the Company or its shareholders to the fullest extent permitted by the laws of the State of Tennessee, as so amended.

     Specifically, directors of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty; (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions. The Charter provides that if the Tennessee Act is amended after the effective date of the Charter to authorize corporate action further eliminating or limiting the personal liability of the directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the laws of the State of Tennessee, as so amended.

     The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors or officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders.

INDEMNIFICATION AND INSURANCE

     The Company Charter and Bylaws provide that the Company shall indemnify its directors and officers to the full extent permitted by the law of the State of Tennessee. Section 48-15-502 of the Tennessee Act provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The Company has obtained an insurance policy that insures its directors and officers against certain liabilities.

                              INDEPENDENT AUDITORS

     The Board of Directors of the Company expects to appoint Ernst & Young LLP as the Company's independent auditors to audit the Company's financial statements as of and for the year ended December 31, 1998. Ernst & Young has served as Services' auditors for many years, including the periods covered by the financial statements included in this Information Statement.

                  TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

                                   ITEM 15(A)
                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE NO.
                                                              --------
Report of Ernst & Young LLP, Independent Auditors...........     F-2
Combined Balance Sheets -- December 31, 1997 and 1996.......     F-3
Combined Statements of Income -- Years Ended December 31,
  1997, 1996 and 1995.......................................     F-4
Combined Statements of Shareholder's Investment -- Years
  Ended December 31, 1997, 1996 and 1995....................     F-5
Combined Statements of Cash Flows -- Years Ended December
  31, 1997, 1996 and 1995...................................     F-6
Notes to Combined Financial Statements -- December 31,
  1997......................................................     F-7
Condensed Combined Balance Sheet -- June 30, 1998
  (Unaudited)...............................................    F-18
Condensed Combined Statements of Income -- Six Months Ended
  June 30, 1998 and 1997 (Unaudited)........................    F-19
Condensed Combined Statements of Cash Flows -- Six Months
  Ended June 30, 1998 and 1997 (Unaudited)..................    F-20
Notes to Condensed Combined Financial Statements -- June 30,
  1998 (Unaudited)..........................................    F-21
Schedule II -- Valuation and Qualifying Accounts............    F-22


All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Landair Services, Inc.

     We have audited the accompanying combined balance sheets of the Truckload Business of Landair Services, Inc. (as defined in Note 1) as of December 31, 1997 and 1996, and the related combined statements of income, shareholder's investment, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the Index to Financial Statements at Item 15(a). These financial statements and schedule are the responsibility of the management of the Truckload Business. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Truckload Business of Landair Services, Inc. at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Nashville, Tennessee

July 9, 1998

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

                            COMBINED BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................  $   614   $    28
  Accounts receivable, less allowance of $175 in 1997 and
     $78 in 1996............................................   11,100     9,674
  Inventories...............................................      421       340
  Prepaid expenses..........................................    2,827     2,562
  Income taxes receivable...................................       --        35
  Deferred income taxes.....................................    1,372       887
  Receivable from Landair Services, Inc.....................   17,447    19,427
                                                              -------   -------
          Total current assets..............................   33,781    32,953
Property and equipment:
  Revenue equipment.........................................   88,600    75,578
  Other equipment...........................................    6,075     5,468
  Leasehold improvements....................................      915       465
                                                              -------   -------
                                                               95,590    81,511
  Accumulated depreciation and amortization.................   32,178    25,182
                                                              -------   -------
                                                               63,412    56,329
Other assets................................................       15        10
                                                              -------   -------
          Total assets......................................  $97,208   $89,292
                                                              =======   =======
                   LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current liabilities:
  Accounts payable..........................................  $ 5,877   $ 4,079
  Accrued payroll and related items.........................    3,394     1,641
  Insurance and claims accruals.............................    5,542     4,227
  Income taxes payable......................................       44        --
  Other accrued expenses....................................    3,059     2,012
  Current portion of long-term debt.........................   10,495     7,701
  Current portion of capital lease obligations..............    2,950       666
                                                              -------   -------
          Total current liabilities.........................   31,361    20,326
Long-term debt, less current portion........................   12,839    16,838
Capital lease obligations, less current portion.............    1,312     2,933
Deferred income taxes.......................................   12,138    10,787
Commitments and contingencies...............................       --        --
Shareholder's investment....................................   39,558    38,408
                                                              -------   -------
          Total liabilities and shareholder's investment....  $97,208   $89,292
                                                              =======   =======

                            See accompanying notes.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

                         COMBINED STATEMENTS OF INCOME

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1997      1996      1995
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Operating revenue:
  Forward Air, Inc..........................................  $ 6,137   $ 5,881   $ 3,238
  Other.....................................................   85,261    76,361    84,526
                                                              -------   -------   -------
                                                               91,398    82,242    87,764
Operating expenses:
  Salaries, wages and employee benefits.....................   29,865    25,599    24,497
  Purchased transportation..................................   21,471    21,352    27,404
  Fuel and fuel taxes.......................................   11,272    10,385     8,730
  Depreciation and amortization.............................    8,308     8,438     7,205
  Insurance and claims......................................    6,672     6,217     5,256
  Operating leases..........................................      674     1,061     2,206
  Other operating expenses..................................    9,397     8,365     8,362
                                                              -------   -------   -------
                                                               87,659    81,417    83,660
                                                              -------   -------   -------
Income from operations......................................    3,739       825     4,104
Other income (expense):
  Interest expense..........................................   (1,826)   (2,221)   (2,327)
  Other, net................................................      (12)       59       227
                                                              -------   -------   -------
                                                               (1,838)   (2,162)   (2,100)
                                                              -------   -------   -------
Income (loss) before income taxes...........................    1,901    (1,337)    2,004
Income taxes (benefit)......................................      751      (432)    1,067
                                                              -------   -------   -------
Net income (loss)...........................................  $ 1,150   $  (905)  $   937
                                                              =======   =======   =======

                            See accompanying notes.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

                COMBINED STATEMENTS OF SHAREHOLDER'S INVESTMENT

                                                              SHAREHOLDER'S INVESTMENT
                                                              ------------------------
                                                                   (IN THOUSANDS)
Balance at December 31, 1994................................          $38,376
  Net income for 1995.......................................              937
                                                                      -------
Balance at December 31, 1995................................           39,313
  Net loss for 1996.........................................             (905)
                                                                      -------
Balance at December 31, 1996................................           38,408
  Net income for 1997.......................................            1,150
                                                                      -------
Balance at December 31, 1997................................          $39,558
                                                                      =======

                            See accompanying notes.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)...........................................  $  1,150   $   (905)  $    937
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................     8,308      8,438      7,205
  Loss (gain) on sale of property and equipment.............       385        (92)      (503)
  Provision for losses on receivables.......................        88         45         60
  Deferred income taxes.....................................       866      1,998      4,709
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (1,514)      (446)     1,419
     Inventories............................................       (81)      (194)        (3)
     Prepaid expenses.......................................      (265)       (67)    (1,383)
     Receivable from Landair Services, Inc..................     1,980     (2,044)     1,795
     Accounts payable and accrued expenses..................     5,913      2,117      1,331
     Income taxes...........................................        79        671       (706)
                                                              --------   --------   --------
          Net cash provided by operating activities.........    16,909      9,521     14,861
INVESTING ACTIVITIES
Purchases of property and equipment.........................   (15,841)    (4,677)   (23,070)
Proceeds from disposal of property and equipment............     1,259      1,259      3,062
Other.......................................................        (5)         5        156
                                                              --------   --------   --------
Net cash used in investing activities.......................   (14,587)    (3,413)   (19,852)
FINANCING ACTIVITIES
Proceeds from long-term debt................................     6,873      1,837     16,329
Payments of long-term debt..................................    (8,078)   (10,820)    (7,412)
Payments of capital lease obligations.......................      (531)      (784)      (854)
                                                              --------   --------   --------
Net cash provided by (used in) financing activities.........    (1,736)    (9,767)     8,063
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........       586     (3,659)     3,072
Cash and cash equivalents at beginning of year..............        28      3,687        615
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $    614   $     28   $  3,687
                                                              ========   ========   ========

                            See accompanying notes.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying combined financial statements include the accounts comprising the truckload operations of Landair Services, Inc. ("Services"), and are based on historical amounts included in the consolidated financial statements of Services. The truckload operations are referred to in these financial statements as the "Truckload Business" or "Truckload". The Truckload Business is an irregular route, high-service truckload carrier that transports a wide range of commodities in both intrastate and interstate commerce. The Truckload Business provides dry van common carrier and dedicated contract carriage for shippers of a variety of products in the medium- and short-haul markets. All significant intercompany transactions and accounts between the combined truckload operations have been eliminated.


     On July 9, 1998, the Board of Directors of Services authorized management to proceed with the pro rata distribution (the "Distribution") by Services to its shareholders of all of the outstanding shares of common stock of a new truckload holding company, Landair Corporation. The Distribution will result in the separation of Services into two publicly-held corporations, one owning and operating the deferred air freight operations and the other owning and operating the Truckload Business. Management anticipates the transaction will be completed on a date in September 1998 (the "Distribution Date").


     Pursuant to the Distribution, the common stock of Landair Corporation will be distributed to the shareholders of Services on a pro rata basis of one share of Landair Corporation common stock for every one share of Services common stock held. Subsequent to the Distribution, Landair Corporation will be the legal entity that will own and operate the Truckload Business through its operating subsidiaries, and Services will be the legal entity that will continue to own and operate the deferred air freight operations through its operating subsidiaries. Landair Corporation and its operating subsidiaries are referred to in these financial statements as "the Company". The deferred air freight operations are referred to as "Forward Air".

     These historical combined financial statements include the assets and liabilities and results of operations directly related to the Truckload Business for all periods presented. Significant changes could have occurred in the funding and operations of the Truckload Business had it been operated as an independent stand-alone entity during those periods, which could have had a significant impact on its financial position and results of operations. As a result, the financial information included in these financial statements is not necessarily indicative of the financial position and results of operations of the Truckload Business which might have occurred had it been an independent stand-alone entity.

CAPITALIZATION OF TRUCKLOAD

     For accounting purposes, the historical equity (shareholder's investment) of the Truckload Business consists of the contributed capital and the accumulated retained earnings of the Truckload operations.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

OWNERSHIP

     Scott M. Niswonger (Chairman, President and Chief Executive Officer of Services) will be the majority shareholder of the Company upon the effectiveness of the Distribution.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

OPERATING REVENUE

     Operating revenue and related costs are recognized as of the date shipments are completed.

CASH EQUIVALENTS

     The Truckload Business considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVENTORIES

     Inventories of tires, replacement parts, supplies and fuel for revenue equipment are stated at the lower of cost or market utilizing the FIFO (first-in, first-out) method of determining cost.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation of property and equipment is calculated based upon the cost of the asset, reduced by its estimated salvage value, using the straight-line method over the estimated useful lives as follows:

Revenue equipment...........................................   3-7 years
Other equipment.............................................  3-10 years
Leasehold improvements......................................  1-15 years

     Interest payments during 1997, 1996 and 1995 were $1,806,000, $2,265,000 and $2,290,000, respectively. No interest was capitalized during the three years ended December 31, 1997. During 1997, 1996 and 1995, the Truckload Business added revenue equipment of $1,563,000, $-0- and $2,682,000 through capital leases, respectively.

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The measurement of possible impairment is based upon determining whether projected undiscounted future cash flows from the use of the asset over the remaining depreciation or amortization period is less than the carrying value of the asset. As of December 31, 1997, in the opinion of management, there has been no such impairment.

INSURANCE AND CLAIMS ACCRUALS

     The primary claims in the Truckload Business are workers' compensation, property damage, auto liability and medical benefits. Most of Truckload's insurance coverage provides for self-insurance levels with primary and excess coverage which management believes is sufficient to adequately protect the Truckload Business from catastrophic claims. In the opinion of management, adequate provision has been made for all incurred claims up to the self-insured limits.

NET INCOME (LOSS) PER SHARE

     The financial statements of the Truckload Business include the accounts comprising the truckload operations of Services. The truckload operations did not have separate outstanding shares of capital stock. Accordingly, net income
(loss) per share data is not considered to provide meaningful information about the results of operations of the Truckload Business.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

STOCK OPTIONS

     The Company intends to grant options for a fixed number of shares to employees and outside directors with an exercise price generally equal to the fair value of the shares at the grant date. The Company intends to account for stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants issued at fair value.

ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income. The Statement is effective beginning in 1998, and establishes standards for the reporting and display of comprehensive income and its components. The Statement requires that all items that are income be reported in a financial statement that is displayed with the same prominence as other financial statements. Management does not expect the effect of adoption of Statement No. 130 to be material to the combined financial statements.

     In February 1998, the Financial Accounting Standards Board issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. Statement No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. Management does not expect the effect of adoption of Statement No. 131 to be material to the combined financial statements.

MAJOR CUSTOMER

     One customer of the Truckload Business, Federal Express Corporation, accounted for 29.4% and 17.1% of combined operating revenue for the year ended December 31, 1997 and 1996, respectively. No single customer accounted for more than 10% of operating revenue in 1995.

COMMON EXPENSES

     Certain administrative expenses consisting of payroll, legal, accounting, rent and depreciation for shared facilities, and other common expenses which could not be specifically identified to either the deferred air freight operations or the truckload operations have been allocated by Services to the Truckload Business based on its relative percentage of consolidated operating revenue. These administrative expenses, which were allocated to the Truckload Business and which would have been incurred by the Truckload Business if it had been operated as an independent stand-alone entity, totaled $4,420,000, $3,225,000 and $3,778,000 in 1997, 1996 and 1995, respectively.

     Interest expense of $1,826,000, $2,221,000 and $2,327,000 for 1997, 1996
and 1995, respectively, has been allocated by Services to the Truckload Business based upon the pro rata share of average operating assets of Truckload and Forward Air.

     Management believes these allocation methods are reasonable.

2. TRANSACTIONS WITH SERVICES

     The Truckload Business and Services routinely engage in intercompany transactions as the Truckload Business hauls deferred air freight shipments for Services which are in excess of Services' scheduled capacity. Truckload's operating revenue from these shipments is shown separately in the accompanying statements of income.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

     The Receivable from Landair Services, Inc. in the accompanying balance sheets represents the net balance resulting from various intercompany transactions between Services and the Truckload Business. There are no terms of settlement or interest charges associated with the account balance. The balance is primarily the result of Truckload's participation in Services' central cash management program, wherein all of Services' cash receipts are remitted to a Truckload Business subsidiary and all cash disbursements are funded by a Truckload Business subsidiary. Other transactions include intercompany freight transactions as discussed above, the federal income tax liability (benefit) provided by the Truckload Business to the consolidated tax liability, and miscellaneous other common expenses incurred between the Truckload Business and Services. In connection with the Distribution, Services expects to settle all intercompany balances for cash, which will then be used to pay down the long-term debt of the Truckload Business.

     An analysis of transactions in the Receivable from Landair Services, Inc. account follows:

                                                             1997      1996      1995
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Balance at beginning of year..............................  $19,427   $17,383   $19,178
Net cash remitted from Services...........................   (2,065)   (1,492)   (1,864)
Net intercompany freight transactions.....................    6,137     5,881     3,238
Current federal income tax benefit provided to Services...      194     3,101     2,936
Net administrative expenses and interest allocated from
  Services................................................   (6,246)   (5,446)   (6,105)
                                                            -------   -------   -------
Balance at end of year....................................  $17,447   $19,427   $17,383
                                                            =======   =======   =======

     In connection with the Distribution, Services and the Company will enter into certain agreements which will be effective upon the actual separation of the two companies. The agreements are intended to facilitate orderly changes from an integrated transportation company to separate deferred air freight and truckload operations companies in a way which is minimally disruptive to each entity. Following are summaries of the principal agreements:

     Distribution Agreement

     The Distribution Agreement will provide for, among other things, the principal corporate transactions required to effect the Distribution and the allocation of certain assets and liabilities between the Company and Services. The Distribution Agreement will provide that the Company and Services will each have sole responsibility for claims arising out of their respective activities after the Distribution. It also will provide that each party will indemnify the other in the event of certain liabilities arising under the federal securities laws, and that, for a period of three years after the Distribution, neither the Company nor Services will directly solicit the employment of any employee of the other company or its affiliates without the prior written consent of such other company.

     Transition Services Agreement

     The Transition Services Agreement will describe the services which the Company and Services will provide to each other following the Distribution. Services performed under the Transition Services Agreement will be negotiated and paid for on an arm's-length basis. The Transition Services Agreement will have an eighteen-month term, except that information technology services to be provided by Services to the Company will have a thirty-six month term. Notwithstanding the stated term of the Transition Services Agreement, Services or the Company, as recipients of the services, will be able to terminate any or all such services at any time on three months' irrevocable written notice, and Services or the Company, as providers of the services, may at any time after the first anniversary of the Distribution, terminate any or all of the services, other than the information technology services, on six months' irrevocable notice.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

     Employee Benefit Matters Agreement

     The Employee Benefit Matters Agreement will provide for the treatment of employee benefit matters and other compensation arrangements for the employees of Services and the Company after the Distribution. Pursuant to this agreement, Services will continue sponsorship of the various employee benefit plans and welfare plans of Services with respect to Services' employees after the Distribution and the Company will be required to establish such similar plans which will allow the Company to provide to its employees after the Distribution substantially the same benefits currently provided to them as employees of Services. This Employee Benefit Matters Agreement will also provide for the adjustment and conversion of the existing non-exercisable stock options of Services into options of the Company for those employees that continue employment with the Company after the Distribution. (See Note 4.)

     Tax Sharing Agreement

     The Tax Sharing Agreement will describe the responsibilities of Services and the Company with respect to all tax matters occurring prior to and after the Distribution. The Tax Sharing Agreement will provide for the allocation of tax expense, assessments, refunds and other tax benefits. The Agreement will also set forth the responsibility for filing tax returns and provide for reasonable cooperation in the event of any audit, litigation or other proceeding with respect to any federal, state or local tax.

     Prior to the Distribution, Services is expected to acquire certain assets, consisting principally of revenue equipment, associated with the Forward Air operations held by the Truckload Business, at net book value which approximates fair market value. The net book value of these assets at December 31, 1997 was $6.4 million. Services will also assume the capital lease obligations related to these assets. No gain or loss is expected on the transaction for financial statement or income tax reporting purposes. The operating revenue and expenses associated with the transportation of Forward Air deferred air freight using these assets have been included in the statements of income of Services and have been excluded from the accompanying statements of income of the Truckload Business.

3. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Line of credit..............................................  $    --   $    --
Installment Equipment Loan Agreements.......................   13,457    11,387
Installment notes payable with a finance company through
  1999, including interest at the 30-day commercial paper
  rate plus 1.8% (7.6% and 7.8% at December 31, 1997 and
  1996, respectively) and interest ranging from 6.7% to
  7.3%, collateralized by revenue equipment.................    7,823    12,025
Other notes payable, including interest ranging from 6.9% to
  7.9%......................................................    2,054     1,127
                                                              -------   -------
                                                               23,334    24,539
Less current portion........................................   10,495     7,701
                                                              -------   -------
                                                              $12,839   $16,838
                                                              =======   =======

     Services has a $15 million line of credit agreement with a Tennessee bank which expires in May 1999. Advances outstanding under the line bear interest at the bank's base rate less 1.0% (7.5% and 7.3% at December 31, 1997 and 1996, respectively) and are collateralized primarily by accounts receivable of Services. The agreement contains, among other things, restrictions that do not allow the payment of dividends, and requires the maintenance of certain levels of net worth and other financial ratios. At December 31, 1997,

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

Services had no borrowings outstanding under the line applicable to the Truckload Business and had utilized $5,182,000 of availability for outstanding letters of credit for the Truckload Business.

     Services has equipment loan agreements (the "Equipment Loan Agreements") with two Tennessee banks which permit Services to borrow up to $30 million for the purchase of revenue equipment. Advances outstanding under the Equipment Loan Agreements bear interest at the 30-day LIBOR rate plus 1.0% to 1.6% (6.7% to 7.3% and 6.4% to 7.0% at December 31, 1997 and 1996, respectively). The advances are collateralized by revenue equipment purchased with the proceeds from the Equipment Loan Agreements, are guaranteed by Services, and contain restrictions and covenants similar to the line of credit agreement described above. At December 31, 1997, $13,457,000 of borrowings were outstanding under the Equipment Loan Agreements applicable to the Truckload Business.

     Revenue equipment of the Truckload Business collateralizing these agreements has a carrying value of approximately $27,678,000 and $27,221,000 at December 31, 1997 and 1996, respectively.

     Maturities of long-term debt, before replacing the line of credit and equipment loan agreements as discussed below, are as follows (in thousands):

1998........................................................  $10,495
1999........................................................    6,596
2000........................................................    2,617
2001........................................................    1,474
2002........................................................      755
Thereafter..................................................    1,397
                                                              -------
                                                              $23,334
                                                              =======

     In preparation for the Distribution, Services is negotiating with its present lenders to obtain separate credit facilities for each of the Company and Services. In addition, Services expects to eliminate guarantees of indebtedness and cross-collateralization between the Company and Services. The Company's proposed new credit facilities are to include a working capital line of credit and an equipment financing facility. These credit facilities are expected to permit the Company to borrow up to $15 million under the working capital line of credit and $20 million under the equipment financing facility. Interest rates for advances under the facilities will vary based on various covenants related to total indebtedness, cash flows, results of operations and other ratios. The facilities will bear interest at LIBOR plus 1.0% to 1.6%, expire in August 2000, and will be secured by accounts receivable and certain revenue equipment. Availability under the proposed line of credit is expected to be reduced by the amount of outstanding letters of credit. Among other restrictions, the terms of the proposed line of credit are expected to require maintenance of certain levels of net worth and other financial ratios.

4. EMPLOYEE BENEFIT PLANS

     Employee Stock Option and Incentive Plan. After the Distribution, the Company plans to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for employee stock options because the alternative fair value accounting provided for under Statement No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under Opinion No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense will be recognized.

     In connection with the Distribution, it is anticipated that the Company will reserve approximately 500,000 shares of its common stock under a Stock Option and Incentive Plan with terms similar to that of

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

Services'. Options to be issued under the Plan are expected to have a ten year term and vest over a four year period.

     Under the provisions of Services' stock option plan, options to purchase shares of Services common stock that are exercisable at the time of the Distribution and that are held by those employees who will terminate employment with Services and become employees of the Company upon the Distribution will be cancelled if not exercised prior to such employees' termination of employment with Services. Accordingly, employees leaving Services and continuing as employees of the Company are expected to exercise their vested options prior to the Distribution. Unexercisable options held by employees of Services who remain or become employees of the Truckload Business upon consummation of the Distribution will be converted into options to purchase Company common stock under the Company's Stock Option and Incentive Plan. Such conversion shall be on the basis of a formula designed to preserve the fair market value of such converted options on the date of the Distribution.

     At December 31, 1997, approximately 82,000 options were outstanding to purchase Services' common stock that were held by Truckload Business employees and are eligible for conversion into options of the Company.

     Employee Stock Purchase Plan. In connection with the Distribution, the Company plans to implement an employee stock purchase plan with terms similar to the existing plan of Services. Under the plan, participating employees will be entitled to purchase the Company's common stock through payroll deduction of up to 10% of the employee's annual compensation. The issue price of the common stock will be equal to the lesser of (1) 85% of market price on the first trading day of the semi-annual enrollment period or (2) 85% of market price on the last trading day of the semi-annual enrollment period. The Company plans to reserve 300,000 shares of its common stock for issuance pursuant to the plan.

     Employee 401(k) Plan. In connection with the Distribution, the Company intends to adopt a retirement savings plan (the "401(k) Plan") with terms similar to the existing retirement savings plan of Services. Employees of the Company who participated in Services' 401(k) Plan will be entitled to transfer their participation into the Company's 401(k) Plan. The 401(k) Plan will be a defined contribution plan whereby employees who have completed one year of service, a minimum of 1,000 hours of service and are age 21 or older will be eligible to participate. The 401(k) Plan is expected to allow eligible employees to make contributions of 2% to 10% of their annual compensation. Employer contributions are expected to be made at 25% of the employee's contribution up to a maximum of 4% of total annual compensation. Employer contributions are expected to vest 20% after two years of service and continue vesting 20% per year until fully vested. The matching contribution by the Truckload Business for 1997, 1996 and 1995 was approximately $76,000, $78,000 and $73,000, respectively.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

5. INCOME TAXES

     The operations of the Truckload Business have historically been included in the consolidated federal income tax return of Services. The provision (benefit) for income taxes reflects an allocation of federal income taxes computed on a separate return basis. The provision (benefit) for income taxes consists of the following:

                                                              1997     1996      1995
                                                              -----   -------   -------
                                                                   (IN THOUSANDS)
Current:
  Federal...................................................  $ (94)  $(2,172)  $(3,128)
  State.....................................................    (21)     (258)     (514)
                                                              -----   -------   -------
                                                               (115)   (2,430)   (3,642)
Deferred:
  Federal...................................................    748     1,759     4,122
  State.....................................................    118       239       587
                                                              -----   -------   -------
                                                                866     1,998     4,709
                                                              -----   -------   -------
                                                              $ 751   $  (432)  $ 1,067
                                                              =====   =======   =======

     The historical income tax expense (benefit) differs from the amounts computed by applying the federal statutory rate of 34% to income before income taxes as follows:

                                                              1997   1996     1995
                                                              ----   -----   ------
                                                                 (IN THOUSANDS)
Tax expense (benefit) at the statutory rate.................  $646   $(455)  $  681
State income taxes (benefit), net of federal benefit........    86     (32)      71
Meals and entertainment.....................................    19      55      315
                                                              ----   -----   ------
                                                              $751   $(432)  $1,067
                                                              ====   =====   ======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets of the Truckload Business are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred tax liabilities:
  Tax over book depreciation................................  $11,970   $10,595
  Prepaid expenses deductible when paid.....................    1,024       938
  Other.....................................................      169       191
                                                              -------   -------
          Total deferred tax liabilities....................   13,163    11,724
Deferred tax assets:
  Accrued expenses..........................................    2,333     1,796
  Allowance for doubtful accounts...........................       64        28
                                                              -------   -------
          Total deferred tax assets.........................    2,397     1,824
                                                              -------   -------
          Net deferred tax liabilities......................  $10,766   $ 9,900
                                                              =======   =======

     Management believes that the deferred tax assets will ultimately be realized. Management's conclusion is based on future taxable income that will result from the reversal of the existing temporary differences. Additionally, management expects future taxable income from operations, exclusive of the reversal of temporary differences.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

     The balance sheet classification of deferred income taxes is as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Current assets..............................................  $(1,372)  $  (887)
Noncurrent liabilities......................................   12,138    10,787
                                                              -------   -------
                                                              $10,766   $ 9,900
                                                              =======   =======

     Total income tax payments, including payments to (from) Services for Truckload's allocated share of federal taxes (benefit) during fiscal 1997, 1996 and 1995 were $(194,000), $(3,101,000) and $(2,936,000), respectively.

6. LEASES

     The Truckload Business leases certain revenue and other equipment under capital leases. These leases expire in various years through 2001. Certain of the revenue equipment leases contain guarantees of residual values which have been included in minimum lease payments.

     Property and equipment include the following amounts for leases that have been capitalized:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
                                                              (IN THOUSANDS)
Revenue equipment...........................................  $6,659   $5,465
Less accumulated amortization...............................   2,596    2,123
                                                              ------   ------
                                                              $4,063   $3,342
                                                              ======   ======

     Amortization of leased assets is included in depreciation and amortization expense.

     The Truckload Business also leases certain facilities and revenue equipment under noncancelable operating leases that expire in 1998. Certain of these leases may be renewed for periods varying from one to three years. The Truckload Business also shares certain facilities leased by Services, and has been allocated a portion of the rent expense related thereto (see Note 1 -- Common Expenses). As discussed below, the Company will enter into lease or sublease agreements with Services related to certain facilities on or prior to the date of the Distribution.

     Included in operating leases is a terminal facility leased from a company wholly-owned by Services' majority shareholder which expired in January 1997, and the lease was not renewed. The net rent expense for this lease was $-0-, $60,000 and $84,000 in 1997, 1996 and 1995, respectively.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

     Future minimum rental payments under capital leases and noncancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1997:

                                                              CAPITAL   OPERATING
FISCAL YEAR                                                   LEASES     LEASES
-----------                                                   -------   ---------
                                                                (IN THOUSANDS)
1998........................................................  $3,175      $150
1999........................................................     616        --
2000........................................................     612        --
2001........................................................     200        --
                                                              ------      ----
          Total minimum lease payments......................   4,603      $150
                                                                          ====
Amounts representing interest...............................    (341)
                                                              ------
Present value of net minimum lease payments
  (including current portion of $2,950).....................  $4,262
                                                              ======

     Payment of certain of the capital and operating leases is guaranteed by Services. In connection with the Distribution, Services expects to eliminate guarantees of lease obligations involving the Truckload Business.

     Services, through a wholly-owned subsidiary, currently leases to a wholly-owned subsidiary of the Company a portion of its terminal facility in Atlanta, Georgia. Rental payments under the lease agreement are based upon the cost of such facility and an agreed upon percentage of usage. In addition, on or prior to the date of the Distribution, Services will enter into subleases with the Company pursuant to which Services will sublease to the Company (i) a portion of its terminal facility in Columbus, Ohio that is leased by Services from the Director of Development of the State of Ohio; (ii) a portion of the facility leased by Services in Indianapolis, Indiana; (iii) a portion of its terminal facility in Chicago, Illinois that is leased by a Services subsidiary;
(iv) a portion of its terminal facility in Detroit, Michigan that is leased by a Services subsidiary; and (v) a portion of the headquarters of Services in Greeneville, Tennessee that is leased by Services from the Greeneville-Greene County Airport Authority. Services expects to sublease the Columbus terminal facility for consideration based upon the cost of such facility to Services and an agreed upon percentage of usage. Services expects to sublease the Indianapolis, Chicago, Detroit and Greeneville facilities for consideration based upon an agreed upon percentage of usage.

7. COMMITMENTS AND CONTINGENCIES

     The Truckload Business is, from time to time, a party to litigation arising in the normal course of its business, most of which involve claims for personal injury and property damage incurred in connection with the transportation of freight. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the financial condition or results of operations of the Truckload Business.

8. FINANCIAL INSTRUMENTS

  Off Balance Sheet Risk

     At December 31, 1997, letters of credit attributable to the Truckload Business totaled $5,182,000, all of which relate to obligations carried on the balance sheet.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Truckload Business to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. The Truckload Business does not generally require collateral from its customers. Concentrations of credit risk with respect to trade accounts

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

receivable are limited due to the large number of entities comprising Truckload's customer base and their dispersion across many different industries.

  Fair Value of Financial Instruments

     The following methods and assumptions were used by the Truckload Business in estimating its fair value disclosures for financial instruments with third parties:

          Cash and cash equivalents: The carrying amount reported in the balance sheets for cash and cash equivalents approximates its fair value.

          Accounts receivable and accounts payable: The carrying amounts reported in the balance sheets for accounts receivable and accounts payable approximate their fair value.

          Long-and short-term debt: The fair value of Truckload's long-term debt and capital lease obligations is estimated using discounted cash flow analyses, based on Truckload's current incremental borrowing rates for similar types of borrowing arrangements.

     The carrying amounts and fair values of Truckload's financial instruments with third parties are as follows:

                                                         1997                  1996
                                                  ------------------    ------------------
                                                  CARRYING    FAIR      CARRYING    FAIR
                                                   AMOUNT     VALUE      AMOUNT     VALUE
                                                  --------   -------    --------   -------
                                                               (IN THOUSANDS)
Cash and cash equivalents.......................  $   614    $   614    $    28    $    28
Accounts receivable.............................   11,100     11,100      9,674      9,674
Accounts payable................................    5,877      5,877      4,079      4,079
Long-term debt and capital lease obligations....   27,596     27,596     28,138     28,138

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

                        CONDENSED COMBINED BALANCE SHEET
                                  (UNAUDITED)


                                                                 JUNE 30,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................     $     61
  Accounts receivable, less allowance of $155...............       10,663
  Other current assets......................................        7,144
  Receivable from Landair Services, Inc.....................       12,393
                                                                 --------
          Total current assets..............................       30,261
Property and equipment......................................      103,189
Less accumulated depreciation and amortization..............      (35,127)
                                                                 --------
                                                                   68,062
Other assets................................................           33
                                                                 --------
          Total assets......................................     $ 98,356
                                                                 ========

                  LIABILITIES AND SHAREHOLDER'S INVESTMENT
Current liabilities:
  Accounts payable..........................................     $  5,394
  Accrued expenses..........................................       12,271
  Current portion of long-term debt.........................        9,662
  Current portion of capital lease obligations..............        2,683
                                                                 --------
          Total current liabilities.........................       30,010
Long-term debt, less current portion........................       13,922
Capital lease obligations, less current portion.............          955
Deferred income taxes.......................................       12,566
Shareholder's investment....................................       40,903
                                                                 --------
          Total liabilities and shareholder's investment....     $ 98,356
                                                                 ========


             See notes to condensed combined financial statements.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

                    CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Operating revenue:
  Forward Air, Inc..........................................  $ 2,354   $ 2,575
  Other.....................................................   49,189    40,050
                                                              -------   -------
                                                               51,543    42,625
Operating expenses:
  Salaries, wages, and employee benefits....................   16,949    13,906
  Purchased transportation..................................   12,495    10,268
  Fuel and fuel taxes.......................................    5,959     5,325
  Depreciation and amortization.............................    4,616     4,096
  Insurance and claims......................................    2,957     3,543
  Operating leases..........................................      429       256
  Other operating expenses..................................    5,045     4,261
                                                              -------   -------
                                                               48,450    41,655
                                                              -------   -------
Income from operations......................................    3,093       970
Other income (expense):
  Interest expense..........................................     (924)     (933)
  Other, net................................................       26       (71)
                                                              -------   -------
                                                                 (898)   (1,004)
                                                              -------   -------
Income (loss) before income taxes...........................    2,195       (34)
Income taxes (benefit)......................................      850       (11)
                                                              -------   -------
          Net income (loss).................................  $ 1,345   $   (23)
                                                              =======   =======


             See notes to condensed combined financial statements.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Cash from operations........................................  $ 9,060   $ 7,242
Investing activities:
  Proceeds from disposal of property and equipment..........    1,447       804
  Purchases of property and equipment.......................  (10,668)   (4,751)
  Other.....................................................      (18)       (1)
                                                              -------   -------
                                                               (9,239)   (3,948)
Financing activities:
  Proceeds from long-term debt..............................    6,481       652
  Payments of long-term debt................................   (6,231)   (3,524)
  Payments of capital lease obligations.....................     (624)     (422)
                                                              -------   -------
                                                                 (374)   (3,294)
Increase in cash and cash equivalents.......................  $  (553)  $    --
                                                              =======   =======


             See notes to condensed combined financial statements.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                 JUNE 30, 1998


NOTE 1. BASIS OF PRESENTATION


     The accompanying unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the combined financial statements and footnotes thereto included herein.


NOTE 2. ACCOUNTING PRONOUNCEMENT

     As of January 1, 1998, the Truckload Business adopted Statement No. 130, Reporting Comprehensive Income. Statement No. 130 establishes standards for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Truckload Business' net income or shareholder's investment. The Truckload Business has no items of other comprehensive income to be reported under the provisions of Statement No. 130.

NOTE 3. INCOME TAXES


     For the six months ended June 30, 1998 and 1997, the effective income tax rate (benefit) varied from the statutory federal income tax rate of 34% primarily as a result of the effect of state income taxes, net of the federal benefit, and permanent differences.


NOTE 4. CONTINGENCIES

     The Truckload Business is, from time to time, a party to litigation arising in the normal course of its business, most of which involve claims for personal injury and property damage incurred in connection with the transportation of freight. Management believes none of these actions, individually or in the aggregate, will have a material adverse effect on the financial condition or results of operations of Truckload.

                THE TRUCKLOAD BUSINESS OF LANDAIR SERVICES, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                  COL. A                      COL. B            COL. C            COL. D           COL. E
------------------------------------------  ----------   --------------------   -----------      ----------
                                                              ADDITIONS
                                                         --------------------
                                                           (1)         (2)
                                                         CHARGED     CHARGED
                                            BALANCE AT   TO COSTS   TO OTHER                     BALANCE AT
                                            BEGINNING      AND      ACCOUNTS-   DEDUCTIONS-        END OF
               DESCRIPTION                  OF PERIOD    EXPENSES   DESCRIBE     DESCRIBE          PERIOD
               -----------                  ----------   --------   ---------   -----------      ----------
                                                                    (IN THOUSANDS)
Year ended December 31, 1997:
  Allowance for doubtful accounts.........     $53         $ 88      $ --          $ 16(2)          $125
  Allowance for revenue adjustments(1)....      25          226        --           201(3)            50
                                               ---         ----        --          ----             ----
                                                78          314        --           217              175
Year ended December 31, 1996:
  Allowance for doubtful accounts.........      33           45        --            25(2)            53
  Allowance for revenue adjustments(1)....      20          447        --           442(3)            25
                                               ---         ----        --          ----             ----
                                                53          492        --           467               78
Year ended December 31, 1995:
  Allowance for doubtful accounts.........      32           60        --            59(2)            33
  Allowance for revenue adjustments(1)....      55          322        --           357(3)            20
                                               ---         ----        --          ----             ----
                                                87          382        --           416               53

---------------

(1) Represents an allowance for adjustments to accounts receivable due to disputed rates, accessorial charges and other aspects of previously billed shipments.
(2) Uncollectible accounts written off, net of recoveries.
(3) Adjustments to billed accounts receivable due to disputed rates, accessorial charges, etc.

                                    ANNEX A
                             DISTRIBUTION AGREEMENT

                                    BETWEEN

                            FORWARD AIR CORPORATION
                          F/K/A LANDAIR SERVICES, INC.

                                      AND

                              LANDAIR CORPORATION

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
I. DEFINITIONS........................................................   A-3
     1.1  General.....................................................   A-3
II. THE DISTRIBUTION..................................................   A-5
     2.1  Cooperation Prior to the Distribution.......................   A-5
     2.2  Conditions to Distribution..................................   A-5
     2.3  The Distribution............................................   A-6
III. TRANSACTIONS RELATING TO THE DISTRIBUTION........................   A-6
     3.1  The Reorganization..........................................   A-6
     3.2  Company Charter and Bylaws..................................   A-7
     3.3  Other Agreements............................................   A-7
     3.4  Operation in the Ordinary Course of Business................   A-7
     3.5  Collections and Payments after the Distribution Date........   A-7
IV. INDEMNIFICATION...................................................   A-7
     4.1  Indemnification by FAF......................................   A-7
     4.2  Indemnification by the Company..............................   A-7
     4.3  Limitations on Indemnification Obligations..................   A-7
     4.4  Procedures for Indemnification..............................   A-8
     4.5  Releases....................................................   A-9
     4.6  Environmental Liabilities...................................   A-9
V. ACCESS TO INFORMATION; SERVICES....................................   A-9
     5.1  Access to Information.......................................   A-9
     5.2  Production of Witnesses.....................................  A-10
     5.3  Provision of Services.......................................  A-10
     5.4  Reimbursement...............................................  A-10
     5.5  Retention of Records........................................  A-10
     5.6  Confidentiality.............................................  A-10
     5.7  Provision of Corporate Records..............................  A-11
     5.8  Privileged Matters..........................................  A-11
VI. SHARED CLAIMS.....................................................  A-11
     6.1  Acknowledgment..............................................  A-11
     6.2  Notification................................................  A-11
     6.3  Cooperation.................................................  A-11
     6.4  Liability...................................................  A-11
VII. MISCELLANEOUS....................................................  A-12
     7.1  Complete Agreement; Construction............................  A-12
     7.2  Expenses....................................................  A-12
     7.3  Governing Law...............................................  A-12
     7.4  Notices.....................................................  A-12
     7.5  Amendments and Waivers......................................  A-12
     7.6  Counterparts................................................  A-12
     7.7  Successors and Assigns......................................  A-12
     7.8  Termination.................................................  A-12
     7.9  No Third-Party Beneficiaries................................  A-12
    7.10  Titles and Headings.........................................  A-12
    7.11  Legal Enforceability........................................  A-12
    7.12  Further Assurances..........................................  A-12
    7.13  No Solicitation of Employees................................  A-13

                             DISTRIBUTION AGREEMENT

     This DISTRIBUTION AGREEMENT (this "Agreement") is made as of this
               day of           , 1998 by and between FORWARD AIR CORPORATION, a
Tennessee corporation f/k/a Landair Services, Inc. ("FAF"), and LANDAIR CORPORATION, a Tennessee corporation (the "Company").

                                    RECITALS

     WHEREAS, FAF is the holder of all of the issued and outstanding shares of $.01 par value per share common stock of the Company (the "Company Common Stock");

     WHEREAS, the Board of Directors of FAF (the "FAF Board") has determined that it is advisable and in the best interests of FAF, its shareholders and the Company to distribute (the "Distribution") all of the issued and outstanding shares of Company Common Stock to the holders of the $.01 par value per share common stock of FAF (the "FAF Common Stock"); and

     WHEREAS, FAF and the Company have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and certain other agreements that will govern certain matters relating to the Distribution and the relationships thereafter between FAF and the Company and their respective subsidiaries following the Distribution;

     NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth and other good and valuable consideration, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          ACTION: any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

          AFFILIATE:  as defined in Rule 12b-2 under the Exchange Act.

          FAF GROUP: at any time following the Distribution, FAF and all entities which are Affiliates of FAF at such time.

          CODE:  the Internal Revenue Code of 1986, as amended.

          COMMISSION:  the United States Securities and Exchange Commission.

          COMPANY GROUP: at any time following the Distribution, the Company and all entities which are Affiliates of the Company at such time.

          DISTRIBUTION AGENT:  SunTrust Bank, Atlanta.

          DISTRIBUTION DATE: the date (as determined by the FAF Board or a committee thereof) as of which the Distribution shall be effected.

          DISTRIBUTION RATIO: the ratio of FAF Common Stock to Company Common Stock to be distributed in the Distribution.

          EMPLOYEE BENEFIT MATTERS AGREEMENT: the Employee Benefit Matters Agreement to be entered into by FAF and the Company as of the Distribution Date, the form of which is attached hereto as Annex A.

          ENVIRONMENTAL LIABILITIES: any Liabilities arising from, under or relating to any environmental, health or safety law, rule, regulation, Action, threatened Action, order or consent decree.

          EXCHANGE ACT: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          FORM 10: the Registration Statement on Form 10 filed by the Company with the Commission to effect the registration of the Company Common Stock under the Exchange Act.

          FORWARD AIR:  Forward Air, Inc., a Tennessee corporation.

          FORWARD AIR BUSINESS: the business of providing the less-than-truckload movement of deferred air freight as conducted by FAF prior to the Distribution primarily through the FAF Group.

          INFORMATION STATEMENT: the Information Statement on Form 14C filed by the Company with the Commission and included in the Form 10 at the time of its effectiveness.

          INSURANCE PROCEEDS: those monies (i) received by an insured from an insurance carrier on an insurance claim or (ii) paid by an insurance carrier on behalf of an insured on an insurance claim, in either case net of any applicable deductibles, retentions or costs paid by such insured, but such term does not refer to proceeds received from an insurer on an employee benefits group insurance policy.

          IRS:  the United States Internal Revenue Service.

          INTERNATIONAL: Forward Air International Airlines, Inc., a Tennessee corporation.

          LIABILITIES: any and all debts, liabilities, obligations, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, direct or indirect, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking including those arising under this Agreement.

          LICENSING:  Forward Air Licensing Company, a Delaware corporation.

          LOSSES: any and all debts, losses, Liabilities, claims, damages, obligations, payments or costs and expenses, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, direct or indirect (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

          OTHER AGREEMENTS: the Employee Benefit Matters Agreement, the Services Agreement, the Tax Sharing Agreement and such other agreements and understandings as are required to carry out the transactions authorized by this Agreement.

          RECORD DATE: the close of business on the date to be determined by the FAF Board or a committee thereof as the record date for the determination of shareholders of record of FAF entitled to receive the Distribution.

          REORGANIZATION: shall have the meaning set forth in SECTION 3.1 hereof.

          ROYALTY:  Forward Air Royalty Company, a Delaware corporation.

          SECURITIES ACT:  the Securities Act of 1933, as amended.

          SERVICES AGREEMENT: the Transition Services Agreement to be entered into by FAF and the Company as of the Distribution Date, the form of which is attached hereto as Annex B.

          SUBSIDIARIES: with respect to any entity, unless otherwise indicated, shall be deemed to refer to both direct and indirect subsidiaries of such entity.

          TAX SHARING AGREEMENT: the Tax Sharing Agreement to be entered into by FAF and the Company as of the Distribution Date, the form of which is attached hereto as Annex C.

          TRANSPORT:  Landair Transport, Inc., a Tennessee corporation.

          TRANSPORTATION PROPERTIES: Transportation Properties, Inc., a Tennessee corporation.

          TRANSPORTATION PROPERTIES (TEXAS): Transportation Properties (Texas), Inc., a Tennessee corporation.

          TRUCKLOAD BUSINESS: the business of providing short- to medium-haul delivery to the high-service segment of the general commodities truckload market as conducted by FAF prior to the Distribution primarily through the Company Group.

          VOLUNTEER:  Volunteer Adjustment, Inc., a Tennessee corporation.

                                   ARTICLE II

                                THE DISTRIBUTION

     2.1  Cooperation Prior to the Distribution.  Prior to the Distribution:

          (a) FAF and the Company shall prepare, and the Company shall file with the Commission, the Form 10. FAF and the Company shall prepare, and FAF shall mail, prior to the Distribution Date, to the holders of FAF Common Stock, the Information Statement, which shall set forth appropriate disclosure concerning the Company, the Distribution and other matters. The Company shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act.

          (b) FAF and the Company shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Employee Benefit Matters Agreement.

          (c) Prior to the Distribution, FAF will change the symbol under which it is listed on The Nasdaq Stock Market to "FWRD" (or such other symbol as FAF deems appropriate) and the Company shall prepare, file and pursue an application to permit listing of the Company Common Stock on The Nasdaq Stock Market (and/or such other exchange as the Company deems appropriate), under the symbol "LAND" (or such other symbol as the Company deems appropriate).

     2.2 Conditions to Distribution. The FAF Board shall in its discretion establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution. The Distribution shall be subject to satisfaction of each of the following conditions, among other things:
(a) the consummation of the Reorganization in accordance with SECTION 3.1 hereof and certain internal corporate reorganizations; (b) the renegotiation of certain FAF credit facilities and debt instruments, including the execution of certain consents, waivers and amendments thereto by lenders, all on terms satisfactory to the Board of Directors of FAF; (c) the establishment of separate credit facilities for the Company and FAF on terms satisfactory to the Board of Directors of the Company and FAF; (d) the receipt of certain third-party consents relating to certain contracts, licenses and the Other Agreements; (e) receipt by FAF of a private letter ruling from the IRS to the effect that, among other things, the Distribution will qualify as a tax-free distribution for Federal income tax purposes under Section 355 of the Code, or at the option of the FAF Board, an opinion of special tax counsel to FAF, in form and substance satisfactory to the FAF Board, to the effect that, among other things, the Distribution will constitute such a tax-free distribution under Section 355 of the Code; (f) the Form 10 having become effective and no stop order being in effect; (g) there not being in effect any statute, rule, regulation or order of any court, governmental or regulatory body that prohibits or makes illegal the transactions contemplated by the Distribution; and (h) approval for listing of the Company Common Stock on The Nasdaq Stock Market. The FAF Board reserves the right in its discretion, other than with respect to those set forth in clauses
(a), (e), (f) and (g), to waive the satisfaction of any condition to the Distribution;

provided, however, that the FAF Board may abandon, defer or modify the Distribution and the related transactions at any time prior to the Distribution Date.

     2.3 The Distribution. On the Distribution Date, subject to the conditions set forth in this Agreement, FAF shall deliver to the Distribution Agent a certificate or certificates representing the number of then outstanding shares of Company Common Stock to be distributed in the Distribution, endorsed in blank, and shall instruct the Distribution Agent to distribute to each holder of record of FAF Common Stock on the Record Date a certificate or certificates representing one share of Company Common Stock for one share of FAF Common Stock so held. The Company agrees to provide all certificates for shares of Company Common Stock that the Distribution Agent shall require in order to effect the Distribution.

                                  ARTICLE III

                   TRANSACTIONS RELATING TO THE DISTRIBUTION

     3.1 The Reorganization. Prior to the Distribution Date, FAF and the Company shall cause, or have caused, the following transactions to occur (the "Reorganization"):

          (a) FAF shall take all steps necessary to cause Transport, its wholly owned subsidiary, to incorporate FAF, Inc. ("FAF, Inc.") and Landair Transportation Properties, Inc. ("LTP") as wholly owned Tennessee corporations;

          (b) FAF shall cause Transport to transfer such of its assets associated with the Forward Air Business (including all goodwill and other intangibles associated with such Forward Air Business) to FAF, Inc. in exchange for all of the issued and outstanding stock of FAF, Inc. plus the assumption by FAF, Inc. of liabilities associated with the transferred assets.

          (c) FAF shall cause Transport to distribute all of the issued and outstanding stock of FAF, Inc. to its sole shareholder, FAF.

          (d) FAF shall cause Transportation Properties to transfer the real estate on which a Greene County, Tennessee maintenance facility is being constructed to LTP in exchange for cash and/or LTP's assumption of the debt associated with such real estate.


          (e) FAF shall borrow approximately $12.1 million from an unrelated financial institution, and use the proceeds of any such borrowing to pay any intercompany debt owed by Forward Air to Transport. In addition, FAF will transfer to the Company in the form of a capital contribution $5 million.


          (f) FAF shall incorporate, or have incorporated, the Company as a wholly owned Tennessee corporation for the purpose of facilitating the Distribution and the Reorganization.

          (g) FAF shall transfer all of the issued and outstanding stock of each of Transport and Volunteer and other assets directly held by FAF (including trademarks, tradenames goodwill and any other intangibles associated with the Truckload Business) that are associated with the Truckload Business to the Company in exchange for all of the issued and outstanding stock of the Company. Immediately thereafter, the Company will transfer to Transport all of the assets that the Company received from FAF, except for all of the issued and outstanding stock of Transport and Volunteer and the trademarks and tradenames associated with the Truckload Business (including any goodwill associated with such trademarks and tradenames).

          (h) Immediately prior to the Distribution Date, FAF and the Company shall take all steps necessary to increase the outstanding shares of Company Common Stock so that, immediately prior to the Distribution, FAF will hold a number of shares of Company Common Stock sufficient to enable it to complete the Distribution based on the Distribution Ratio. FAF and the Company shall take all steps necessary to elect as directors of the Company, on or prior to the Distribution Date, the persons named in the Form 10 to constitute the board of directors of the Company on the Distribution Date.

     3.2 Company Charter and Bylaws. On or prior to the Distribution Date, (a) FAF shall approve and cause the Charter of the Company substantially in the form of Annex D hereto to be filed with the Secretary of State of Tennessee and to be in effect on the Distribution Date and (b) FAF shall adopt the Bylaws of the Company substantially in the form of Annex E hereto to be in effect on the Distribution Date.

     3.3 Other Agreements. On or prior to the Distribution Date, FAF and the Company shall enter into, and (if applicable) shall cause their respective Subsidiaries to enter into, the Other Agreements and any other agreements necessary or appropriate in connection with the transactions contemplated hereby and thereby. In the event of a conflict between the terms of this Agreement and the terms of any of the Other Agreements or any such other agreements, the terms of this Agreement shall govern.

     3.4 Operation in the Ordinary Course of Business. Prior to the Distribution Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course of business, consistent with past practice, and shall, and shall cause each of its Subsidiaries to, continue to provide services, pay accounts payable and invoices, deposit and accept payments, and make capital expenditures in the ordinary course of business, all consistent with past practice. The Company shall not, and shall cause each of its Subsidiaries not to, undertake any arrangement with the intent to delay receipt of any funds by the Company or its Subsidiaries until on or after the Distribution Date or to accelerate any payment to be made by the Company or its Subsidiaries prior to the Distribution Date, except in each case in the ordinary course of business consistent with past practice.

     3.5 Collections and Payments after the Distribution Date. Except as may be explicitly provided in this Agreement and the Other Agreements, any cash receipts arising out of or relating to the assets, Liabilities or operations of the Company or its past or present Subsidiaries received on or after the Distribution Date shall be retained by the Company and such Subsidiaries, and any Liabilities or obligations, arising out of, relating to or asserted on the basis of the assets, Liabilities or operations of the Company or its past or present Subsidiaries due and unpaid on and after the Distribution Date, or incurred on and after the Distribution Date, shall be payable by the Company and such Subsidiaries. The Company and FAF shall settle all payments received from account debtors of either of them to the effect that amounts properly owing to the Company are received by the Company and amounts properly owing to FAF are received by FAF, with such settlements to occur by wire transfer (a) daily, for the three-month period beginning on the Distribution Date and (b) weekly, thereafter.

                                   ARTICLE IV

                                INDEMNIFICATION

     4.1 Indemnification by FAF. Except as otherwise provided by any of the Other Agreements or as contemplated by Section 4.5 or Article VI hereof, effective as of the Distribution Date, FAF and each other member of the FAF Group agree to indemnify, defend and hold harmless the Company, each other member of the Company Group, and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents, Affiliates, insurers, attorneys and assigns (the "Company Indemnitees") from and against any and all Losses of the Company Indemnitees arising out of or related in any manner to any item set forth on Schedule 4.1 hereto.

     4.2 Indemnification by the Company. Except as otherwise provided by any of the Other Agreements or as contemplated by Section 4.5 or Article VI hereof, effective as of the Distribution Date, the Company and each other member of the Company Group agree to indemnify, defend and hold harmless FAF, each other member of the FAF Group, and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents, Affiliates, insurers, attorneys and assigns (the "FAF Indemnitees") from and against any and all Losses of the FAF Indemnitees arising out of or related in any manner to any item set forth on Schedule 4.2 hereto.

     4.3 Limitations on Indemnification Obligations. The amount that either FAF or the Company (an "Indemnifying Party") is or may be required to pay to an indemnified party ("Indemnitee") pursuant to Section 4.1 or 4.2, or any other section of this Agreement providing for indemnification, shall be reduced by any Insurance Proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Loss and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received (up to but not in excess of the amount of any indemnity payment made hereunder). No insurer or other third party shall: (a) be relieved of the responsibility to pay any claims which it would otherwise be obligated to pay in the absence of the foregoing indemnification provisions; (b) solely by virtue of the indemnification provisions hereof have any subrogation rights with respect to any claims which it would otherwise be obligated to pay; or (c) be entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions. Any Indemnifying Party shall succeed to the rights of any Indemnitee with respect to any matter contemplated by this SECTION 4.3.

     4.4 Procedures for Indemnification. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion of any claim or commencement of any proceeding (including any governmental investigation) by a person who is not a party to this Agreement (or any Affiliate of either party) (a "Third-Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim setting forth the particulars as to such claim or proceeding in reasonable detail; provided that the failure of any Indemnitee to give notice as provided in this SECTION 4.4(A) shall not relieve the related Indemnifying Party of its obligations under this ARTICLE IV, unless such Indemnifying Party is actually prejudiced by such failure to give notice, and then only to the extent of such actual prejudice.

     (b) An Indemnifying Party may, to the extent it wishes within 30 days of receipt of notice of a Third-Party Claim and at its cost and expense, elect to defend or to seek to settle or compromise any Third-Party Claim; provided that the Indemnitee may participate in such settlement or defense through its chosen counsel at its sole cost and expense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this ARTICLE IV for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided that if the defendants in any such Third-Party Claim include both the Indemnifying Party and one or more Indemnitees, and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees. In that event, the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party; provided further if and to the extent that there is a conflict of defenses or positions among the Indemnitees, the Indemnitees shall have the right to retain such number of additional separate counsel, reasonably satisfactory to the Indemnifying Party, as is reasonably necessary to avoid such conflicts, and the Indemnifying Party shall be responsible for the reasonable fees and expenses of such additional separate counsel; provided further that the Indemnitee may participate in the settlement or defense of a Third-Party Claim through counsel chosen by such Indemnitee if the fees and expenses of such counsel shall be borne by such Indemnitee. If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, such Indemnitee may defend or seek to compromise or settle such Third-Party Claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for any settlement of any Third-Party Claim effected without its written consent. The Indemnifying Party shall not, except with the consent of the Indemnitee, (i) enter into any such settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such Third-Party Claim to all Indemnitees an unconditional release from all Liability with respect to such Third-Party Claim, or (ii) consent to entry of any judgment.

     (c) Any claim on account of a Loss that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement or under applicable law.

     (d) In addition to any adjustments required pursuant to SECTION 4.3, if the amount of any Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction that has been received by the Indemnitee, less any expenses properly incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

     (e) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall have all rights of subrogation and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     (f) Notwithstanding anything to the contrary herein or in the Other Agreements, the foregoing indemnification provisions and procedures shall apply to any other indemnification agreements herein or in the Other Agreements.

     4.5 Releases. (a) Subject to ARTICLE VI and effective on the Distribution Date, the Company and each other member of the Company Group releases and forever discharges FAF, each other member of the FAF Group, and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents, Affiliates, insurers, attorneys and assigns of and from any and all Liabilities (other than those for which indemnification is available under this ARTICLE IV and any of the Other Agreements (subject to the provisions of SECTION 4.3)).

     (b) Subject to ARTICLE VI and effective on the Distribution Date, FAF and each other member of the FAF Group releases and forever discharges the Company, each other member of the Company Group and their present or former officers, directors, shareholders, agents, employees, representatives, successors-in-interest, parents, Affiliates, insurers, attorneys and assigns of and from any and all Liabilities (other than those for which indemnification is available under (i) this ARTICLE IV and (ii) any of the Other Agreements (subject to the provisions of SECTION 4.3)).

     4.6 Environmental Liabilities. Notwithstanding anything contained herein or in any of the Other Agreements to the contrary, neither party shall have any obligation to indemnify the other party with respect to any Environmental Liabilities.

                                   ARTICLE V

                        ACCESS TO INFORMATION; SERVICES

     5.1 Access to Information. From and after the Distribution Date, FAF shall, and shall cause its Subsidiaries to, afford to the Company and its authorized accountants, counsel and other designated representatives (collectively, "Representatives") reasonable access (including using reasonable efforts to give access to the person or firms possessing information) and duplicating rights during normal business hours to all administrative records, books, contracts and instruments, and all Company-owned computer software and computer data and other Company-owned data and information (collectively, but excluding all software not owned by the Company, "Information") within FAF's or any such Subsidiary's possession or control relating to the Company or any Company Subsidiary and to any property owned by FAF that was leased or operated by the Company or any Company Subsidiary, insofar as such access is reasonably required by the Company or any Company Subsidiary. Similarly, the Company shall, and shall cause its Subsidiaries to, afford to FAF and its Representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours to Information within the

Company's or any such Subsidiary's possession or control relating to FAF or any FAF Subsidiary or relating to the Company prior to the Distribution Date and to any property owned by the Company that was leased or operated by FAF or any FAF Subsidiary (other than the Company and its Subsidiaries), insofar as such access is reasonably required by FAF or any FAF Subsidiary. Information may be requested under this ARTICLE V for, without limitation, audit, accounting, claim, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

     5.2 Production of Witnesses. After the Distribution Date, each of FAF and the Company shall, and shall cause its respective Subsidiaries to, use reasonable efforts to make available to the other party and its Subsidiaries, upon written request, its directors, officers, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     5.3 Provision of Services. In addition to any services contemplated to be provided following the Distribution Date by any of the Other Agreements, each party, upon written request, shall make available to the other party, during normal business hours and in a manner that will not interfere unreasonably with such party's business, its financial, tax, accounting, legal, employee benefits and similar staff services (collectively, "Services") whenever and to the extent that they may be reasonably required in connection with the preparation of tax returns, audits, claims, litigation or administration of employee benefit plans, and otherwise to assist in effecting an orderly transition following the Distribution.

     5.4 Reimbursement. Except to the extent otherwise provided in any of the Other Agreements, each party providing Information, witnesses or Services under
SECTION 5.1, 5.2 or 5.3 to the other party shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such Information, witnesses or Services. For purposes of this SECTION 5.4, salaries and other compensation payable to employees of either party shall be deemed to be an out-of-pocket cost or expense reimbursable hereunder.

     5.5 Retention of Records. Except as otherwise required by law or agreed to in writing, each of FAF and the Company shall retain, and shall cause its respective Subsidiaries to retain following the Distribution Date, all significant information ("Information") relating to the business of the other and the other's subsidiaries, for a period (a "Retention Period") consistent with the document retention policies in effect at FAF and the Company, respectively. In addition, such Information shall not be destroyed or otherwise disposed of if during such period a party shall request in writing that any of the Information be retained for additional specific and reasonable periods of time at the expense of the party so requesting. After the applicable Retention Period, any party may destroy or otherwise dispose of any Information at any time, provided that, prior to such destruction or disposal, (a) such party shall provide no less than ninety (90) days' prior written notice to the other party, identifying the Information proposed to be destroyed or disposed of, and (b) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the requesting party.

     5.6 Confidentiality. FAF and each other member of the FAF Group on the one hand, and the Company and each other member of the Company Group on the other hand, shall use commercially reasonable efforts to hold, and cause their Representatives to hold, in strict confidence, all Information concerning the other in their possession or furnished by the other or the other's Representatives pursuant to this Agreement or any of the Other Agreements (except to the extent that such Information is (a) in the public domain through no fault of such party or (b) later lawfully acquired by such party on a non-confidential basis from other sources which are not subject to any confidentiality litigation with the subject party or subsequently developed by such party), and neither party shall release or disclose such Information to any other person, except to its auditors, attorneys, financial advisors, bankers and other consultants and advisors, and on terms and conditions substantially the same as the terms and conditions on which such party releases its own Information, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law.

     5.7 Provision of Corporate Records. (a) Except as may otherwise be provided in any of the Other Agreements, FAF shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered, for the delivery to the Company of the Company's books and records in its possession, except to the extent such items are already in the possession of the Company. Such books and records shall be the property of the Company, but shall be available to FAF for review and duplication until FAF shall notify the Company in writing that such records are no longer of use to FAF.

     (b) Except as otherwise provided in any of the Other Agreements, the Company shall arrange as soon as practicable following the Distribution Date, to the extent not previously delivered, for the delivery to FAF of FAF's and its Subsidiaries' books and records in its possession, except to the extent such items are already in the possession of FAF or a Subsidiary of FAF. Such books and records shall be the property of FAF, but shall be available to the Company for review and duplication until the Company shall notify FAF in writing that such records are no longer of use to the Company.

     5.8 Privileged Matters. The Company and FAF recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of both FAF and the Company and that both FAF and the Company should be deemed to be the client for the purposes of asserting all privileges related thereto. No party may waive any privilege which could be asserted under any applicable law, and in connection with which the other party has a material interest, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third parties.

                                   ARTICLE VI

                                 SHARED CLAIMS

     6.1 Acknowledgment. Each party acknowledges that, from and after the Distribution Date, there may be claims and proceedings against such party and its Subsidiaries that relate (in whole or in part) to activities alleged to have transpired prior to the Distribution Date and with respect to which it would be fair and appropriate to apportion Liability therefor between the parties ("Shared Claims").

     6.2 Notification. If any party shall receive notice or otherwise learn of the assertion of any claim or the commencement of any proceeding which such party believes may constitute a Shared Claim (including, without limitation, any such claim or proceeding that names or identifies the other party or any of its Subsidiaries as a responsible party), such party shall (a) immediately assume the defense thereof and shall in all respects respond thereto in a timely manner and (b) promptly provide written notice thereof to the other party, setting forth the particulars as to such claim or proceeding in reasonable detail; provided that the failure of such party to give such notice shall not relieve the other party of any obligation to accept Liability unless it is actually prejudiced by such failure, and then only to the extent of such actual prejudice.

     6.3 Cooperation. The parties shall cooperate with each other in the defense or settlement of Shared Claims to the effect that (a) subject to the provisions of SECTION 6.2, the party bearing the greater Liability shall be responsible for the control and administration of any Shared Claim and (b) the other party shall cooperate with such party with respect to such control and administration.

     6.4 Liability. The parties shall seek to apportion Liability between them with respect to any Shared Claim, and in so doing shall take cognizance of all relevant factors, including but not limited to, the time and duration of any alleged activity giving rise thereto, the benefit sought to be achieved by the activity giving rise to the Shared Claim, and the employees involved in the activity giving rise to the Shared Claim.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Complete Agreement; Construction. This Agreement and the Other Agreements, including any schedules and exhibits hereto or thereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

     7.2 Expenses. Except as otherwise set forth in this Agreement and the Other Agreements, each party shall bear its own costs and expenses that are necessary to effect the Distribution and that arise after the Distribution and are related to the Distribution.

     7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to the principles of conflicts of laws thereof.

     7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by registered or certified mail (return receipt requested), or sent by cable, telegram, telecopy (confirmed by regular, first-class mail), to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

if to FAF:                           if to the Company:
Forward Air Corporation              Landair Corporation
430 Airport Road                     430 Airport Road
P.O. Box 1058                        P.O. Box 1058
Greeneville, Tennessee 37745         Greeneville, Tennessee 37745
Attn: General Counsel                Attn: General Counsel

     7.5 Amendments and Waivers. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

     7.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

     7.7 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     7.8 Termination. This Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the FAF Board without the approval of the Company or the shareholders of FAF. In the event of such termination, no party shall have any Liability of any kind to any other party on account of such termination except that expenses incurred in connection with the transactions contemplated hereby shall be paid as provided in Section 7.2.

     7.9 No Third-Party Beneficiaries. Except for the provisions of ARTICLE IV relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Affiliates and should not be deemed to confer upon third parties (including any employee of the FAF Group or the Company Group) any remedy, claim, reimbursement, cause of action or other right other than those existing without reference to this Agreement.

     7.10 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     7.11 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

     7.12 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (a) execute and deliver such further documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof, and
(b) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

     7.13 No Solicitation of Employees. For a period of three years after the Distribution Date, neither FAF nor the Company, nor any of their Subsidiaries, will directly solicit the employment of any employee of the other company, or any of its Subsidiaries, without the prior written consent of such other company.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                          FORWARD AIR CORPORATION

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                          LANDAIR CORPORATION

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

Acknowledged and Agreed by the following entities with respect to the indicated Sections of this Agreement:

Landair Transport, Inc.
(with respect to Sections 4.1, 4.5 and
5.6)

By:
--------------------------------------

Its:
--------------------------------------

Transportation Properties (Texas),
Inc.
(with respect to Sections 4.1, 4.5 and
5.6)

By:
--------------------------------------

Its:
--------------------------------------

Volunteer Adjustment, Inc.
(with respect to Sections 4.1, 4.5 and
5.6)

By:
--------------------------------------

Its:
--------------------------------------

Landair Transportation Properties,
Inc.
(with respect to Sections 4.1, 4.5 and
5.6)

By:
--------------------------------------

Its:
--------------------------------------

Forward Air, Inc.
(with respect to Sections 3.5, 4.2,
4.5 and 5.6)

By:
--------------------------------------

Its:
--------------------------------------

FAF, Inc.
(with respect to Sections 3.5, 4.2,
4.5 and 5.6)

By:
--------------------------------------

Its:
--------------------------------------

                                  SCHEDULE 4.1

     Items with respect to which FAF shall indemnify the Company Indemnitees pursuant to SECTION 4.1 in accordance with the provisions of ARTICLE IV of this
Agreement:

          1. All Losses arising out of the business conducted or to be conducted by FAF or any member of the FAF Group, whether such Losses relate to events occurring, or whether such Losses are asserted, before or after the Distribution Date, excluding the business conducted or to be conducted by the Company (either directly or through a Subsidiary or Affiliate of the Company) or the Subsidiaries and Affiliates of the Company;

          2. All of FAF's and any member of the FAF Group's Losses arising out of this Agreement or any of the Other Agreements, except as otherwise provided in such Other Agreements;

          3. All Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information set forth in the Information Statement or the Form 10 or any amendment thereto, other than the information having been provided by the Company; and

          4. All Losses arising out of Environmental Liabilities with respect to the presence, use, storage, treatment, disposal (whether on-site or off-site), escape, release or threatened release of any substance at, near or from any property owned or leased by any Company Indemnitee to the extent such presence, use, storage, treatment, disposal, escape, release or threatened release is related to the operation of the businesses conducted or to be conducted by FAF or any member of the FAF Group other than the Company or its Subsidiaries. With respect to such substances, the Company's right of indemnity hereunder shall be in addition to any rights of indemnity owed to the Company by reason of the Real Property Leases, but shall exclude any right of indemnity, right of contribution or other recovery under any statutory law.

                                  SCHEDULE 4.2

     Items with respect to which the Company will indemnify the FAF Indemnitees in accordance with SECTION 4.2 of this Agreement:

          1. All Losses arising out of the businesses conducted or to be conducted by the Company or any member of the Company Group, whether such Losses relate to events occurring, or whether such Losses are asserted, before or after the Distribution Date, excluding the businesses conducted or to be conducted by FAF (either directly or through a Subsidiary or Affiliate of FAF) or the Subsidiaries of FAF;

          2. All of the Company's and any member of the Company Group's Liabilities arising out of this Agreement or any of the Other Agreements, except as otherwise provided in such Other Agreements;

          3. All Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the information set forth in the Information Statement or the Form 10 or any amendment thereto, other than the information having been provided by FAF; and

          4. All Losses arising out of Environmental Liabilities with respect to the presence, use, storage, treatment, disposal (whether on-site or off-site), escape, release or threatened release of any substance at, near or from any property owned or leased by any FAF Indemnitee to the extent such threatened release is related to the operation of the businesses conduced or to be conducted by the Company or any member of the Company Group. With respect to such substances, FAF's rights of indemnity hereunder shall be in addition to any rights of indemnity owed to the Company by reason of the Real Estate Leases, but shall exclude any right of indemnity, right of contribution or right of recovery under any statutory law.

                                    PART II

               INFORMATION NOT INCLUDED IN INFORMATION STATEMENT


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2.1*    --   Form of Distribution Agreement between Forward Air
               Corporation and Landair Corporation
  3.1*    --   Charter of Landair Corporation
  3.2     --   Bylaws of Landair Corporation
  4.1     --   Form of Common Stock Certificate
 10.1*    --   Form of Transition Services Agreement between Forward Air
               Corporation and Landair Corporation
 10.2*    --   Form of Employee Benefit Matters Agreement between Forward
               Air Corporation and Landair Corporation
 10.3*    --   Form of Tax Sharing Agreement between Forward Air
               Corporation and Landair Corporation
 10.4     --   Landair Corporation Stock Option and Incentive Plan
 10.5     --   Non-Employee Director Stock Option Plan
 10.6     --   Employee Stock Purchase Plan
 10.7     --   Cash Incentive Plan
 21.1     --   Subsidiaries of the Registrant
 27.1*    --   Financial Data Schedule (for SEC use only)
 27.2     --   Financial Data Schedule (for SEC use only)


---------------


* Previously filed.

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          LANDAIR CORPORATION

                                          By:      /s/ EDDIE R. BROWN
                                            ------------------------------------
                                            Title: President and Chief Operating
                                              Officer


Date: August 19, 1998

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 2.1*      --  Form of Distribution Agreement between Forward Air
               Corporation and Landair Corporation
 3.1*      --  Charter of Landair Corporation
 3.2       --  Bylaws of Landair Corporation
 4.1       --  Form of Common Stock Certificate
10.1*      --  Form of Transition Services Agreement between Forward Air
               Corporation and Landair Corporation
10.2*      --  Form of Employee Benefit Matters Agreement between Forward
               Air Corporation and Landair Corporation
10.3*      --  Form of Tax Sharing Agreement between Forward Air
               Corporation and Landair Corporation
10.4       --  Landair Corporation Stock Option and Incentive Plan
10.5       --  Non-Employee Director Stock Option Plan
10.6       --  Employee Stock Purchase Plan
10.7       --  Cash Incentive Plan
21.1       --  Subsidiaries of the Registrant
27.1*      --  Financial Data Schedule (for SEC use only)
27.2       --  Financial Data Schedule (for SEC use only)


---------------


* Previously filed.